Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 29, 2006

among

DOMINION HOMES, INC.

as the Company and borrower hereunder

THE LENDERS PARTY HERETO

THE HUNTINGTON NATIONAL BANK

as an Issuing Bank and Administrative Agent

and

SILVER POINT FINANCE, LLC

as an Issuing Bank and Senior Administrative Agent

i

5.	COSTS AND EXPENSES; COLLATERAL AND INTERCREDITOR ARRANGEMENTS		27
	5.1.	Costs and Expenses	27
	5.2.	Collateral for the Obligations and the Secured Obligations	28
	5.3.	Intercreditor Arrangements	29
6.	CONDITIONS PRECEDENT		33
	6.1.	Effectiveness and Initial Advance	33
	6.2.	Conditions Precedent to Subsequent Advances	34
7.	WARRANTIES AND REPRESENTATIONS		35
	7.1.	Organization and Authority	35
	7.2.	Borrowing is Legal and Authorized	35
	7.3.	Taxes	36
	7.4.	Corporate Information	36
	7.5.	Compliance with Law	36
	7.6.	Financial Statements; Full Disclosure	36
	7.7.	Litigation: Adverse Effects	37
	7.8.	No Insolvency	37
	7.9.	Government Consent	37
	7.10.	Title to Properties	38
	7.11.	No Defaults	38
	7.12.	Environmental Protection	38
	7.13.	Margin Loans	38
	7.14.	Real Estate Ownership	39
	7.15.	Existing Investments in Joint Venture	40
	7.16.	Properties	40
	7.17.	Pledge of Collateral	41
8.	COMPANY BUSINESS COVENANTS		41
	8.1.	Payment of Taxes and Claims	41
	8.2.	Maintenance of Properties and Corporate Existence	41
	8.3.	Sale of Assets	42
	8.4.	Liens and Encumbrances (Negative Pledge)	43
	8.5.	Indebtedness	44
	8.6.	Contingent Liabilities	45
	8.7.	Operating Lease Rentals	45
	8.8.	Acquisition of Equity Interests	46
	8.9.	Restrictions on Dividends	46
	8.10.	Management	46
	8.11.	Investments, Loans and Advances	46
	8.12.	ERISA	47
	8.13.	Financial Covenants	48
	8.14.	Land Not Zoned for Residential Development	53
	8.15.	Maintenance of Deposits	54
	8.16.	Model Homes Inventory	54
	8.17.	Speculative Homes	54
	8.18.	Further Real Estate Acquisition Limitations, Maximum New Market Investment Amount	54
	8.19.	Conduct of Business, Subsidiaries	54
	8.20.	Acquisitions	54

	8.21.	Restriction on Fundamental Changes	54
	8.22.	Cash Management	55
	8.23.	Insurance	56
	8.24.	Insurance and Condemnation Proceeds	56
	8.25.	Condemnation	57
	8.26.	Future Liens on Real Property	57
	8.27.	Future Liens on Personal Property	58
	8.28.	Landlord Waivers	58
	8.29.	Inspections; Discussions	58
	8.30.	Lender Meeting	59
	8.31.	Residential Closing Procedures	59
	8.32.	Transactions with Affiliates	59
	8.33.	Consultants	60
	8.34.	Amendments to GMAC Master Sale and Rental Agreement	60
9.	INFORMATION AS TO COMPANY AND SUBSIDIARIES		61
	9.1.	Financial Statements and Other Reports	61
	9.2.	Board Membership	64
10.	EVENTS OF DEFAULT		64
	10.1.	Nature of Events	64
	10.2.	Default Remedies	66
	10.3.	Application of Payments	68
11.	THE AGENTS		69
	11.1.	Appointment	69
	11.2.	Powers	70
	11.3.	General Immunity	71
	11.4.	No Responsibility for Loans, Recitals	71
	11.5.	Action on Instructions of Lenders	71
	11.6.	Employment of Agents and Counsel	71
	11.7.	Reliance on Documents, Counsel	72
	11.8.	Reimbursement and Indemnification	72
	11.9.	Rights as a Lender	72
	11.10.	Lender Credit Decision	73
	11.11.	Successor Senior Administrative Agent; Successor Administrative Agent	73
	11.12.	Ratable Payments	74
	11.13.	Relations Among Lenders	75
	11.14.	Concerning the Collateral and the Loan Documents	75
12.	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		78
	12.1.	Successors and Assigns	78
	12.2.	Participations	78
	12.3.	Assignments	79
	12.4.	Dissemination of Information	80
13.	NOTICES AND GENERAL PROVISIONS		80
	13.1.	Notices	80
	13.2.	Reproduction of Documents	81
	13.3.	Survival	81

	13.4.	Amendments	81
	13.5.	Duplicate Originals and Revival and Reinstatement of Obligations	82
	13.6.	Enforceability and Governing Law	83
	13.7.	Fiscal Year	83
	13.8.	Consent to Jurisdiction and Waiver of Objection to Venue	83
	13.9.	Waiver of Jury Trial	84
	13.10.	Confidentiality	84
	13.11.	Indemnification of Agents	84
	13.12.	Marshaling; Payments Set Aside	85
	13.13.	Patriot Act	85
	13.14.	Original Issue Discount	85
14.	DEFINITIONS		85
	14.1.	Accounting Terms	85
	14.2.	Other Definitional Provisions	85
	14.3.	Defined Terms	86

APPENDICES

A-1	-	Term A Loan Commitments
A-2	-	Term B Loan Commitments
A-3	-	Revolving Loan Commitments
B	-	Notice Addresses

EXHIBITS

A-1	-	Form of Revolving Loan Note
A-2	-	Form of Term A Loan Note
A-3	-	Form of Term B Loan Note
B	-	Form of Standby Letter of Credit Reimbursement Agreement
C	-	Form of Notice of Borrowing or Continuation/Conversion
D	-	Form of Officer’s Certificate to Accompany Reports
E	-	Form of Assignment and Acceptance
F	-	Form of Second Amended and Restated Subsidiary Guaranty
G	-	Form of Amended and Restated Security Agreement
H	-	Form of Certificate Regarding Non-Bank Status
I	-	Form of Borrowing Base Certificate

SCHEDULES

Schedule 1.4	-	Existing Letters of Credit
Schedule 5.2	-	Excluded Property
Schedule 6.1(a)	-	Conditions Precedent to Initial Disbursement
Schedule 7.4	-	Corporate Information
Schedule 7.6	-	Financial Statements
Schedule 7.10	-	Permitted Liens
Schedule 7.15	-	Existing Investments in Joint Ventures
Schedule 7.16	-	Real Property Parcels
Schedule 8.3	-	Intended Dispositions of Real Property Parcels
Schedule 8.29	-	Pending Purchases of Real Property Parcels

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement (this “Agreement”) dated as of December 29, 2006, is entered into among Dominion Homes, Inc., an Ohio corporation (the “Company”), the institutions from time to time party hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (individually, a “Lender” and collectively, the “Lenders”), each of Silver Point Finance, LLC (“Silver Point”) and The Huntington National Bank (“Huntington”) as issuing banks for any Letters of Credit issued hereunder (each an “Issuing Bank” and collectively, the “Issuing Banks”), Huntington, in its separate capacity as Administrative Agent for the Lenders and such Issuing Banks (with its successors in such capacity, the “Administrative Agent”) and Silver Point, in its separate capacity as Senior Administrative Agent for the Lenders and such Issuing Banks (with its successors in such capacity, the “Senior Administrative Agent”), and amends and restates in its entirety a certain Second Amended and Restated Credit Agreement dated as of December 3, 2003 (as amended, modified, or supplemented prior to the Closing Date, the “Prior Credit Agreement”), by and among the Company, the lenders party thereto and Huntington, as administrative agent for such lenders and issuing bank thereunder.

1.	AMOUNT AND TERMS OF EXTENSIONS OF CREDIT

1.1.	Amendment and Restatement.

The Indebtedness and obligations evidenced by this Agreement and all instruments, agreements, and documents executed in connection herewith constitute an amendment, renewal, and restatement of all Indebtedness and obligations of the Company evidenced by the Prior Credit Agreement. All promissory notes, instruments, applications for Letters of Credit, Letter of Credit reimbursement agreements, and any other document, agreement, waiver or other instrument executed in connection therewith (collectively the “Existing Loan Documents”) shall remain in full force and effect except to extent modified by this Agreement or modified or replaced by the Loan Documents. It is expressly understood and agreed by the parties hereto that this Agreement is in no way intended to constitute a novation of the obligations and liabilities existing under the Prior Credit Agreement or evidence payment in full of all or any of such obligations and liabilities. All references to the Prior Credit Agreement in the Existing Loan Documents shall be deemed to refer to this Agreement. If any inconsistency exists between this Agreement and the Prior Credit Agreement, the terms of this Agreement shall prevail. Nothing contained in this Agreement or any other document or instrument executed contemporaneously herewith shall be deemed to satisfy or discharge the Indebtedness evidenced by the Prior Credit Agreement or the Existing Loan Documents (this being an amendment and restatement only).

1.2.	Restructuring of Existing Credits.

(a) Restructuring. Effective as of the Closing Date, and subject to the terms and conditions hereof, all outstanding credits under the Prior Credit Agreement shall be restructured hereunder as follows:

(i) all outstanding letters of credit issued pursuant to the Prior Credit Agreement shall automatically become Letters of Credit hereunder; and

(ii) all outstanding loans under the Prior Credit Agreement shall automatically become Term A Loans and Term B Loans in the amounts, and owing to the Lenders, set forth on Appendix A-1 and Appendix A-2, respectively; provided, however, that any amounts outstanding under the Prior Credit Agreement in excess of the sum of (i) the Term A Loan Amount and (ii) the Term B Loan Amount shall be deemed to be Revolving Loans hereunder.

(b) Reallocation. To effectuate the foregoing, on the Closing Date, each of the lenders under the Existing Loan Documents that is not a Lender hereunder, or which has a Term A Loan Commitment and/or a Term B Loan Commitment hereunder that is less than the aggregate amount of loans that it holds under the Prior Credit Agreement (collectively, the “Decreasing Term Lenders”) shall be deemed to have sold and assigned to the Lenders who have a Term A Loan Commitment and/or a Term B Loan Commitment hereunder that in the aggregate is in excess of the amount of loans they hold under the Prior Credit Agreement (collectively, the “Increasing Term Lenders”), and each of the Increasing Term Lenders shall be deemed to have purchased and assumed from the Decreasing Term Lenders, at the principal amount thereof, such interests, rights and obligations with respect to the loans under the Prior Credit Agreement of the Decreasing Term Lenders outstanding on the Closing Date (all such interests, rights and obligations to be referred to herein as the “Assigned Interests”), as shall be necessary in order that, after giving effect to all such sales and assignments and purchases and assumptions, (i) the Increasing Term Lenders will hold the principal amount of Term A Loans and Term B Loans set forth opposite their names on Appendix A-1 and Appendix A-2, as the case may be, hereto, (ii) the Decreasing Term Lenders will hold the principal amount of Term A Loans and Term B Loans (in either case, if any) set forth opposite their names on Appendix A-1 and Appendix A-2, as the case may be, hereto and (iii) the Term Lenders that are neither Decreasing Term Lenders nor Increasing Term Lenders (the “Unchanged Term Lenders”) will hold the principal amount of Term A Loans and Term B Loans set forth opposite their names in Appendix A-1 and Appendix A-2, as the case may be, hereto. Such sales and assignments and purchases and assumptions shall be made on the terms set forth in Exhibit E to the Prior Credit Agreement, and shall be deemed to comply with Section 12.3 of the Prior Credit Agreement, notwithstanding the failure of such sales, assignments, purchases and assumptions to comply with the minimum assignment requirement of the Prior Credit Agreement, the requirement to pay the processing and recordation fees of the Prior Credit Agreement or the requirement to execute and deliver a notice of assignment in respect thereof. Without limiting the generality of the foregoing, each Decreasing Term Lender and Increasing Term Lender hereby makes the representations and warranties required to be made under such Exhibit E by an assignor and assignee, respectively, with respect to the Assigned Interests being assigned or assumed by such Person hereunder, and each Decreasing Term Lender confirms that its Assigned Interests are being delivered free and clear of any Lien or other encumbrance.

(c) On the Closing Date, subject to the terms and conditions set forth herein, (i) each Increasing Term Lender purchasing and assuming the Assigned Interests pursuant to paragraph (b) above shall pay the purchase price for the Assigned Interests purchased by it pursuant to such paragraph (b) by wire transfer of immediately available funds to the Senior Administrative Agent not later than 12:00 Noon (New York time) and (ii) the Senior Administrative Agent shall pay to each Decreasing Term Lender selling and assigning the Assigned Interests pursuant to paragraph (b) above, out of the amounts received by the Senior Administrative Agent pursuant to clause (i) of this paragraph (c) and from the Company pursuant to Section 6.1(c) hereof, the purchase price for the Assigned Interests assigned by such Decreasing Term Lender pursuant to such paragraph (b) by wire transfer of immediately available funds to the account designated by such Decreasing Term Lender to the Senior Administrative Agent.

(d) Each of the parties hereto hereby consents to the sales, assignments, purchases and assumptions provided for in paragraphs (b) and (c) above, and agrees that each Increasing Term Lender shall be a party to this Agreement and, to the extent of the interests purchased by such Increasing Term Lender pursuant to such paragraphs or held by such Increasing Term Lender prior to the Closing Date, shall have all the rights and obligations of a Term Lender under this Agreement. Each of the Decreasing Term Lenders shall have been deemed to have consented to the sales, assignments, purchases and assumptions provided for in paragraphs (b) and (c) above by its acceptance and receipt of the wire transfer referred to in paragraph (c) above.

(e) Term Loan Maturity Dates. All Term Loan Obligations and other amounts owed hereunder with respect to the Term A Loans and the Term B Loans shall be paid in full no later than the Term A Loan Maturity Date and the Term B Loan Maturity Date, respectively. Each Lender’s Term A Loan Commitment and Term B Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the restructurings hereunder in accordance with such Lender’s Term A Loan Commitment and Term B Loan Commitment, if any, on such date.

(f) Interest. Accrued interest under the Term Loans shall be due and payable on each Interest Payment Date.

1.3.	Revolving Loan Facility.

(a) Revolving Loans. Subject to the terms and conditions hereof, each Revolving Lender hereby severally (and not jointly) agrees to make revolving loans in Dollars (each individually a “Revolving Loan” and collectively the “Revolving Loans”) to the Company from time to time during the period from the initial advance hereunder on the Closing Date to the Business Day prior to the Revolving Loan Commitment Maturity Date, in an amount not to exceed at any time outstanding such Revolving Lender’s Revolving Loan Commitment at such time; provided, that the aggregate amount of the Revolving Loans made to the Company by each Revolving Lender at any time shall not exceed such Revolving Lender’s Pro Rata Share of the Revolving Loan Availability on such date. All Revolving Loans hereunder shall be made by such Revolving Lenders simultaneously and proportionately to their then respective Revolving Loan Commitments.

(b) Revolving Loan Maximum Amount. In addition to the foregoing limitation, the Revolving Loan Obligations shall at no time exceed the Revolving Loan Maximum Amount.

(c) Frequency and Amount of Advances. Subject to the provisions hereof, the Company may borrow and repay any outstanding advance under the Revolving Loans on any Business Day, and any amounts so repaid may be reborrowed.

(d) Notices of Borrowing. When the Company desires to borrow or convert an advance hereunder, it shall deliver to the Senior Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York time) (i) on the Business immediately preceding the proposed funding or conversion date in the case of a Base Rate Loan, and (ii) at least three (3) Business Days in advance of the proposed funding or conversion date in the case of a LIBOR Rate Loan. The Notice of Borrowing shall specify (i) the proposed funding or conversion date, (ii) the amount of the proposed advance, (iii) whether the proposed advance will be a LIBOR Rate Loan or a Base Rate Loan, and, if a LIBOR Rate Loan, the Interest Period therefor, and (iv) instructions for the disbursement of the proceeds of the advance.

(e) Making of Revolving Loans.

(i) Promptly after receipt of a Notice of Borrowing, the Senior Administrative Agent shall notify each Revolving Lender by telecopy or other similar form of notice of the proposed borrowing. Each Revolving Lender shall deposit with the Senior Administrative Agent an amount equal to its Pro Rata Share of the amount requested by the Company to be made as Revolving Loans in immediately available funds on the funding date specified in the applicable Notice of Borrowing, subject to the fulfillment of the conditions precedent set forth below. The Senior Administrative Agent shall make the proceeds of such amounts it receives available to the Company at the office of the Senior Administrative Agent on such funding date and shall disburse such proceeds in accordance with the Company’s disbursement instructions set forth in the applicable Notice of Borrowing. The failure of any Revolving Lender to deposit the amount described with the Senior Administrative Agent on the applicable funding date shall not relieve any other Revolving Lender of its obligations hereunder to make its Revolving Loan on such funding date. No Revolving Lender shall be responsible for any failure by any other Revolving Lender to perform its obligation to make a Revolving Loan hereunder, nor shall the Revolving Loan Commitment of any Revolving Lender be increased or decreased as a result of such failure.

(ii) Unless the Senior Administrative Agent shall have been notified by any Revolving Lender on the Business Day immediately preceding the applicable funding date in respect of any borrowing of Revolving Loans that such Revolving Lender does not intend to fund its Revolving Loan requested to be made on such funding date, the Senior Administrative Agent may assume that such Revolving Lender has funded its Revolving Loan and is depositing the proceeds thereof with the Senior Administrative Agent, on such funding date, and the Senior Administrative Agent, in its sole discretion, may, but shall not be obligated to, disburse a corresponding amount to the Company on such funding date. If the Revolving Loan proceeds corresponding to that amount are advanced to the Company by the Senior Administrative Agent, but are not in fact deposited with the Senior Administrative Agent by such Revolving Lender on or prior to the applicable funding date, such Revolving Lender agrees to pay, and in addition the Company agrees to repay, to the Senior Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of the Company until the date such amount is paid or repaid to the Senior Administrative Agent, (A) in the case of the Company, at the interest rate applicable to such borrowing and (B) in the case of such Revolving Lender, at the Federal Funds Rate for the first Business Day, and thereafter at the interest rate applicable to such borrowing, and without reduction by such Revolving Lender for any withholding taxes. If such Revolving Lender shall pay to the Senior Administrative Agent the corresponding amount, the amount so paid shall constitute such Revolving Lender’s Revolving Loan, and if both such Revolving Lender and the Company shall pay and repay such corresponding amount, the Senior Administrative Agent shall promptly pay to the Company such corresponding amount. This Section 1.3(e) does not relieve any Revolving Lender of its obligation to make its Revolving Loan on any funding date.

(f) Use of Proceeds of Revolving Loans. The proceeds of the Revolving Loans may be used (i) to fund working capital in the ordinary course of the business of the Company and its Subsidiaries and (ii) for other lawful general corporate purposes not prohibited hereunder (including providing cash collateral for the issuance, procurement or extension, as the case may be, of Letters of Credit hereunder). Notwithstanding anything herein to the contrary, no proceeds of Revolving Loans may be used to fund payments not permitted by this Agreement.

(g) Revolving Loan Commitment Maturity Date. The Revolving Loan Commitments shall terminate, and all outstanding Revolving Loan Obligations shall be paid in full (or, in the case of unmatured Letter of Credit Obligations, provision for payment of cash collateral shall be made to the satisfaction of each Issuing Bank having outstanding Letter of Credit Obligations and the Senior Administrative Agent), on the Revolving Loan Commitment Maturity Date. Each Lender’s obligation to make Revolving Loans shall terminate at the close of business of the Senior Administrative Agent on the Business Day immediately preceding the Revolving Loan Commitment Maturity Date.

(h) Interest. Accrued interest under the Revolving Loans shall be due and payable on each Interest Payment Date.

1.4.	Letters of Credit.

(a) Issuance. Subject to the terms and conditions set forth herein, each Issuing Bank agrees to issue, procure or extend, as the case may be, for the account of the Company, a Restricted Subsidiary or an Approved Joint Venture, one or more letters of credit in Dollars (each individually a “Letter of Credit” and collectively the “Letters of Credit”) from time to time during the period from the date hereof to the Revolving Loan Commitment Maturity Date; provided that (i) the Letter of Credit Obligations shall at no time exceed $10,000,000 in the aggregate, and (ii) the Revolving Loan Obligations shall at no time exceed the Revolving Loan Maximum Amount.

(b) Expiry Dates. The Company, a Restricted Subsidiary or an Approved Joint Venture, as applicable, shall have no right to obtain issuance of Letters of Credit which have an expiration date later than the earlier of (i) the date that is thirty (30) days prior to the Revolving Loan Commitment Maturity Date or (ii) 12 months from issuance of such Letter of Credit; provided, however, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (i) above); provided that the expiry dates referred to in clause (ii) above shall not apply to the Letters of Credit issued pursuant to the Prior Credit Agreement and outstanding on the Closing Date.

(c) Requirements for Issuance of Letters of Credit.

(i) Subject to the satisfaction of the conditions precedent in Section 6.2 (in the determination of the Senior Administrative Agent), the Company may request Huntington to issue or cause the issuance of a Letter of Credit by delivering to the Senior Administrative Agent (i) Huntington’s standard form of Letter of Credit Application and Agreement for Standby Letter of Credit and/or Reimbursement Agreement attached hereto as Exhibit B (collectively, the “Huntington Letter of Credit Application”) completed to the satisfaction of Huntington, and such other certificates, documents and other papers and information as the Senior Administrative Agent or Huntington may request and (ii) a Notice of Borrowing specifying that the proceeds of such Borrowing shall be in an amount necessary to cash collateralize 100% of the Letter of Credit Obligations in respect of the requested Letter of Credit to secure the Letter of Credit Obligations.

(ii) The Company may request Silver Point to procure the issuance of a Letter of Credit by delivering to the Senior Administrative Agent the application for each such Letter of Credit, which shall be in form and substance reasonably satisfactory to the Senior Administrative Agent and Silver Point and shall be duly completed in a manner and at a time reasonably acceptable to the Senior Administrative Agent and Silver Point, together with such other certificates, agreements, documents and other papers and information as the Senior Administrative Agent and Silver Point may reasonably request (the “Silver Point Letter of Credit Application” and together with the Huntington Letter of Credit Application, each a “Letter of Credit Application”) and (ii) a Notice of Borrowing specifying that the proceeds of such Borrowing shall be in an amount necessary to cash collateralize 100% of the Letter of Credit Obligations in respect of the requested Letter of Credit to secure the Letter of Credit Obligations.

(iii) In the event of any conflict between the terms of any Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control.

(iv) Each Letter of Credit shall, among other things, provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein. Each Letter of Credit Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof and, to the extent not inconsistent therewith, the laws of the State of New York.

(v) In connection with the issuance of any Letter of Credit, the Company shall indemnify, save and hold the Issuing Bank issuing, procuring or extending, as the case may be, such Letter of Credit, the Senior Administrative Agent, the Administrative Agent, and each Revolving Lender harmless from any loss, cost, expense or liability, including, without limitation, payments made by such Issuing Bank, the Senior Administrative Agent, the Administrative Agent or any Revolving Lender, and expenses and reasonable attorneys’ fees incurred by any of the same arising out of, or in connection with, any Letter of Credit issued on behalf of the Company, a Restricted Subsidiary or any Approved Joint Venture. The Company and each Restricted Subsidiary or Approved Joint Venture shall be bound by such Issuing Bank’s or any issuing or accepting bank’s regulations and good faith interpretations of any Letter of

Credit, regardless of whether any such interpretation may be different from that of the account party of such Letter of Credit. Neither such Issuing Bank, the Senior Administrative Agent nor any Revolving Lender, nor any of their respective correspondents, shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following the instructions of the Company, any Restricted Subsidiary or Approved Joint Venture, those contained in any Letter of Credit or in any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except in the case of the Senior Administrative Agent’s, any Lender’s, such Issuing Bank’s or such correspondent’s gross negligence or willful misconduct.

(vi) The Company shall authorize and direct Huntington with respect to each Letter of Credit issued or extended, as the case may be, by it to name the Company, a Restricted Subsidiary or an Approved Joint Venture as the “Account Party” therein and shall deliver to Huntington, upon request of Huntington, all instruments, documents, and other writings and property pursuant to the Letter of Credit and shall accept and rely upon Huntington’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(vii) The Company shall authorize and direct Silver Point with respect to each Letter of Credit procured by it to name the Company, a Restricted Subsidiary or an Approved Joint Venture as the “Account Party” therein and shall deliver to Silver Point, upon request of Silver Point, all instruments, documents, and other writings and property pursuant to the Letter of Credit and shall accept and rely upon Silver Point’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(d) Funding of Letter of Credit Issuances; Participations.

(i) Upon receipt of the Notice of Borrowing requesting the issuance of a Letter of Credit in accordance with the terms hereof, the Senior Administrative Agent shall promptly notify each Revolving Lender, and each Revolving Lender shall promptly and unconditionally advance to the Senior Administrative Agent, in immediately available funds, the amount of such Revolving Lender’s Pro Rata Share of such payment for deposit in the L/C Cash Collateral Account of the appropriate Issuing Bank. All such advances made to the Company shall constitute Revolving Loans hereunder. Any interest earned on funds deposited in the appropriate L/C Cash Collateral Account shall be credited to the Company.

(ii) One Business Day after delivery of the applicable Letter of Credit Application and receipt of such funds by 12:00 Noon (New York time) in the L/C Cash Collateral Account, the applicable Issuing Bank shall issue, procure, or extend, as the case may be, a Letter of Credit in the face amount stated on the applicable Letter of Credit Application for such Letter of Credit. No Issuing Bank shall have any obligation to issue or procure a Letter of Credit until the Company or the Revolving Lenders have deposited all such funds in the appropriate L/C Cash Collateral Account. Upon issuance, procurement or extension, as the case may be, of a Letter of Credit by an Issuing Bank in accordance with the procedures set forth in this Section 1.4, each Revolving Lender shall be deemed to have irrevocably and irretrievably purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of Revolving Lender’s Pro Rata Share.

(iii) Whenever (A) a Letter of Credit shall expire or be cancelled and returned to an Issuing Bank or (B) an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which any Revolving Lender has made a Revolving Loan pursuant to clause (ii) of this Section 1.4(d), such Issuing Bank shall promptly forward such amount to the Senior Administrative Agent, who shall allocate such payment to the Revolving Lenders in accordance with their respective Pro Rata Shares thereof. Each such payment shall be made by such Issuing Bank on the Business Day on which such Person receives the funds paid to such Person, if received prior to 12:00 Noon. (New York time) on such Business Day, and otherwise on the next succeeding Business Day.

(iv) Upon the request of any Revolving Lender to the Senior Administrative Agent and an Issuing Bank, such Issuing Bank shall furnish such Revolving Lender copies of any Letter of Credit or Letter of Credit Application to which such Issuing Bank is party and such other documentation as reasonably may be requested by such Revolving Lender.

(v) The obligations of a Revolving Lender to make payments to the Senior Administrative Agent or any Issuing Bank with respect to a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever, except willful misconduct or gross negligence of such Issuing Bank as determined in a final, non-appealable judgment by a court of competent jurisdiction, and shall be honored in accordance with this Section 1.4 under all circumstances, including, without limitation, any of the following circumstances: (A) any lack of validity or enforceability hereof or of any of the other Loan Documents; (B) the existence of any claim, setoff, defense or other right which any Person may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Senior Administrative Agent, the Administrative Agent, any Issuing Bank, any Revolving Lender, or any other Person, whether in connection herewith, with any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (C) any draft, certificate or any other document presented under the Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (E) any failure by any Issuing Bank to make any reports required pursuant to this Section 1.4 or the inaccuracy of any such report; or (F) the occurrence of any Event of Default or Potential Default.

(e) Use of Proceeds for Letters of Credit. The Letters of Credit shall be used by the Company, a Restricted Subsidiary or any Approved Joint Venture (i) to support bonding requirements for real estate site improvements or maintenance in favor of various municipal entities, (ii) to secure the Company’s, a Restricted Subsidiary’s or any Approved Joint Venture’s contractual performance with respect to the land and lot development activities, (iii) to secure the Company’s, a Restricted Subsidiary’s or any Approved Joint Venture’s contractual performance in connection with land acquisition activities, and (iv) to provide admitted capital in connection with any Insurance Sub that is a Restricted Subsidiary, subject to the limitations set forth in this Agreement.

(f) Existing Letters of Credit. Schedule 1.4 contains a schedule of certain Letters of Credit issued prior to the date hereof by Huntington for the account of the Company (the “Existing Letters of Credit”). The Company shall have the right to request Huntington to renew any such Existing Letters of Credit that contain automatic renewal provision, in accordance with the terms of this Section 1.4. The face amount of such Existing Letters of Credit shall be included in the calculation of Letter of Credit Obligations, and all liabilities of the Company with respect to such Existing Letters of Credit shall constitute Obligations and Revolving Loan Obligations hereunder.

(g) Replacement Letter of Credit Facility. The Company shall have an option to replace this Letter of Credit subfacility (and any Letters of Credit then issued, procured or extended, as the case may be, hereunder) with a new secured Letter of Credit facility (and Replacement Letters of Credit) up to a maximum amount of $10,000,000 with a financial institution that is reasonably acceptable to the Required Revolving Lenders (such new subfacility, a “Replacement Letter of Credit Facility”). In connection with the Company entering into, a Replacement Letter of Credit Facility, (i) the Replacement Letters of Credit issued under the Replacement Letter of Credit Facility shall be secured on a pari passu basis with the First Lien Obligations, (ii) the Replacement Issuing Bank shall enter into an intercreditor agreement in form and substance satisfactory to the Senior Administrative Agent and each of the Required Lenders, in each case, in its sole reasonable discretion, with respect to the Replacement Letter of Credit Facility, (iii) the Revolving Loan Commitments shall be permanently reduced by the aggregate amount of Indebtedness in respect of such Replacement Letters of Credit outstanding under any Replacement Letter of Credit Facility pursuant to Section 3.3(b), (iv) the Replacement Issuing Bank shall notify the Senior Administrative Agent prior to the issuance of any Replacement Letter of Credit under the Replacement Letter of Credit Facility, and (v) the Issuing Banks shall release all Cash Collateral held in the L/C Cash Collateral Account securing the Letters of Credit issued under the Letter of Credit subfacility upon termination of all Letter of Credit Obligations.

1.5.	Potential Defaults.

None of the Revolving Lenders shall have any obligation to advance or re-advance any sums pursuant to the Revolving Loans and no Issuing Bank shall have any obligation to issue, procure or extend any Letters of Credit at any time when an Event of Default or a Potential Default has occurred and is continuing.

2.	BORROWING BASE DEFINITIONS

2.1.	Borrowing Base

“Borrowing Base” means (without duplication) the aggregate sum of the following:

(a)	50% of Eligible Real Estate Held for Development, plus

(b)	60% of Eligible Lots Under Development, plus

(c)	70% of Eligible Developed Lots, plus

(d)	50% of Eligible Investments in Joint Ventures, plus

(e)	90% of Eligible Home Work-in-Process, plus

(f)	80% of Eligible Speculative Homes, plus

(g)	80% of the aggregate sum of Eligible Model Homes, plus

(h)	50% of the Eligible Lumber Inventory.

2.2.	Developed Lots.

“Developed Lots” means all residential lots of the Company and its Restricted Subsidiaries located in the State of Ohio or any contiguous state on which all development activity has been completed, including without limitation, all site development for streets and sewers, and for which application has been made for final acceptance by the applicable controlling municipality valued at the lesser of Cost or market.

2.3.	Eligible Lumber Inventory.

The term “Eligible Lumber Inventory” means that portion of the Company’s or any Restricted Subsidiary’s inventory consisting of finished lumber or other building materials, raw materials and finished goods, which shall be free and clear of all Liens, valued at the lesser of Cost or market (calculated on a FIFO basis and in accordance with GAAP).

2.4.	Eligible Real Estate.

With respect to Developed Lots, Lots Under Development, Model Homes, Real Estate Held for Development, Home Work-In-Process, Speculative Homes, or any other form or type of real estate of the Company or any Restricted Subsidiary which may be considered for the purposes of the Borrowing Base, the term “Eligible” used in connection with any such type of real estate means that portion of real property (a) owned in fee simple title by the Company or a Restricted Subsidiary, (b) which is not subject to any Lien, except for (i) reservations, exceptions, encroachments, easements, rights-of-way, restrictions, leases or other similar title exceptions which do not materially detract from the value of such real estate or interfere with its use or resale and (ii) Liens created by the Security Documents, and (c) which has a zoning classification appropriate for a subdivision development of the type developed by the Company or a Restricted Subsidiary.

2.5.	Investments in Joint Ventures.

“Investments in Joint Ventures” means the net equity investment of the Company or any Restricted Subsidiary in all real estate limited liability companies, partnerships or joint ventures (including, without limitation, Approved Joint Ventures) entered into solely for the purpose of acquiring real property, developing residential lots or other residential developments and distributing the same to the owners of such entities, valued at the equity method. The term

“Eligible” used in connection with Investments in Joint Ventures means any of the foregoing joint ventures or other entities between the Company or a Restricted Subsidiary on one hand, and M/I Schottenstein Homes, Inc., Homewood Corporation, Rockford Homes, Inc., Joshua Investment Company or other joint venture partner or member whose profitability and balance sheet demonstrate creditworthiness, as determined by the Senior Administrative Agent.

2.6.	Lots Under Development.

“Lots Under Development” means all lots of the Company or any Restricted Subsidiary that such Person intends to use for construction of single-family dwellings during the time period between the commencement of development of such lots (by the issuance of a Letter of Credit to support development activities) and the completion of such lot as a Developed Lot, valued at the lesser of Cost or market.

2.7.	Model Homes.

“Model Homes” means single-family residential dwellings of the Company or its Restricted Subsidiaries that have been or are being constructed for the purpose of marketing similar dwellings and for which there is no present intention to sell, valued at the lesser of Cost or market.

2.8.	Real Estate Held for Development.

“Real Estate Held for Development” means that portion of the real estate of the Company or its Restricted Subsidiaries consisting of all raw acreage and undeveloped real estate that has a zoning classification appropriate for a subdivision development of the type developed by the Company or a Restricted Subsidiary, prior to the commencement of construction to develop such real estate into residential lots, valued at the lesser of Cost or market.

2.9.	Home Work-in-Process.

“Home Work-in-Process” means that portion of the real estate of the Company or any Restricted Subsidiary consisting of (a) work-in-process prior to completion and (b) any completed unit subject to, in the case of both, of the foregoing an Arm’s Length Contract to sell the same, valued at the lesser of Cost or market.

2.10.	Speculative Homes.

“Speculative Homes” means Prototype Houses or residential dwellings or lots on which the Company or a Restricted Subsidiary has commenced construction for such dwellings, which such entity presently intends to sell, but for which such entity does not have an Arm’s Length Contract, valued at the lesser of Cost or market.

2.11.	Mutual Exclusivity.

Each of the terms defined in Sections 2.1 through 2.10 (excluding Section 2.4) shall be mutually exclusive, and none of the real or personal property of the Company or any Restricted Subsidiary shall be considered to be in more than one of the foregoing categories at the same time.

3.	INTEREST RATES, FEES, ADDITIONAL COSTS AND PAYMENTS

3.1.	Interest Rates.

(a) Term A Loans and Revolving Loans. All Term A Loans and Revolving Loans (collectively, the “First Lien Loans”) shall bear interest upon the unpaid principal amount thereof from the date such First Lien Loans are made until paid in full as follows: at the election of the Company (i) the Applicable Base Rate Margin, plus the Base Rate from time to time in effect, with each change in the Base Rate automatically and immediately changing the interest rate on such First Lien Loans without notice to the Company; or (ii) the Adjusted LIBOR Rate plus the Adjusted LIBOR Rate Margin from time to time in effect.

(b) Term B Loans. All Term B Loans shall bear interest upon the unpaid principal amount thereof from the Closing Date until paid in full at the Term B Loan Rate; provided, however, that any such interest shall be paid-in-kind (in the absence of an election by the Company to pay all or a portion of such interest in cash in accordance with Section 3.1(d) hereof) by being added to the principal balance of the Term B Loans (inclusive of any Term B Loan PIK Amount theretofore so added) in accordance with Section 3.1(c).

(c) Payment. Except as provided to the contrary in Section 3.1(d), interest (other than the Term Loan B PIK Amount) on all Loans and all fees payable hereunder shall be due and payable, in arrears, on each Interest Payment Date that the Obligations are outstanding. Unless the Company shall elect to pay interest on the Term B Loans in cash in accordance with Section 3.1(d) on any Interest Payment Date, the Term Loan B PIK Amount, if any, for such Interest Period, shall automatically be added to the principal balance of the Term B Loans on such Interest Payment Date. Amounts representing accrued interest which are added to the outstanding principal of the Term B Loans constitute Term B Loan Obligations hereunder and shall bear interest at the Term B Loan Rate in accordance with Section 3.1(b) and otherwise be treated as Term B Loans for purposes of this Agreement.

(d) On any Interest Payment Date, the Company may pay accrued interest on the Term B Loans in cash subject to the following: (i) No Default or Event of Default has occurred and is continuing, (ii) the Company is in compliance with the financial covenants in Section 8.13 as of the most recent Fiscal Quarter end and (iii) the Company will have on a pro forma basis, after giving effect to such interest payment, at least $12,500,000 of Revolving Loan Availability.

3.2.	Scheduled Payments of Term A Loans.

The principal amounts of the Term A Loans shall be repaid in consecutive quarterly installments (each such installment, together with the payments due on the Term A Loan Maturity Date, an “Installment”) in the aggregate amounts set forth below on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing September 30, 2007:

Fiscal Quarter	Term A Loan Installments
3rd Quarter of 2007	$5 million
4th Quarter of 2007	$5 million
1st Quarter of 2008	$5 million
2nd Quarter of 2008	$5 million
3rd Quarter of 2008	$5 million
4th Quarter of 2008	$5 million
1st Quarter of 2009	$10 million
2nd Quarter of 2009	$10 million
3rd Quarter of 2009	$10 million
4th Quarter of 2009	$10 million
1st Quarter of 2010	$10 million
2nd Quarter of 2010	$10 million
3rd Quarter of 2010	$10 million
4th Quarter of 2010	Remaining principal balance of Term A Loans

Notwithstanding the foregoing, (x) such Installments shall be reduced by any voluntary or mandatory prepayments of the Term A Loans in accordance with Sections 3.3(a) and 3.16, as applicable and (y) the Term A Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term A Loan Maturity Date.

3.3.	Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Subject to Section 3.3(e), at any time and from time to time:

(1) with respect to Base Rate Loans, the Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $200,000 and integral multiples of $100,000 in excess of that amount; and

(2) with respect to LIBOR Rate Loans, the Company may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 3.10) in an aggregate minimum amount of $400,000 and integral multiples of $100,000 in excess of that amount.

(ii) All such prepayments shall be made:

(1) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; and

(2) upon not less than three (3) Business Days’ prior written notice in the case of LIBOR Rate Loans,

in each case given to the Senior Administrative Agent by 12:00 Noon. (New York time) on the date required (and the Senior Administrative Agent will promptly transmit such original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each applicable Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment of any Loans shall be applied as specified in Section 3.17(a).

(b) Voluntary Commitment Reductions.

(i) The Company may, upon not less than three (3) Business Days’ prior written notice to the Senior Administrative Agent (which original written notice the Senior Administrative Agent will promptly transmit by telefacsimile to each applicable Revolving Lender), at any time and from time to time terminate in whole or permanently reduce in part the Revolving Loan Commitments in an amount up to the amount of the Revolving Loan Availability at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) The Company’s notice to the Senior Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share thereof.

(c) Term A Loan Call Protection. If the Company prepays or is required to prepay, for any reason (including by reason of any acceleration pursuant to Section 10.2, but excluding any mandatory prepayment pursuant to Section 3.16), all or any part of the principal balance of any Term A Loan, on or prior to the second anniversary of the Closing Date, the Company shall pay to the Senior Administrative Agent, for the benefit of all Term A Lenders entitled to a portion of such prepayment, the Term A Loan Applicable Prepayment Premium.

(d) Term B Call Protection.

(i) If the Company prepays or is required to prepay, for any reason (including any mandatory prepayment resulting from a Change in Control pursuant to Section 3.16(d)) and any acceleration pursuant to Section 10.2, but excluding any other mandatory prepayment pursuant to Section 3.16), all or any part of the principal balance of any Term B Loan on or prior to June 29, 2008 (the “Call Protection Expiry Date”), the Company shall pay to the Senior Administrative Agent, for the benefit of all Term B Lenders entitled to a portion of such prepayment, an amount (the “Term B Loan Make-Whole Premium”) equal to the excess of (A) the principal amount of such Term B Loan that is being repaid plus (B) the present value at such time of (i) all required interest payments due on the amount of such Term B Loan that is being repaid through the Call Protection Expiry Date plus (ii) the Term B Loan Applicable Prepayment Premium applicable to the amount of the Term B Loan that is being repaid at the Call Protection Expiry Date, computed in each case using a discount rate equal to the Treasury Rate plus 50 basis points, over (C) the principal amount of such Term B Loan that is being repaid.

(ii) At any time after the Call Protection Expiry Date, if the Company prepays or is required to prepay, for any reason (including any mandatory prepayment resulting from a Change in Control pursuant to Section 3.16(d) and any acceleration pursuant to Section 10.2, but excluding any other mandatory prepayment pursuant to Section 3.16), all or any part of the principal balance of any Term B Loan, the Company shall pay the then applicable Term B Loan Applicable Prepayment Premium to the Senior Administrative Agent, for the benefit of all Term B Lenders entitled to a portion of such prepayment.

(e) Optional Repayments of Term B Loans. Notwithstanding anything to the contrary contained in this Agreement or any Loan Documents, in no event shall the Company be permitted to prepay any Term B Loans at any time when any Term A Loan then remains outstanding.

3.4.	Adjusted LIBOR Rate.

Each LIBOR Rate Loan shall be in a minimum amount of $400,000 and integral multiples of $100,000 in excess thereof, and no more than four (4) LIBOR Rate Loans shall be outstanding at any time. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement. Each LIBOR Rate Loan shall be reserve adjusted, including all types of reserve insurance and brokerage costs.

3.5.	Calculation of Interest.

Interest with respect to all Loans and all fees owing to the Lenders under any Loan Document shall be calculated on a 360 day year basis (365 for Base Rate Loans) and shall be based on the actual number of days which elapse during the interest calculation period.

3.6.	Conversions of Loans.

(a) An outstanding Loan may only be converted on the last day of the then current Interest Period (if applicable) with respect to such Loan, and provided, further, that upon the continuation or conversion of such Loan such notice shall also specify the Interest Period (if applicable) to be applicable thereto upon such continuation or conversion. If the Company shall fail to timely deliver such a notice with respect to any outstanding Loan, the Company shall be deemed to have elected to convert such Loan to a Base Rate Loan on the last day of the then current Interest Period with respect to such advance.

(b) The Company shall deliver a Continuation/Conversion Notice no later than 12:00 Noon (New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Company shall be bound to effect a conversion or continuation in accordance therewith.

3.7.	Additional Costs.

In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Senior Administrative Agent or any of the Lenders with any request or directive of any such authority (whether or not having the force of law), in each such case that becomes effective after the Closing Date, shall (a) affect the basis of taxation of payments to the Senior Administrative Agent or any of the Lenders of any amounts payable by the Company for Obligations or any advance under this Agreement (other than taxes imposed on the overall net income of the Senior Administrative Agent or any of the Lenders by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which the Senior Administrative Agent or any of the Lenders has its principal office), or (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Senior Administrative Agent or any of the Lenders, and the result of any of the foregoing is to increase the cost to the Senior Administrative Agent or any of the Lenders of making or maintaining the Loan or any advance hereunder, to reduce the amount of any sum receivable by the Senior Administrative Agent or any of the Lenders thereon, or to reduce the rate of return on the Senior Administrative Agent’s or any Lender’s capital, then the Company shall pay to the Senior Administrative Agent or such Lender, as the case may be, from time to time, upon request of the Senior Administrative Agent, additional amounts sufficient to compensate the Senior Administrative Agent or such Lender, as the case may be, for such increased cost, reduced sum receivable or reduced rate of return to the extent the Senior Administrative Agent or any Lender, as the case may be, is not compensated therefor in the computation of the interest rates applicable to the Loans. A detailed statement as to the amount of such increased cost, reduced sum receivable or reduced rate of return, prepared in good faith and submitted by the Senior Administrative Agent or any Lender, as the case may be, to the Company, shall be conclusive and binding for all purposes relative hereto, absent manifest error in computation. The Company shall not be required to compensate the Senior Administrative Agent, any Lender or any Issuing Bank pursuant to this Section 3.7 for any increased amounts incurred or reductions suffered more than 270 days prior to the date that the Senior Administrative Agent, such Lender or such Issuing Bank notifies the Company of the circumstances giving rise to such increased costs or reductions and of the Senior Administrative Agent’s, such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8.	Limitation on Requests and Elections.

Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for an advance or a request for a continuation of an advance as an advance of the then existing type or conversion of an advance to an advance of another type, the Required Lenders advise the Senior Administrative Agent (a) that, in the case of any LIBOR Rate Loan, deposits in dollars for periods comparable to the Interest Period elected are not generally available in the London interbank or secondary market, or (b) that the Adjusted LIBOR Rate, as determined by the Senior Administrative Agent, will not accurately cover the cost to such Lenders of making or maintaining the related LIBOR Rate Loan or (c) that by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by such Lenders with any request or directive of such authority (whether or not having the force of law), including, without limitation, exchange controls, it is impracticable, unlawful or impossible for such Lenders (i) to make the relevant LIBOR Rate Loan or (ii) to continue such advance as a LIBOR Rate Loan or (iii) to convert an advance to a LIBOR Rate Loan, then the Company shall not be entitled, so long as such circumstances continue, to request a LIBOR Rate Loan or a conversion to such advance from the Lenders. In the event that such circumstances no longer exist, the Lenders shall again consider requests for LIBOR Rate Loans of the affected type and requests for continuations of and conversions to such advances of the affected type.

3.9.	Illegality and Impossibility.

In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Senior Administrative Agent or any Lender with any request or directive of such authority (whether or not having the force of law), including, without limitation, exchange controls, shall make it unlawful or impossible for the Senior Administrative Agent or any Lender to maintain any advance under this Agreement, the Company shall upon receipt of notice thereof from the Senior Administrative Agent, repay in full the then outstanding principal amount of all such advances together with all accrued interest thereon to the date of payment and all amounts due to the Senior Administrative Agent under Sections 1.3(h) and 3.3 on the last day of the then current Interest Period, if any, applicable to such advance, if the Senior Administrative Agent or any Lender may lawfully continue to maintain such advance to such day, or immediately if the Senior Administrative Agent or any Lender may not continue to maintain such advance to such day, in which case, the Senior Administrative Agent will permit such prepayment without payment of any additional compensation or breakage costs. This Section 3.9 shall apply only as long as such illegality exists. As an alternative to the repayment obligation provided in this Section 3.9, the Company may, at its option, and at the time provided in this Section 3.9, convert any affected advance to a Base Rate Loan.

3.10.	Compensation.

Subject to Section 3.9 above, in addition to all amounts required to be paid by the Company pursuant to this Section 3, the Company shall compensate the Senior Administrative Agent and the Lenders, and each of them, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Senior Administrative Agent or any Lender to fund or maintain the LIBOR Rate Loans) which the Senior Administrative Agent or any Lender may sustain (a) if for any reason an advance, conversion into or continuation of such an advance does not occur on the date specified therefor in the Notice of Borrowing by the Company for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given to the Senior Administrative Agent, (b) if for any reason any LIBOR Rate Loan is prepaid on a date which is not the last day of the applicable Interest

Period, (c) as a consequence of a required conversion of a LIBOR Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 3.7 or 3.9, or (d) as a consequence of any failure by the Company to repay a LIBOR Rate Loan when required by the terms hereof. The Company shall reimburse the Senior Administrative Agent and each Lender, or any of them, as the case may be, on demand for any resulting loss or expense incurred by such entity, determined in such entity’s reasonable opinion, including without limitation any loss incurred in obtaining, liquidating or employing deposits or other sources of funding from third parties or funding sources, but excluding loss of margin. A detailed statement as to the amount of such loss or expense, prepared in good faith and submitted by such entity to the Company shall be conclusive and binding for all purposes absent manifest error in computation.

3.11.	Survival of Obligations.

The provisions of Sections 3.7, 3.10 and 3.20 shall survive the termination of this Agreement and the payment in full of all Loans outstanding pursuant hereto.

3.12.	Default Interest Rate.

Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including, to the extent permitted by applicable law, post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans, if at such time an Event of Default is continuing, shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder for Revolving Loans which are Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 3.12 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Senior Administrative Agent or any Lender.

3.13. Fees.

Until and unless the Company pays the Obligations in full, and the Revolving Loan Commitment is terminated, the Company agrees to pay to the Senior Administrative Agent the fees set forth in this Section 3.13:

(a) On or prior to the Closing Date, the Company agrees to pay to the Senior Administrative Agent for the benefit of each of the lenders and Huntington as Issuing Bank under the Prior Credit Agreement, all fees which have accrued under the Prior Credit Agreement but which are not yet due and payable under the terms thereof, which fees shall be shared by each of the lenders and/or Huntington pursuant to the Prior Credit Agreement.

(b) The Company agrees to pay to each Issuing Bank fees in respect of the Letters of Credit issued by such Issuing Bank equal to sixty (60) basis points per annum of the stated amount of each such Letter of Credit. Each such fee shall be payable quarterly in arrears, beginning on the first day of the calendar quarter after issuance of each Letter of Credit. In addition, the Company agrees to pay to each Issuing Bank its normal and customary issuing, servicing and amendment fees for each Letter of Credit issued by such Issuing Bank.

(c) The Company agrees to pay to the Senior Administrative Agent for the account of the Revolving Lenders in accordance with their respective Pro Rata Shares, an unused line fee accruing from the Closing Date through and including the Revolving Loan Commitment Maturity Date at the Applicable Unused Commitment Fee Rate in effect from time to time on the daily amount by which the Revolving Loan Commitments exceed the Revolving Loan Obligations for such period. Such fees shall be payable quarterly in arrears, beginning on the last day of March 2007, and continuing on the last day of each June, September, December, and March thereafter.

(d) The Company agrees to pay to the Senior Administrative Agent and the Administrative Agent such other fees as the Company is obligated to pay pursuant to the Senior Administrative Agent Letter Agreement and the Administrative Agent Letter Agreement, respectively.

3.14. Capital Adequacy and Removal of Affected Lender.

In the event that any Lender shall have determined that the adoption of any articles of incorporation, bylaws, code of regulations or any other organizational or governing document, or any law, treaty, rule or regulation, or determination of any Governmental Authority, in each case occurring after the Closing Date, regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to such capital adequacy) by an amount deemed by such Lender to be material, then from time to time, upon submission by such Lender to the Company (with a copy to the Senior Administrative Agent), of a written request therefore setting forth in reasonable detail the assumptions used by such Lender in determining such amount and the manner in which such amount was calculated, the Company shall pay to such Lender such additional amount or amounts that will compensate such Lender for such reduction in rate of return; provided, however, that if such event or condition with respect to capital adequacy applies only to one Lender and/or the Company receives notice only from one Lender, then the Company shall not be required to pay any such additional amount that accrues during the initial 120 day period after notice to the Company of the occurrence of such event or condition with respect to capital adequacy. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Company, through the Senior Administrative Agent, of the entitling event. A certificate as to any additional amounts payable pursuant to this subsection submitted by any Lender to the Company, through the Senior Administrative Agent, shall be presumed correct with respect to the Company, absent manifest error.

In the event that (a) the Company receives certification of the type described in the immediately preceding paragraph from any Lender and (b) such increase in capital requirements is not generally applicable to the Lenders, the Company, at its option and in its discretion, shall have the right to designate an assignee which is not affiliated with the Company and which is acceptable to the Senior Administrative Agent and the Required Lenders, to purchase for cash, pursuant to an Assignment and Acceptance in form satisfactory to the Senior Administrative Agent and the Company, the outstanding Obligations of such Lender and to assume all of such Lender’s other rights and obligations (including, without limitation, such Lender’s obligation to participate in all outstanding Letters of Credit) hereunder without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the principal amount of all of such Lender’s outstanding Loans plus any accrued but unpaid interest thereon and (if such Lender is a Revolving Lender) the accrued but unpaid fees in respect of such Lender’s Revolving Loan Commitment hereunder and any other amounts that may be owing to such Lender hereunder.

3.15.	Mandatory Prepayment of Revolving Loans.

The Company shall make a mandatory reduction or repayment of the Revolving Loan Obligations immediately if at any time the sum of the Revolving Loan Obligations exceeds the Revolving Loan Maximum Amount, in an amount equal to such difference.

3.16.	Mandatory Prepayments.

(a) Immediately after the Company’s or any of its Subsidiaries’ receipt of any Net Cash Proceeds on account of the sale, assignment or other disposition of any Real Property Parcel, personal property or other assets or GMAC Parcel (other than sales and dispositions of Homes in the ordinary course of business permitted pursuant to Section 8.3(a)) in excess of $2,000,000 in the aggregate in any Fiscal Year of the Company, the Company shall make or cause to be made a mandatory prepayment of the Term A Loans in an amount equal to 75% of such Net Cash Proceeds.

(b) Immediately after the Company’s receipt of any Net Cash Proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Company or any of its Subsidiaries, the Company shall make or cause to be made a mandatory prepayment of the Term A Loans in an amount equal to 100% of such Net Cash Proceeds.

(c) Immediately after the Company’s or any of its Subsidiaries’ receipt of any Net Cash Proceeds from any federal, state or local income tax refund, the Company shall make or cause to be made a mandatory prepayment of the Revolving Loans in an amount equal to 100% of such Net Cash Proceeds.

(d) Upon the occurrence of any Change in Control, the Company shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to (a) in the case of the Revolving Loans, 100% of the aggregate outstanding principal amount thereof, (b) in the case of the Term A Loans, 102% of the aggregate outstanding principal amount thereof and (c) in the case of the Term B Loans, the Term B Loan Make-Whole Premium (in the event such Change in Control occurs on or prior to the eighteen (18) month anniversary of the Closing Date) or the Term B Loan Applicable Prepayment Premium (in the event such Change in Control occurs after the eighteen (18) month anniversary of the Closing Date), as the case may be.

(e) In the event that the Company shall have any Consolidated Excess Cash Flow for any Fiscal Year of the Company (commencing with the Fiscal Year ending December 31, 2007), the Company shall, not later than ninety (90) days after the end of such Fiscal Year, apply 100% of such Consolidated Excess Cash Flow to make or cause to be made a mandatory prepayment of the Term A Loans in an amount equal to 101% of the aggregate outstanding principal amount thereof.

(f) On the date any mandatory prepayment is received by the Senior Administrative Agent pursuant to this Section 3.16, such mandatory prepayment shall be allocated and applied to the Obligations in accordance with Section 3.17.

(g) Prepayment Certificate. Concurrently with any mandatory prepayment of the Loans pursuant to this Section 3.16, the Company shall deliver to the Senior Administrative Agent a certificate of a Financial Officer of the Company demonstrating the calculation of the amount of the applicable Net Cash Proceeds, Consolidated Excess Cash Flow or other applicable financial tests or proceeds giving rise to the prepayment, as the case may be. In the event that the Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Company shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Company shall concurrently therewith deliver to the Senior Administrative Agent a certificate of a Financial Officer of the Company demonstrating the derivation of such excess.

3.17.	Application of Prepayments.

(a) Application of Voluntary Prepayments of Loans. Any prepayment of any Revolving Loan pursuant to Section 3.3 shall be applied to repay outstanding Revolving Loans to the full extent thereof. Any voluntary prepayment of any Term Loan pursuant to Section 3.3 shall be applied to repay outstanding Term Loans as the Company shall designate and, in the case of prepayments of Term A Loans, shall be further applied ratably to reduce the remaining scheduled Installments of principal of the Term A Loans.

(b) Application of Mandatory Prepayments. Except as required pursuant to Section 10.3 after the occurrence and during the continuation of an Event of Default, any mandatory prepayment of any Loan pursuant to Section 3.16 shall be applied as follows:

first, to the payment of all expenses and fees to the full extent thereof;

second, to the payment of any accrued interest and Letter of Credit fees at the Default Rate, if any;

third, to the payment of the Term A Loan Applicable Prepayment Premium, the Term B Loan Applicable Prepayment Premium and/or the Term B Loan Make-Whole Premium (as applicable);

fourth, to the payment of any accrued interest and Letter of Credit fees on the applicable Loans being prepaid (other than that calculated at the Default Rate);

fifth, in the case of any mandatory prepayment of the Revolving Loans, to prepay the Revolving Loans to the full extent thereof;

sixth, in the case of any mandatory prepayment of the Revolving Loans, to prepay outstanding reimbursement and other funding obligations with respect to Letters of Credit;

seventh, in the case of any mandatory prepayment of the Revolving Loans, to cash collateralize Letters of Credit in a manner satisfactory to Senior Administrative Agent;

eighth, in the case of any mandatory prepayment of Term A Loans, to prepay Term A Loans and shall be further applied ratably to reduce the remaining scheduled Installments of principal of the Term A Loans; and

ninth, in the case of any mandatory prepayments of Term B Loans, to prepay Term B Loans.

(c) Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans. Considering each class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 3.10.

3.18.	General Provisions Regarding Payments.

(a) All payments by the Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to the Senior Administrative Agent not later than 12:00 Noon (New York time) on the date due to the Senior Administrative Agent’s Account for the account of Lenders; funds received by the Senior Administrative Agent after that time on such due date shall be deemed to have been paid by the Company on the next Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) The Senior Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees and premiums payable with respect thereto, to the extent received by Senior Administrative Agent.

(d) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day,

such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(e) The Senior Administrative Agent shall deem any payment by or on behalf of the Company hereunder that is not made in same day funds prior to 12:00 Noon (New York time) to be a non conforming payment. Any such payment shall not be deemed to have been received by the Senior Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest and Letter of Credit fees shall continue to accrue on any principal or Letter of Credit Outstandings as to which a non conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 3.12 from the date such amount was due and payable until the date such amount is paid in full.

(f) If an Event of Default shall have occurred and be continuing and not otherwise been waived, all payments or proceeds received by the Senior Administrative Agent or the Administrative Agent hereunder in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 10.3.

3.19.	Right of First Refusal.

The Company agrees that if on or prior to the Term A Loan Maturity Date or within 180 days following the Term A Loan Maturity Date it appoints a third party to arrange a transaction in which the Company intends to incur Indebtedness from one or more lenders for the purpose of refinancing the Term A Loans and such third party arranger has received a commitment for such refinancing from third party lenders that the Company proposes to accept (any such transaction, a “Term A Loan Refinancing”), the Company will give notice (the “ROFR Notice”) to those Original Term B Lenders that continue to have Term B Loans outstanding on the date of the ROFR Notice. The ROFR Notice shall set forth the material terms and conditions of the proposed Term A Loan Refinancing and shall invite such Original Term B Lenders to provide the full amount of the Term A Loan Refinancing (on terms and conditions substantially similar to those offered by the third party lenders offering the Term A Loan Refinancing). The Original Term B Lenders shall within fifteen (15) days after receipt of the ROFR Notice notify the Company (the “Response Notice”) either that they intend to accept the invitation to provide the full amount of the Term A Loan Refinancing on the terms and conditions as aforesaid, or decline to provide the Term A Loan Refinancing. If the Original Term B Lenders shall fail to give the Response Notice, they shall be considered to have declined to provide the Term Loan A Refinancing. If the Original Term B Lenders accept the invitation to provide the full amount of the Term A Loan Refinancing as aforesaid, the Company and the Original Term B Lenders shall negotiate in good faith definitive documentation for the Term A Loan Refinancing. If (i) the Original Term B Lenders decline to provide the Term A Loan Refinancing, either pursuant to the Response Notice or by failing to give the Response Notice, or (ii) the Original Term B Lenders have not entered into definitive documentation for, and consummated, the Term A Loan Refinancing within 60 days after receipt by the Company of the Response Notice, the Original Term B Lenders shall have no further rights under this Section 3.19.

3.20.	Taxes; Withholding, etc.

(a) All sums payable by the Company, its Subsidiaries or any of its Approved Joint Ventures (each a “Credit Party” and collectively, the “Credit Parties”) hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, whether imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment or otherwise.

(b) If any Credit Party is required by law to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Credit Documents: (i) the Company shall notify the Senior Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) the Company shall pay any such Tax to the Governmental Authority that imposed such tax in accordance with applicable law and before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on an Agent, Lender or Issuing Bank, as the case may be) on behalf of and in the name of such Agent, such Lender or such Issuing Bank; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment of all Covered Taxes, such Agent, such Lender or such Issuing Bank, as the case may be, and each of their Tax-Related Persons receives on the due date and retains a net sum equal to what it would have received and retained had no such deduction, withholding or payment of Covered Taxes been required or made; and (iv) within thirty (30) days after making any such deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Company shall deliver to the Senior Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding and payment and of the remittance thereof to the relevant taxing authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above in respect of United States withholding taxes except to the extent that (a) any change after the date such Lender became a Lender under the Prior Credit Agreement, in the case of each such Lender, or becomes a Lender hereunder, in the case of each other Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at such date, in respect of payments to such Lender or (b) such Lender’s assignor (if any) was entitled at the time of assignment to receive additional amounts from a Credit Party with respect to such withholding tax.

(c) In addition, the Credit Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Credit Parties shall deliver to the Senior Administrative Agent official receipts or other evidence of such payment satisfactory to the Senior Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(d) The Credit Parties shall indemnify each Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Covered Taxes and Other Taxes paid or incurred by such Agent, such Lender or such Issuing Bank or their respective Tax-Related Persons, as the case may be, relating to, arising out of, or in connection with any Loan Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Credit Parties shall not be required to indemnify the Lenders for any Covered Taxes that would be excluded from a gross-up pursuant to the proviso under Section 3.20(b). In addition, the Credit Parties shall indemnify each Agent, each Lender and each Issuing Bank for any incremental Taxes that may become payable by such Person or their respective Tax-Related Persons as a result of the failure of the Credit Parties to deliver to the Senior Administrative Agent pursuant to Section 3.20(b)(iv) or Section 3.20(c) documentation evidencing the payment of Taxes or Other Taxes. Such indemnification shall be made on an after-Tax basis, such that after all required deductions and payments of all Taxes (including income Taxes and deductions applicable to amounts payable under this Section 3.20(d)) and payment of all reasonable expenses, the Agents, the Lenders, the Issuing Banks and each of their respective Tax-Related Persons receives and retains an amount equal to the sum they would have received and retained had they not paid or incurred or been subject to such Taxes.

(e) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall, at the reasonable request of the Company or the Senior Administrative Agent, deliver to the Senior Administrative Agent two original copies of Internal Revenue Service Form W-9 (or successor form), properly completed and duly executed, certifying that such Lender is exempt from United States backup withholding; provided, that for the avoidance of doubt, the failure to deliver such forms shall not subject any Lender that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii) to backup withholding.

(f) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall if legally entitled to do so deliver to the Senior Administrative Agent for transmission to the Company (i) two original copies of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or is subject to deduction or withholding at a reduced rate, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Such forms and/or certificates that a Non-U.S. Lender is legally entitled to deliver shall be delivered by such Lender on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender). In addition, a

Non- U.S. Lender shall deliver such forms or certificates that it is legally entitled to deliver whenever a lapse in time or change in circumstances renders such forms or certificates previously delivered by such Non-U.S. Lender obsolete or inaccurate in any material respect. Each Non-U.S. Lender shall promptly notify the Company and the Senior Administrative Agent at any time that it determines that it is not able to provide any such forms or certificates. Nothing in this Section 3.20 shall be construed to require a Lender, an Issuing Bank, an Agent or a Participant to provide any forms or documentation that it is not legally entitled to provide.

3.21.	Obligation to Mitigate.

Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Revolving Loan Commitments or Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive additional payments under Section 3.14 or Section 3.20, it will, to the extent not inconsistent with the generally applicable internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to take such measures as such Lender may deem reasonable, if as a result thereof the additional amount which would otherwise be required to be paid to such Lender pursuant to Section 3.14 or Section 3.20 would be materially reduced, and if, as determined by such Lender in its sole reasonable discretion, the making, issuing, funding or maintaining of such Revolving Loan Commitment or Loans in accordance with such measures would not otherwise adversely affect such Revolving Loan Commitment, Loans or the interests of such Lender; provided, however, that in no event will any Lender be required to assign or otherwise transfer any interest in any Loan or Revolving Loan Commitment as a result of this Section 3.21.

4.	EVIDENCE OF INDEBTEDNESS

(a) Evidence of the Revolving Loans. The Company hereby agrees to pay when due the principal amount of each Revolving Loan and further agrees to pay when due all unpaid interest accrued thereon, in accordance with the terms hereof and with the Revolving Loan Notes evidencing the Revolving Loans. The Company shall execute and deliver to each Revolving Lender, as applicable, Revolving Loan promissory notes substantially in the form of Exhibit A-1 and thereafter shall execute and deliver such other promissory notes as are necessary to evidence the Revolving Loans owing to the Revolving Lenders after giving any effect to any assignment or substitution thereof pursuant to this Agreement, all in form and substance acceptable to the Senior Administrative Agent and the parties to such assignment (all such promissory notes and all amendments thereto, replacements thereof, and substitutions therefor being collectively referred to as the “Revolving Loan Notes” and separately as a “Revolving Loan Note”).

(b) Evidence of the Term Loans. The Company hereby agrees to pay when due the principal amount of each Term A Loan and Term B Loan, as the case may be, and further agrees to pay when due all unpaid interest accrued thereon and all prepayment premiums in respect thereof, in accordance with the terms hereof and with the Term Loan Notes evidencing such Term Loans. On the Closing Date, the Company shall execute and deliver to each Term A Lender or Term B Lender, as applicable, Term Loan promissory notes substantially in the form of Exhibit A-2 and Exhibit A-3, as the case may be, and thereafter shall execute and deliver such other promissory notes as are necessary to evidence the Term Loans owing to the Lenders after giving any effect to any assignment or substitution thereof pursuant to this Agreement, all substantially in the form set forth in Exhibit A-2 or Exhibit A-3, as applicable (all such promissory notes and all amendments thereto, replacements thereof, and substitutions therefor being collectively referred to as the “Term Loan Notes” and separately as a “Term Loan Note”).

5.	COSTS AND EXPENSES; COLLATERAL AND INTERCREDITOR ARRANGEMENTS

5.1.	Costs and Expenses.

(a) Generally. The Company agrees upon demand to pay, or reimburse each of the Senior Administrative Agent and the Administrative Agent for, all of their respective reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and investigation expenses and for all reasonable other out-of-pocket costs and reasonable expenses of every type and nature, including, without limitation, the reasonable fees, expenses and disbursements of their respective counsel, local legal counsel, auditors, accountants, appraisers, surveyors, insurance and environmental advisers, and other consultants, advisors and agents retained by the Senior Administrative Agent, the Administrative Agent or the Required Lenders and incurred by the Senior Administrative Agent, the Administrative Agent or the Required Lenders in connection with (i) the preparation, negotiation, execution and interpretation hereof (including, without limitation, the satisfaction or attempted satisfaction of any condition precedent set forth herein), the other Loan Documents and any proposal letter, term sheet or commitment letter issued in connection therewith and the making of the Loans hereunder; (ii) the creation, perfection or protection of the Liens under the Loan Documents (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (iii) the ongoing administration hereof and of the Loans, including consultation with attorneys in connection therewith and with respect to the Senior Administrative Agent’s or the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents; (iv) the protection, collection or enforcement of any of the Obligations or the Secured Obligations or the enforcement of any Loan Document; (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, Secured Obligations, any property of the Company or any of its Subsidiaries, the Company, any of the Company’s Subsidiaries, this Agreement or any other Loan Document; (vi) the response to, and preparation for, any subpoena or request for document production with which the Senior Administrative Agent or the Administrative Agent, as the case may be, is served or deposition or other proceeding in which the Senior Administrative Agent or the Administrative Agent, as the case may be, is called to testify, in each case, relating in any way to the Obligations, the Secured Obligations, any property of the Company or any of its Subsidiaries, the Company, any of the Company’s Subsidiaries, this Agreement or any of the other Loan Documents; and (vii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(b) After Default. The Company further agrees to pay or reimburse each of the Senior Administrative Agent and the Administrative Agent, the Issuing Banks and any Lender upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Senior Administrative Agent, the Administrative Agent, the Issuing Banks or any Lender

after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of any Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Secured Obligations, any property, the Company or any of its Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

5.2.	Collateral for the Obligations and the Secured Obligations.

The Company agrees that it will cause each of its Subsidiaries other than Dominion Structural Warranty Company, LLC and Dominion Homes Financial Services, Ltd. to become a Restricted Subsidiary, and that it will and will cause each Restricted Subsidiary to grant to the Administrative Agent, for the benefit of the Administrative Agent, the Senior Administrative Agent, the Lenders and the Issuing Banks, Liens with the applicable priorities described below, subject only to Liens permitted by Section 8.4 and such other Liens as the Senior Administrative Agent may reasonably approve, in all of the following property of the Company and each Restricted Subsidiary (other than the Excluded Property set forth on Schedule 5.2): all now owned and after-acquired (i) tangible and intangible personal property (including the Company’s rights to any tax refunds and its interest in any Equity Interests in any Subsidiary or other entity), and (ii) each Real Property Parcel, in each case owned by the Company or any of its Restricted Subsidiaries or in which any of the Company or any such Subsidiary has an interest. In connection with clause (i) above, the Company shall, and shall cause each of its Restricted Subsidiaries to, (A) provide to the Administrative Agent, for the benefit of the Senior Administrative Agent, the Administrative Agent, the First Lien Lenders and the Issuing Banks, first priority Liens in such personal property, subject only to Liens permitted by Section 8.4 (other than Section 8.4(c)) and such other Liens as the Senior Administrative Agent may reasonably approve, pursuant to a Security Agreement, together with such other Security Documents which the Senior Administrative Agent reasonably deems necessary or desirable and (B) provide to the Administrative Agent, for the benefit of the Senior Administrative Agent, the Administrative Agent and the Term B Lenders, second priority Liens in such personal property, subject only to the Lien of the First Lien Lenders, Liens permitted by Section 8.4 (other than Section 8.4 (c)) and such other Liens as the Senior Administrative Agent may reasonably approve, pursuant to a Security Agreement, together with such other Security Documents which the Senior Administrative Agent reasonably deems necessary or desirable. In connection with clause (ii) above, the Company shall, and shall cause each of its Restricted Subsidiaries to provide to the Administrative Agent, for the benefit of the Senior Administrative Agent, the Administrative Agent, the First Lien Lenders and the Issuing Banks, first priority Liens in such Real Property Parcels, subject only to Liens permitted by Section 8.4 (other than Section 8.4(c)) and such other Liens as the Senior Administrative Agent may reasonably approve, pursuant to one or more Mortgages or amendments thereto, together with such other Security Documents which the Senior Administrative Agent reasonably deems necessary or desirable, with such title searches and local counsel opinions with respect thereto and such other property assurances, agreements, documents and instruments which the Senior Administrative Agent reasonably deems necessary or desirable.

5.3.	Intercreditor Arrangements.

(a) Proceedings. In the event of any Proceeding involving any Loan Party:

(i) Except as otherwise specifically permitted in this Section 5.3, until the First Lien Obligations have been paid in full in cash or Cash Equivalents, the Term B Lenders shall not assert, without the written consent of the Required First Lien Lenders, any claim, motion, objection or argument in respect of the Collateral in connection with such Proceeding which could otherwise be asserted or raised in connection with such Proceeding by the Term B Lenders as secured creditors of the Loan Parties. Without limiting the generality of the foregoing, each Term B Lender agrees that it will (i) not object to or oppose a sale or other disposition of any Collateral free and clear of Liens or other claims of the Term B Lenders under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code or any other law applicable to such Proceeding if the relevant Required First Lien Lenders have consented to such sale or disposition and the respective interests of the Term B Lenders attach to the proceeds thereof in their respective order of priority, subject in any event to the provisions hereof, (ii) not challenge any cash collateral or debtor-in-possession financing requested by the Senior Administrative Agent or the Required First Lien Lenders, (iii) turn over to the Senior Administrative Agent for the pro rata benefit of the First Lien Secured Parties any “adequate protection” of their interest in any Collateral that they receive in any Proceeding to the extent necessary to pay the First Lien Obligations owed to the First Lien Secured Parties and (iv) not seek to have the automatic stay lifted with respect to any Collateral, to appoint a Chapter 11 trustee or examiner under Section 1104 of the Bankruptcy Code or to convert or dismiss such Proceeding under Section 1112 of the Bankruptcy Code, in each case without the prior written consent of the Required First Lien Lenders; provided that if the Senior Administrative Agent seeks such aforementioned relief, the Lenders shall join in any such motion or application seeking such relief.

(ii) The Senior Administrative Agent, the Administrative Agent and each Lender agree not to, directly or indirectly, take any action or vote in any way that would be in violation of, or inconsistent with, or result in a breach of, this Agreement or challenge or contest (i) the validity, perfection, priority or enforceability of any Lien held by the Administrative Agent to secure the payment, performance or observance of all or any part of the First Lien Obligations or the Term B Loan Obligations, (ii) the rights of the Agents and the Lenders, as the case may be, set forth in any of the Loan Documents with respect to any such Lien, or (iii) the validity or enforceability of any of the Loan Documents; provided that nothing in this Section 5.3(a)(ii) is intended or shall be deemed or construed to limit in any way the ability of the parties hereto to enforce all of the terms and provisions of this Section 5.3.

(iii) Subject to the limitations set forth in this Agreement and the other Loan Documents, the Senior Administrative Agent may file proofs of claim and other pleadings and motions with respect to any First Lien Obligations, any Term B Loan Obligations or the Collateral in any Proceeding. If a proper proof of claim has not been filed in the form required in such Proceeding at least ten (10) days prior to the expiration of the time for filing thereof, the

Administrative Agent shall have the right (but not the duty) to file an appropriate claim for and on behalf of the Term B Lenders with respect to any of the Term B Loan Obligations or any of the Collateral. In furtherance of the foregoing, the Term B Lenders hereby appoint the Senior Administrative Agent as their attorney-in-fact, with full authority in the place and stead of the Term B Lenders and full power of substitution and in the name of the Term B Lenders or otherwise, to execute and deliver any document or instrument that the Senior Administrative Agent is required or permitted to deliver pursuant to this Section 5.3, such appointment being coupled with an interest and irrevocable.

(iv) The Term B Lenders shall execute and deliver to the Senior Administrative Agent all such instruments and other documentation confirming the above authorizations and all such proofs of claim, assignments of claim and other instruments and documentation, and shall take all such other action as may be reasonably requested by the Senior Administrative Agent to enforce such claims and carry out the intent of this Section 5.3.

(v) To the extent that any First Lien Secured Party receives payments (whether in cash, property or securities) on the First Lien Obligations or proceeds of the Collateral which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the First Lien Obligations, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by such First Lien Secured Party.

(vi) Notwithstanding any other provision of this Section 5.3(a), (i) the Term B Lenders shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Term B Lenders, including without limitation any claims secured by the Collateral, if any, (ii) the Term B Lenders shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Loan Parties arising under either the Bankruptcy Code or applicable non-bankruptcy law, and (iii) the Term B Lenders shall be entitled to file any proof of claim and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement and necessary to preserve their rights, in accordance with the terms of this Agreement, with respect to the Term B Loan Obligations and the Collateral; provided that notice of intent to take any such action shall be given by the Term B Lenders to the Senior Administrative Agent not less than the earlier of (x) ten Business Days prior to the taking of such action and (y) five Business Days less than the number of days available by order of any applicable bankruptcy court in which to file a claim.

(b) Proceeds of Collateral. In the event that any proceeds of Collateral are received by any Term B Lender for application to the Term B Loan Obligations at a time when such payment is not expressly permitted by the terms of this Agreement, any such proceeds shall be received and held in trust for the First Lien Secured Parties and shall be paid over or delivered in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to the Senior Administrative Agent for the benefit of the First

Lien Secured Parties to the extent necessary to pay in full in cash or Cash Equivalents all First Lien Obligations in accordance with their terms. In the event the Term B Lenders fail to provide any endorsement, as contemplated by the immediately preceding sentence, the Senior Administrative Agent, or any of its officers or employees, is hereby irrevocably authorized to make the same (which authorization, being coupled with an interest, is irrevocable). Upon indefeasible payment in full in cash or Cash Equivalents of all First Lien Obligations and termination of all Revolving Loan Commitments, any remaining proceeds of Collateral shall be delivered to the Administrative Agent for application to the Term B Loan Obligations in accordance with the Loan Documents, except as otherwise required pursuant to applicable law.

(c) Control of Enforcement Actions. The Required First Lien Lenders (subject to the proviso below) shall have the right in accordance with applicable laws and the Security Documents to direct the Senior Administrative Agent to enforce the Security Documents (i) by judicial proceedings for the enforcement of the security interests created under the Security Documents, (ii) by the sale of the Collateral or any part thereof, (iii) otherwise by the exercise of the power of entry or sale herein conferred or conferred by the Security Documents or (iv) by taking any other enforcement action against, or exercising any other remedies with respect to, the Collateral; provided that the Term B Lenders shall not have any of the rights or powers specified above in this Section 5.3(c) until such time as the First Lien Obligations have been paid in full in cash or Cash Equivalents and all Revolving Loan Commitments have been terminated, whereupon the Required Term B Lenders shall have the exclusive right to act on behalf of the Term B Lenders to exercise the rights or powers specified in this Section 5.3. Except as the same relates to the Collateral or as otherwise expressly prohibited by this Agreement, the Lenders may exercise any right or power, enforce any remedy, give any direction, consent or waiver or make any determination, under or in respect of any provision of any Loan Documents to which it is a party.

(d) Provisions Solely to Define Relative Rights. The provisions of this Section 5.3 are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties on the one hand and the Term B Lenders on the other hand. None of the Loan Parties shall have any rights under this Section 5.3. Nothing contained in this Section 5.3 or elsewhere in this Agreement is intended to or shall impair the obligations of the Loan Parties, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms.

(e) Nature of Obligations; Post-Petition Interest. Each of the Senior Administrative Agent and the Administrative Agent, on behalf of the Term B Lenders, and each of the Term B Lenders hereby acknowledges and agrees that (i) the Term B Lenders claims against the Loan Parties in respect of the Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the First Lien Secured Parties against the Loan Parties in respect of the Collateral and (ii) the First Lien Obligations include all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, receivership, reorganization or similar proceeding of any Loan Party at the rate provided for in the applicable Loan Documents governing the same, whether or not a claim for post-petition interest is allowed in any such case, proceeding or other action. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the Loan Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior claims), then each of the Senior Administrative Agent and the Administrative Agent, on behalf of the Term B Lenders, and each of the Term B Lenders hereby acknowledge and agree that all distributions pursuant to Section 3.17 and Section 10.3 or otherwise shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Senior Administrative Agent and the Administrative Agent on behalf of the Term B Lenders), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest at the relevant contract rate (even though such claims may or may not be allowed in whole or in part in the respective bankruptcy, insolvency, reorganization, receivership or similar proceeding) before any distribution is made in respect of the claims held by the Senior Administrative Agent and the Administrative Agent, on behalf of the Term B Lenders, with the Senior Administrative Agent and the Administrative Agent and each of the Term B Lenders hereby acknowledging and agreeing to turn over to the holders of the First Lien Obligations all amounts otherwise received or receivable by them to the extent needed to effectuate the intent of this sentence even if such turnover of amounts has the effect of reducing the amount of the claim of the Term B Lenders).

(f) Purchase Option. (i) At any time from and after the occurrence and during the continuance of a Trigger Event, the Senior Administrative Agent shall have the continuing option (the “Purchase Option”), but not the obligation, exercisable by delivery of an irrevocable written notice to the Senior Administrative Agent (a “Purchase Notice”), as representative of the First Lien Lenders, to acquire for the benefit of the Committed Term B Lenders all (but not less than all) of the right, title, and interest of the First Lien Lenders in and to the First Lien Obligations and the Loan Documents; provided that:

(a) the Senior Administrative Agent shall have received written instructions from one or more of the Term B Lenders (the “Committed Term B Lenders”) to consummate the Purchase Option;

(b) the Senior Administrative Agent shall have received the full amount of the Trigger Purchase Price from the Committed Term B Lenders;

(c) the Senior Administrative Agent shall have been indemnified, in form and substance satisfactory to the Senior Administrative Agent, by the Committed Term B Lenders.

(ii) Each First Lien Lender hereby agrees to sell, transfer and assign all of its interest in the First Lien Obligations and the Loan Documents upon exercise of the Purchase Option in accordance with this Agreement. Each First Lien Lender agrees to execute and deliver a countersigned copy of an Assignment and Acceptance Agreement for 100% of the First Lien Loan Obligations held by such First Lien Lender to effectuate the sale pursuant to the Purchase Option. The sale shall be without representation and warranty of any kind other than those set forth in the Assignment and Acceptance Agreement and subject only to receipt of such First Lien Lender’s Pro Rata Share of the Trigger Purchase Price.

(iii) On the date specified by the Senior Administrative Agent in the Purchase Notice (which date shall not be more than 5 Business Days after the receipt by the Senior Administrative Agent of the Purchase Notice), the First Lien Lenders shall sell to the Senior Administrative Agent, for the benefit of the Committed Term B Lenders, and the Senior Administrative Agent, for the benefit of the Committed Term B Lenders, shall purchase from the First Lien Lenders, the First Lien Obligations:

(iv) From and after the date that the Senior Administrative Agent, on behalf of the Committed Term B Lenders, delivers a Purchase Notice, the Senior Administrative Agent and the First Lien Lenders shall not take any Lien Enforcement Action (to the extent such action has not been previously taken in accordance with the terms of this Agreement). A purchase and sale of the First Lien Obligations pursuant to this Section 5.3(f) may be initiated at any time after a Trigger Event has occurred and is continuing and shall close within 5 Business Days after receipt by the Senior Administrative Agent of the Purchase Notice. The Senior Administrative Agent shall receive payment in full of the Purchase Price as provided for herein within such 5 Business Day period.

(v) Upon the date of such purchase and sale, the Senior Administrative Agent, for the benefit of the Committed Term B Lenders, shall pay in cash to each First Lien Lender, an amount equal to such First Lien Lender’s Pro Rata Share of the Trigger Purchase Price.

(vi) The Committed Term B Lenders agree to pay to the Senior Administrative Agent, for the benefit of the First Lien Lenders, the amount of any Term A Loan Applicable Prepayment Premium payable pursuant to the Loan Documents as in effect on the date hereof within 3 Business Days to the extent actually received by the Committed Term B Lenders in cash within 45 days following the date on which the Committed Term B Lenders, or the Senior Administrative Agent on their behalf, pay the Purchase Price. Any Term A Loan Applicable Prepayment Premium received by or on behalf of the Committed Term B Lenders thereafter shall not be paid to the Senior Administrative Agent or the First Lien Lenders but shall instead belong to the Committed Term B Lenders.

(vii) The Purchase Price shall be remitted by wire transfer in federal funds to such account as the Senior Administrative Agent, on behalf of the First Lien Lenders, shall designate in writing for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the Purchase Price is received prior to 2:00 p.m., (New York time), and interest shall be calculated to and including such Business Day if the Purchase Price is received later than 2:00 p.m. (New York time).

6.	CONDITIONS PRECEDENT

6.1.	Effectiveness and Initial Advance.

This Agreement shall become effective, each Lender shall be obligated to restructure and/or acquire its Term Loans and initial Revolving Loans hereunder and the Issuing Banks shall be required to procure, issue or extend, as the case may be, any Letter of Credit only after the Senior Administrative Agent shall have received from the Company each of the following items in form and substance satisfactory to the Senior Administrative Agent:

(a) The Senior Administrative Agent shall have received this Agreement, the Warrant Documents, the Notes and the Letter of Credit Applications and all other agreements, documents and instruments described in Schedule 6.1(a) attached hereto and made a part hereof, each duly executed where appropriate in form and substance satisfactory to the Senior Administrative Agent, and without limiting the foregoing, the Company hereby directs its counsel, Squire, Sanders & Dempsey L.L.P., to prepare and deliver to the Senior Administrative Agent and the Lenders the opinions referred to in such schedule.

(b) The Senior Administrative Agent shall have received a certificate signed by the chief operating officer and/or the chief financial officer of the Company, stating that on such effective date (i) no Event of Default has occurred and is continuing and (ii) the warranties and representations set forth in Section 7 hereof are true and correct on and as of the Closing Date.

(c) The Company shall have made to the Senior Administrative Agent for the benefit of the Decreasing Term Lenders a payment of all accrued but unpaid interest, fees and expenses in respect of all obligations under the Prior Credit Agreement, including any breakage costs that may be due to any Decreasing Term Lender pursuant to Section 3.10 of the Prior Credit Agreement.

6.2.	Conditions Precedent to Subsequent Advances.

The obligation of each Lender to make any disbursement or advance subsequent to the initial disbursement or initial advance of the Loans, or of either Issuing Bank to procure, issue or extend, as the case may be, any Letters of Credit is subject to all the conditions and requirements of this Agreement and delivery of the following required documents, or other action, all of which are conditions precedent:

(a) Warranties and Representations. On the date of each advance pursuant to the Revolving Loans, the warranties and representations set forth in Section 7 hereof and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time pursuant to this Agreement or any related document shall be true and correct on and as of such date with the same effect as though such warranties and representations had been made on and as of such date, except to the extent that such warranties and representations expressly relate to an earlier date.

(b) Compliance. The Company and each Subsidiary shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement and any Loan Document which is binding upon it, and no Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the advances requested to be made.

(c) Confirmation of Conditions Precedent. The Company and any Subsidiary shall then be in compliance with and able to confirm all the foregoing conditions precedent with the same effect as though such conditions precedent were requirements to the making of any advance contemplated herein.

(d) Letters of Credit. In connection with the issuance, procurement or extension, as the case may be, of any Letters of Credit on the date of any disbursement or advance of Revolving Loans, the Company or Silver Point, as the case may be, shall have submitted a Letter of Credit Application in form and substance reasonably acceptable to the Senior Administration Agent to the applicable Issuing Bank by 12:00 Noon (New York time) one Business Day prior to any such advance and the Company or the Revolving Lenders shall have deposited funds in the appropriate L/C Cash Collateral Account in an amount equal to 100% of the face amount of such Letters of Credit.

7.	WARRANTIES AND REPRESENTATIONS

In order to induce the Senior Administrative Agent, the Administrative Agent, the Issuing Banks and each of the Lenders to enter into this Agreement and to make the Loans, the Letters of Credit and the other financial accommodations to the Company contemplated herein, the Company represents and warrants to the Senior Administrative Agent, the Administrative Agent, each Issuing Bank and each of the Lenders that each of the following statements is true and correct:

7.1.	Organization and Authority.

The Company and each of the Subsidiaries (a) is a corporation, limited liability company, partnership or joint venture duly organized, validly existing and in good standing under the laws of the state of its formation; (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, and to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Company, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified has not had, or could reasonably be expected to have, a Material Adverse Effect.

7.2.	Borrowing is Legal and Authorized.

(a) The execution and delivery of each of the Loan Documents which have been executed and to which the Company or any Subsidiary is a party has been authorized by the Board of Directors or other manager of such entity and will constitute valid and binding obligations enforceable in accordance with their respective terms; (b) the execution of this Agreement and related Notes and Loan Documents and the compliance with all the provisions of this Agreement (i) are within the corporate or constituent powers of such entity; and (ii) are legal and will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien upon any property of the Company or any Subsidiary under the provisions of, any agreement, charter instrument, bylaw, or other instrument to which the Company or any Subsidiary is a party or by which it may be bound; and (c) there are no limitations in any indenture, material contract or agreement, mortgage, deed of trust or other agreement or instrument to which the Company or any Subsidiary is now a party or by which the Company or any Subsidiary may be bound with respect to the payment of principal or interest on any Indebtedness, or the ability of Company or any Subsidiary to incur Indebtedness, including the Notes to be executed in connection with this Agreement.

7.3.	Taxes.

All tax returns required to be filed by or on behalf of the Company and each Subsidiary in any jurisdiction have in fact been filed, and all Taxes, assessments, fees and other governmental charges which are required to be paid pursuant to Section 8.1 or other provisions of this Agreement in respect of the Company and each Subsidiary, or upon any of the properties, assets, income or businesses of any of such Persons which are due and payable have been paid. The Company does not know of any proposed additional Tax assessment against it or any Subsidiary. The accruals for Taxes on the books of the Company and each Subsidiary for its current fiscal period are adequate.

7.4.	Corporate Information.

Schedule 7.4 attached hereto and made a part hereof accurately represents as of the Closing Date, the following: (a) the classes of Equity Interests of the Company and each Subsidiary and par value of each such class, as applicable, all as authorized by the applicable Constituent Document of the Company or such Subsidiary, (b) the number of shares of each such class of stock or equity interests, as applicable, issued or outstanding, and (c) the employer tax identification number of the Company and each Subsidiary. All shares of all classes of capital stock or other equity interests issued and outstanding have been duly authorized and validly issued and are fully paid and nonassessable. Except for options granted pursuant to the Incentive Stock Plan of the Company, neither the Company nor any Subsidiary has outstanding any securities, or any other instrument convertible to a security of the Company or such Subsidiary, or any commitment, understanding, agreement or arrangement to issue, sell or have outstanding any of the foregoing.

7.5.	Compliance with Law.

Neither the Company nor any Subsidiary (a) is in violation of any laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, any laws, rulings or regulations relating to ERISA or Section 4975 of the Internal Revenue Code or (b) has failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure under clause (a) or clause (b) above has or is reasonably likely to have a Material Adverse Effect.

7.6.	Financial Statements; Full Disclosure.

The financial statements for the Fiscal Year ending December 31, 2005, which have been supplied to the Senior Administrative Agent and the Lenders on or prior to the date hereof, have been prepared in accordance with GAAP and fairly represent the consolidated financial condition of the Company and its consolidated Subsidiaries as of such date, and the financial statements for the interim period ending September 30, 2006 (as amended by the Restatement of Earnings dated October 31, 2006 applicable to the financial statements of the Company and its Subsidiaries for the interim periods ending March 31, 2006 and June 30, 2006), which have been supplied to the Senior Administrative Agent and the Lenders prior to the date hereof, fairly represent the consolidated financial condition of the Company and its consolidated Subsidiaries as of such date. No material adverse change in the consolidated financial condition of the Company and its consolidated Subsidiaries or other event or circumstance which has had, or is reasonably likely to have, a Material Adverse Effect has occurred since such dates. The financial statements referred to in this paragraph do not, nor does this Agreement or any written statement furnished by the Company or any Subsidiary to the Senior Administrative Agent and the Lenders in connection with obtaining the Loans and Letters of Credit, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. The Company has disclosed to the Senior Administrative Agent and the Lenders on Schedule 7.6 all facts, including, without limitation, all pending litigation, administrative proceedings, and arbitration proceedings, which may or is likely to have a Material Adverse Effect.

7.7.	Litigation: Adverse Effects.

There is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any property of the Company or any Subsidiary (a) challenging the validity or the enforceability of any of this Agreement, or any Loan Document, agreement, or instrument executed in connection herewith, or (b) which has had, shall have or is reasonably likely to have a Material Adverse Effect. Neither the Company nor any Subsidiary is (i) in violation of any applicable requirements of law which violation shall have or is likely to result in a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority, in each case which shall have or is likely to have a Material Adverse Effect.

7.8.	No Insolvency.

On the date of this Agreement and after giving effect to the transactions contemplated by this Agreement and all Indebtedness of the Company and its Subsidiaries (including, without limitation, the Obligations and all Contingent Obligations) and on the date of each Revolving Loan or the procurement, issuance or extension, as the case may be, of any Letter of Credit hereunder, each of the Company and its Subsidiaries (a) will be able to pay its respective obligations as they become due and payable; (b) has assets, the present fair saleable value of which exceeds the amount that will be required to pay probable liability on its obligations as the same become absolute and matured; (c) has sufficient property, the sum of which at a fair valuation exceeds all of its Indebtedness; and (d) will have sufficient capital to engage in its business.

7.9.	Government Consent.

Neither the nature of the Company or any Subsidiary or of any of their businesses or properties, nor any relationship between the Company or any Subsidiary and any other entity or person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Company or any Subsidiary as a condition to the execution and delivery of this Agreement or the Loan Documents.

7.10.	Title to Properties.

The Company and each of its Subsidiaries (a) has good title to all the property in which it has a property interest, free from any Liens, except as set forth on Schedule 7.10 attached hereto or as permitted by Section 8.4 of this Agreement, and (b) has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property whether now owned or hereafter acquired to be subject to a Lien except as provided in this Section 7.10.

7.11.	No Defaults.

No event has occurred and no condition exists which would constitute a Potential Default or an Event of Default pursuant to this Agreement. Neither the Company nor any Subsidiary is in violation of any term of any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it may be bound, which violation has or is reasonably likely to have a Material Adverse Effect.

7.12.	Environmental Protection.

Except for matters, conditions, operations and noncompliance which would not have or be reasonably likely to have a Material Adverse Effect, neither the Company nor any Subsidiary has actual knowledge of (a) the permanent placement, burial or disposal of any Hazardous Substances (as hereinafter defined) on any real property owned, leased, or used by the Company or any Subsidiary (the “Premises”), of any spills, releases, discharges, leaks, or disposal of Hazardous Substances that have occurred or are presently occurring on, under, or onto the Premises, or of any spills, releases, discharges, leaks or disposal of Hazardous Substances that have occurred or are occurring off the Premises as a result of the improvement, operation, or use of the Premises which would result in non compliance with any of the Environmental Laws (as hereinafter defined); (b) a violation of any applicable Environmental Laws; (c) any pending or threatened environmental civil, criminal or administrative proceedings against the Company or any Subsidiary relating to Hazardous Substances; (d) any facts or circumstances that would give rise to any future civil, criminal or administrative proceeding against the Company or any Subsidiary relating to Hazardous Substances; or (e) any of its employees, agents, contractors, subcontractors, or any other person occupying or present on the Premises generating, manufacturing, storing, disposing or releasing on, about or under the Premises any Hazardous Substances which would result in the Premises not complying with the Environmental Laws.

7.13.	Margin Loans.

None of the transactions contemplated in the Agreement will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company nor any Subsidiary

owns or intends to carry or purchase any “margin security” within the meaning of said Regulation U. None of the proceeds of the Revolving Loans or the Letters of Credit have been or will be used to purchase or refinance any borrowing, the proceeds of which were used to purchase any “security” within the meaning of the Securities Exchange Act of 1934, as amended.

7.14.	Real Estate Ownership.

With respect to each Real Property Parcel, except where a failure, violation, condition, requirement or noncompliance with any of the items specified below does not or is not reasonably likely to have a Material Adverse Effect:

(a) Neither the Company nor any Subsidiary has received notice of any pending or threatened condemnation proceeding or notice of any special assessment for improvements to and/or for the benefit of any Real Property Parcel;

(b) Neither the Company nor any Subsidiary has knowledge of any boundary line dispute, encroachment, access limitation or other survey defect affecting any Real Property Parcel. Each Real Property Parcel has legal access to a public street by unrestricted frontage or over a title-insured easement and complies with applicable subdivision regulations, except for minor survey defects which do not materially interfere with the Company’s or any Subsidiary’s intended use and except for subdivision of acreage into residential lots after acquisition in the ordinary course of the Company’s or any Subsidiary’s business. The Company or its Subsidiary has a survey of each Real Property Parcel obtained prior to the acquisition thereof;

(c) The surveys obtained for each Real Property Parcel certify those portions, if any, of the Real Property Parcel which are located within a flood hazard area;

(d) The Company or its Subsidiary has a “Phase One” environmental study prepared by an environmental engineering company obtained prior to acquisition of each Real Property Parcel;

(e) Neither the Company nor any Subsidiary has filled any Real Property Parcel which contains “wetlands,” or did contain “wetlands,” unless such fill was approved by state and federal authorities having jurisdiction, as “wetlands” are defined or described in applicable state and federal laws and regulations. Neither the Company nor any Subsidiary has acquired any Real Property Parcel without obtaining a wetlands determination study by a qualified expert;

(f) Except to the extent permitted by Section 8.14 below, each Real Property Parcel is finally and unappealably zoned for the Company’s or such Subsidiary’s intended use prior to purchase, except for Real Property Parcels which will be rezoned by the Company or such Subsidiary for development as residential lots in the ordinary course of its business in which case the Company or such Subsidiary will use its best efforts to obtain the appropriate rezoning as soon as practicable after acquisition;

(g) The Company and each of the Subsidiaries has obtained appropriate assurances of availability in adequate capacities of all necessary utilities, at a property line or by extension through publicly dedicated rights-of-way or recorded easements or agreements of the property owners to grant the necessary easements, prior to acquisition of such Real Property Parcel;

(h) The Company or a Subsidiary has good and marketable fee simple title to each Real Property Parcel, free and clear of all Liens except: (i) the Lien of real estate taxes and assessments not yet due; (ii) easements, covenants, conditions and restrictions of record which do not materially interfere with present lawful use or the Company’s or a Subsidiary’s intended use; (iii) the effect of zoning and building laws; (iv) the effect of legal highways; and (v) Liens disclosed as set forth on Schedule 7.10 to this Agreement or permitted in connection with borrowings or lease obligations permitted pursuant to Sections 8.4, 8.5 or 8.7 hereof. Neither the Company nor any Subsidiary has knowledge of any off-record or undisclosed legal or equitable interest claimed by any person in any Real Property Parcel or any pending or threatened litigation or administrative proceeding against or affecting any Real Property Parcel or any claim of right to file a mechanic’s or materialman’s Lien against any Real Property Parcel. The Company or a Subsidiary has obtained owner’s title insurance in the amount of the purchase price showing good and marketable fee simple title to each Real Property Parcel, free and clear of all Liens except as permitted by this Section 7.14;

(i) Pursuant to the mortgages and the amendments thereto being entered into on the date hereof, the Company has granted to the Administrative Agent a first priority enforceable Lien on all Real Property Parcels owned by the Company or any of its Restricted Subsidiaries or in which the Company or any such Subsidiary has an interest subject only to Liens permitted by Section 8.4 (other than 8.4(c)) and such other Liens as the Senior Administrative Agent may reasonably approve; and

(j) Upon receipt of written request by the Senior Administrative Agent, the Company will promptly furnish to the Senior Administrative Agent copies of existing documentation or certificates in the Company’s or a Subsidiary’s possession affecting any Real Property Parcel, as the Senior Administrative Agent may reasonably request.

7.15.	Existing Investments in Joint Venture.

As of the date hereof, Schedule 7.15 attached hereto, sets forth all of the Investments in Joint Venture of the Company and its Subsidiaries and the nature and amount of such Investments.

7.16.	Properties.

Each of the Company and the Company’s Subsidiaries has good, and in the case of each Real Property Parcel, marketable title to all tangible and intangible property owned by it or a valid leasehold interest in each leased Real Property Parcel (except insofar as limited by any laws or regulations of any Governmental Authority affecting such property), and all such property is free and clear of all Liens, except Liens created by the Security Documents and Liens permitted under Section 8.4. Schedule 7.16 contains a true and complete list of each Real Property Parcel owned in fee simple by the Company and each Subsidiary thereof as of the Closing Date, and a true and complete list of all leases in effect on the Closing Date. Except for Liens granted to the Senior Administrative Agent, neither this Agreement nor any other Loan Document, nor any transaction contemplated herein or therein, shall affect any right, title or interest of the Company or any such Subsidiary in and to any of such properties in any material respect.

7.17.	Pledge of Collateral.

The grant and perfection of the security interests in the Equity Interests of each of the Company’s Subsidiaries constituting a portion of the Collateral for the benefit of the Senior Administrative Agent, the Administrative Agent, the Issuing Banks, the Lenders and the other holders of any Note, as contemplated by the terms of the Loan Documents, are not made in violation of the registration provisions of any applicable provisions of any federal securities law, state securities or “Blue Sky” law, foreign securities law, or applicable general corporation law or in violation of any other requirement of law.

8.	COMPANY BUSINESS COVENANTS

The Company covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, the Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 8.

8.1.	Payment of Taxes and Claims.

The Company will, and will cause each of its Subsidiaries to, pay before they become delinquent (a) all Taxes, assessments and governmental charges or levies imposed upon it or its properties or assets or in respect of any of its income or businesses; and (b) all claims or demands of materialmen and mechanics in excess of $100,000 in the aggregate, carriers, warehousemen, landlords, bailees and other like persons which, if unpaid, might result in the creation of a Lien upon its property or assets, provided, however, that items of the foregoing description need not be paid (i) while being contested in good faith and by appropriate proceedings or (ii) if uncontested, such entity is able to obtain title insurance insuring against such items, and provided further that adequate book reserves have been established with respect thereto and provided further that such entity’s title to, and its right to use, its property are not materially adversely affected thereby. In the case of any item of the foregoing description involving in excess of the amount which the Company’s independent public accountants shall fix as the threshold of materiality for purposes of their audit of the then current year, the appropriateness of the proceedings shall be supported by an opinion of the independent counsel responsible for such proceedings and the adequacy of such reserves shall be supported by the opinion of the independent accountants.

8.2.	Maintenance of Properties and Corporate Existence.

The Company will and will cause each of its Subsidiaries to:

(a) Property - maintain its property in good condition, ordinary wear and tear excepted, and make all renewals, replacements, additions, betterments and improvements thereto which are deemed necessary by the Company or such Subsidiary;

(b) Insurance - maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies, of such types (including but not limited to fire and casualty, public liability, business interruption insurance, products liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated;

(c) Financial Records - keep true books of records and accounts in which full, true and correct entries will be made of all its business transactions, and reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP;

(d) Existence and Rights - except as otherwise permitted by this Agreement, do or cause to be done all things necessary (i) to preserve and keep in full force and effect its existence, rights and franchises, and all rights and governmental authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted; provided, neither the Company nor any of its Subsidiaries shall be required to preserve any such existence, right or governmental authorizations, qualifications, franchise, licenses and permits if such Person’s Board of Directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders and (iii) to maintain its status as a corporation, limited liability company, partnership or other entity duly organized and existing and in good standing under the laws of the state of its formation; and

(e) Compliance with Law - comply with all laws, ordinances, or governmental rules and regulations to which it is subject and obtain all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain has or is reasonably likely to have a Material Adverse Effect.

8.3.	Sale of Assets.

The Company will not, and will not permit any of its Subsidiaries to convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer, assign or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

(a) sales, transfers or other distributions of personal or real property in the ordinary course of business, including, without limitation, the sale of Homes, Home Work-in Process, Speculative Homes, Model Homes, Real Estate Held for Development, Developed Lots, and Lots Under Development for cash consideration of not less than 95% of Cost (as certified by the Company periodically for each such sale or other disposition);

(b) the disposition of obsolete equipment in the ordinary course of business;

(c) sales, assignments, transfers, conveyances or other dispositions of properties, including Collateral, outside of the ordinary course of business, or dispositions of Investments in Joint Ventures, in each case which are approved by the Senior Administrative Agent (which approval shall not be unreasonably withheld), not to exceed in the aggregate more than $1,000,000 in any Fiscal Year;

(d) the Company or its applicable Subsidiary may from time to time sell, assign, transfer, convey or otherwise dispose of any or all of the Real Property Parcels or personal property specified in Schedule 8.3 at not less than the disposition prices on such schedule; provided that if, in connection with a sale or similar disposition of any such property, the Company or its Subsidiary receives a note or similar obligation as all or part of the consideration therefor, the Company shall secure or cause to be secured such note or obligation with a mortgage or similar Lien on such property and pledge such note or other obligation and the collateral therefor to the Administrative Agent as security for the Secured Obligations pursuant to the terms of the Loan Documents; and

(e) transfers in the ordinary course of developing residential subdivisions, whether by the recording of subdivision plats or separate conveyances, of streets, utility and drainage easements, common areas or land for other public purposes; provided, however, that the Senior Administrative Agent has approved any such transfer (by indicating its consent on any such instrument evidencing the same or otherwise), which approval shall not be unreasonably withheld.

(f) the potential sublease of all or a portion of the Company’s rental space at 4900 Tuttle Crossing Blvd., Columbus, Ohio and 5000 Tuttle Crossing Blvd., Columbus, Ohio.

8.4.	Liens and Encumbrances (Negative Pledge).

The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist, or agree or consent to cause or permit to exist in the future (upon the happening of a contingency or otherwise) any Lien on any property or asset of any kind of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, except for:

(a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehouses, landlords and other like persons in connection with such items permitted by Section 8.1 above;

(b) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other like laws;

(c) attachment, judgment and other similar Liens arising in connection with court proceedings in an aggregate amount of $1,000,000 or less;

(d) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided they do not materially interfere with its use in the ordinary conduct of the Company’s or its Subsidiary’s business;

(e) inchoate Liens arising under ERISA to secure the contingent liability of the Company or any of the Subsidiaries;

(f) the Liens (i) disclosed on Schedule 7.10 and (ii) in connection with any secured Indebtedness permitted by Section 8.5(b) below and operating lease rentals permitted by Section 8.7 below; provided, however, that with respect to the Lien in existence as of the Closing Date listed on Schedule 7.10 as item number 26, such Lien (i) shall not secure any Indebtedness or other obligations (A) with an aggregate outstanding face amount in excess of $28,000,000 at any time or (B) representing more than $5,000,000 of aggregate exposure in respect of unperformed obligations of the Company and its Restricted Subsidiaries at any time and (ii) shall be terminated and discharged of record within 60 days of the Closing Date (it being understood that a failure to comply with either clause (i) or (ii) of this proviso shall constitute an immediate Event of Default hereunder).

(g) Liens created by the Security Documents;

(h) Liens on the Replacement Letters of Credit Collateral securing Indebtedness outstanding under any Replacement Letter of Credit Facility permitted by Section 8.5(d); provided, that such Liens shall be (a) limited to the Replacement Letter of Credit Collateral, and shall not encumber any other assets or property of the Company or any Subsidiary and (b) subject to an intercreditor agreement in form and substance satisfactory to the Senior Administrative Agent and each of the Required Lenders, in each case, in its sole reasonable discretion, in accordance with Section 1.4(g); and

(i) the Liens on cash collateral deposited with Fifth Third Bank in connection with the letters of credit issued by Fifth Third Bank and outstanding on the Closing Date in an aggregate face amount not to exceed $280,000 at any time; provided, however, that such Liens and the accompanying cash collateral shall be released to the Company in connection with the termination and replacement of such letters of credit with Letters of Credit hereunder within five (5) Business Days after the Closing Date.

8.5.	Indebtedness.

The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly create, incur, assume, guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than Contingent Obligations permitted by Section 8.6 below), except for:

(a) the Obligations;

(b) up to the aggregate sum of $6,500,000 outstanding at any time in (i) secured nonrecourse Indebtedness and (ii) secured or unsecured capital lease or purchase money Indebtedness incurred to finance the acquisition of capital assets or real estate in connection with the business of the Company or any Restricted Subsidiary, provided that such Indebtedness (A) has a scheduled maturity and is not due on demand and (B) is secured only by the property being purchased and does not exceed the purchase price thereof;

(c) Hedging Obligations to a Lender evidenced by interest rate agreements in respect of interest rate, swap, collar, cap or similar agreements pursuant to which the Company hedges its actual interest rate exposure under the Loans;

(d) Indebtedness of the Company and any Restricted Subsidiary in respect of Replacement Letters of Credit outstanding under any Replacement Letter of Credit Facility up to an aggregate amount of $10,000,000; provided, that (i) all Letters of Credit Obligations under this Agreement have been terminated, (ii) no Letters of Credit are outstanding under this Agreement, (iii) the Revolving Loan Commitments have been permanently reduced by the aggregate amount of Indebtedness in respect of such Replacement Letters of Credit outstanding under any Replacement Letter of Credit Facility pursuant to Section 3.3(b) and (iv) the Replacement Letters of Credit shall be secured only by the Replacement Letters of Credit Collateral in accordance with Section 8.4(h) on a pari passu basis with the First Lien Obligations.

(e) Intercompany Indebtedness incurred by any Restricted Subsidiary to (i) the Company or to (ii) any other Restricted Subsidiary wholly owning such Restricted Subsidiary;

(f) Indebtedness of the Company in respect of letters of credit issued by Fifth Third Bank and outstanding on the Closing Date in an aggregate face amount not to exceed $280,000 at any time; provided, however, that such Indebtedness and letters of credit shall be terminated and replaced with Letters of Credit hereunder within five (5) Business Days after the Closing Date; and

(g) Indebtedness in respect of the Liens on the Barrows Mortgage and the Ornstein Notes.

8.6.	Contingent Liabilities.

The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly create or become liable with respect to any Contingent Obligations, except (a) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business; (b) the guaranty of Letters of Credit issued in connection with Approved Joint Ventures, (c) up to the maximum aggregate stated amount of $1,000,000 in guaranteed obligations outstanding at any time in connection with (i) Indebtedness incurred by Approved Joint Ventures to sellers of real property and (ii) Indebtedness incurred by a Qualified Joint Venture to the extent of the greater of the Company’s or its Subsidiary’s percentage of ownership (A) in such joint venture or (B) that would be applicable under the applicable Constituent Document for such joint venture upon the breach of the other joint venture partner or partners; (d) the guaranty of any Indebtedness of the Company or any Subsidiary that is permitted to be incurred under Section 8.5 above; (e) contingent liability of the Company or any Subsidiary as a partner or joint venture partner in connection with joint ventures or partnerships; (f) the guaranty of any other Indebtedness not to exceed the sum of $100,000 in the aggregate outstanding at any time; (g) obligations, warranties and indemnities not relating to Indebtedness, which have been or are undertaken or made in the ordinary course of business or in connection with the issuance of Indebtedness or securities; and (h) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Company or any Restricted Subsidiary.

8.7.	Operating Lease Rentals.

The Company will not, nor will it permit any Subsidiary to, enter into any operating leases (including without limitation leases of Model Homes), except to the extent that the aggregate consolidated annual rentals for all operating leases of the Company and its Subsidiaries do not exceed the sum of $5,000,000.

8.8.	Acquisition of Equity Interests.

The Company will not, and will not permit any of its Subsidiaries to, redeem or acquire any of the Company’s Equity Interests, other than (a) the purchase or redemption of Equity Interests in connection with a simultaneous sale of an equivalent or greater amount of Equity Interests for not less than the same aggregate purchase or redemption price, and (b) up to the aggregate amount of $250,000 in any Fiscal Year for the purchase of Equity Interests, of the Company (i) using funds escrowed pursuant to the Company’s Amended and Restated Executive Deferred Compensation Plan, as amended from time to time, or any replacement plan therefor in effect from time to time or (ii) pursuant to the Company’s or any Restricted Subsidiary’s management incentive plans, as amended from time to time, or any replacement plan therefor in effect from time to time. Except for Equity Interests owned by the Company, the Company will not permit any Subsidiary to redeem or acquire any of its own Equity Interests.

8.9.	Restrictions on Dividends.

The Company shall not declare or pay any dividends or distributions on account of any shares of any class of Equity Interests of the Company now or hereafter outstanding (other than dividends or distributions payable solely in shares of that class of Equity Interests to the holders thereof) in any Fiscal Year. None of the Subsidiaries shall declare or pay any dividends or distributions on account of any shares of any class of Equity Interests of such Subsidiaries now or hereafter outstanding (other than dividends or distributions payable solely in shares of that class of Equity Interests to the holders thereof) for any Fiscal Year, except to and for the sole benefit of the Company.

8.10.	Management.

The Company shall not replace or change the position of its chief executive officer or the chief operating officer unless such replacement or change will not or is not reasonably likely to have or cause a Material Adverse Effect.

8.11.	Investments, Loans and Advances.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly make or own any Investment (including, without limitation, any Investment in any Joint Venture) except:

(a) Investments in cash or Cash Equivalents;

(b) investments consisting of deposit accounts maintained or managed by the Company or its Subsidiaries;

(c) loans or advances to employees of the Company or any Subsidiary, made in the ordinary course of business which loans and advances shall not in the aggregate exceed $100,000 outstanding at any time;

(d) Investments up to the sum of $250,000 on or after the date hereof in one or more mortgage companies, including its Investment with Wells Fargo, which (i) conduct business in areas in which the Company or its Subsidiaries also conduct business and (ii) are principally in the residential mortgage lending business;

(e) loans and advances evidenced by promissory notes from the purchasers of any real property of the Company or any Subsidiary (individually which shall not exceed the purchase price paid for such property) in an amount not to exceed the aggregate sum of $2,000,000 outstanding at any time;

(f) Investments in one or more Insurance Subs not to exceed the aggregate sum of $2,500,000 outstanding at any time; and

(g) any other Investment (including Alliance Title Agency, Ltd.) not to exceed the aggregate amount of $100,000 outstanding at any time.

8.12.	ERISA.

The Company will, and will cause each of its Subsidiaries to, with respect to any pension plan or profit-sharing plan in effect now or in the future:

(a) at all times make prompt payment of contributions required to meet the minimum funding standards set forth in Section 302 through 305 of ERISA with respect to its plan,

(b) promptly, after the filing thereof, upon the request of the Senior Administrative Agent, furnish to the Senior Administrative Agent copies of each annual report required to be filed pursuant to Section 103 of ERISA in connection with its plan for the plan year, including any certified financial statements or actuarial statements required pursuant to said Section 103,

(c) notify the Senior Administrative Agent immediately of any fact, including, but not limited to, any “Reportable Event,” as that term is defined in Section 4043 of ERISA, arising in connection with the plan which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a Trustee to administer the plan, and

(d) notify the Senior Administrative Agent of any “Prohibited Transaction” as that term is defined in Section 406 of ERISA.

The Company will not, and will not permit any of the Subsidiaries to:

(e) engage in any “Prohibited Transaction,” or

(f) terminate any such plan in a manner which could result in the imposition of a Lien on the property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

8.13.	Financial Covenants.

(a) First Lien Loan Covenants.

(i) Minimum EBITDA.

The Company shall not permit its Consolidated EBITDA for each quarterly period set forth below to be less than the amount opposite such period, calculated on a trailing twelve month basis.

Quarter	Minimum EBITDA
First Quarter 2007	($11,525,000)
Second Quarter 2007	($10,900,000)
Third Quarter 2007	($8,700,000)
Fourth Quarter 2007	($6,800,000)
First Quarter 2008	($4,650,000)
Second Quarter 2008	($3,900,000)
Third Quarter 2008	($1,050,000)
Fourth Quarter 2008	$1,525,000
First Quarter 2009	$3,450,000
Second Quarter 2009	$5,250,000
Third Quarter 2009	$7,850,000
Fourth Quarter 2009 and each Fiscal Quarter thereafter	$9,850,000

(ii) Minimum Free Cash Flow.

The Company shall not permit its Free Cash Flow for each quarterly period set forth below to be less than the amount opposite such period, calculated on a trailing twelve month basis.

Quarter	Minimum Free Cash Flow
First Quarter 2007	($18,125,000)
Second Quarter 2007	($21,150,000)
Third Quarter 2007	($2,975,000)
Fourth Quarter 2007	$13,050,000
First Quarter 2008	$22,500,000
Second Quarter 2008	$9,700,000
Third Quarter 2008	$21,200,000
Fourth Quarter 2008	$29,750,000
First Quarter 2009	$37,150,000
Second Quarter 2009	$46,850,000
Third Quarter 2009	$57,200,000
Fourth Quarter 2009 and each Fiscal Quarter thereafter	$65,900,000

(iii) Leverage Ratio.

The Company at all times during the periods set forth below shall maintain a Leverage Ratio of not greater than the amount opposite such period.

Quarter	Leverage Ratio
First Quarter 2007	-12.7 : 1.00
Second Quarter 2007	-10.8 : 1.00
Third Quarter 2007	-70.5 : 1.00
Fourth Quarter 2007	15.5 : 1.00
First Quarter 2008	9.2 : 1.00
Second Quarter 2008	23.4 : 1.00
Third Quarter 2008	9.2 : 1.00
Fourth Quarter 2008	6.0 : 1.00
First Quarter 2009	4.7 : 1.00
Second Quarter 2009	4.0 : 1.00
Third Quarter 2009	2.5 : 1.00
Fourth Quarter 2009 and each Fiscal Quarter thereafter	1.8 : 1.00

(iv) Minimum Consolidated Gross Profit.

The Company shall not permit its Consolidated Gross Profit for each quarterly period set forth below to be less than the amount opposite such period, calculated on a trailing twelve month basis.

Quarter	Consolidated Gross Profit
First Quarter 2007	$29,375,000
Second Quarter 2007	$24,450,000
Third Quarter 2007	$23,475,000
Fourth Quarter 2007	$22,725,000
First Quarter 2008	$25,775,000
Second Quarter 2008	$26,375,000
Third Quarter 2008	$29,600,000
Fourth Quarter 2008	$32,200,000
First Quarter 2009	$35,000,000
Second Quarter 2009	$37,775,000
Third Quarter 2009	$41,550,000
Fourth Quarter 2009 and each Fiscal Quarter thereafter	$44,650,000

(v) Maximum Land Acquisition Expenditure.

The Company shall not permit the consolidated total purchases of any Uncommitted Land Holdings to exceed for each quarterly period set forth below the amount opposite such period, calculated on a trailing twelve month basis.

Quarter	Maximum Land Acquisition Expenditure
First Quarter 2007	$0
Second Quarter 2007	$2,000,000
Third Quarter 2007	$2,750,000
Fourth Quarter 2007	$4,250,000
First Quarter 2008	$4,250,000
Second Quarter 2008	$4,000,000
Third Quarter 2008	$3,250,000
Fourth Quarter 2008	$2,000,000
First Quarter 2009	$2,000,000
Second Quarter 2009	$500,000
Third Quarter 2009	$500,000
Fourth Quarter 2009 and each Fiscal Quarter thereafter	$500,000

(vi) Minimum Net Worth.

The Company at all times during the periods set forth below shall maintain a Minimum Net Worth of not less than the amount opposite such period.

Quarter	Minimum Net Worth
First Quarter 2007	$159,625,000
Second Quarter 2007	$148,800,000
Third Quarter 2007	$140,000,000
Fourth Quarter 2007	$129,500,000
First Quarter 2008	$118,850,000
Second Quarter 2008	$108,000,000
Third Quarter 2008	$102,125,000
Fourth Quarter 2008	$94,000,000
First Quarter 2009	$84,250,000
Second Quarter 2009	$74,675,000
Third Quarter 2009	$72,100,000
Fourth Quarter 2009 and each Fiscal Quarter thereafter	$66,975,000

(b) Term B Loan Covenants

(i) Minimum EBITDA.

The Company shall not permit its Consolidated EBITDA for each quarterly period set forth below to be less than the amount opposite such period, calculated on a trailing twelve month basis.

Quarter	Minimum EBITDA
First Quarter 2007	($12,101,000)
Second Quarter 2007	($11,445,000)
Third Quarter 2007	($9,135,000)
Fourth Quarter 2007	($7,140,000)
First Quarter 2008	($4,883,000)
Second Quarter 2008	($4,095,000)
Third Quarter 2008	($1,103,000)
Fourth Quarter 2008	$1,449,000
First Quarter 2009	$3,278,000
Second Quarter 2009	$4,988,000
Third Quarter 2009	$7,458,000
Fourth Quarter 2009 and each Fiscal Quarter thereafter	$9,358,000

(ii) Minimum Free Cash Flow.

The Company shall not permit its Free Cash Flow for each quarterly period set forth below to be less than the amount opposite such period, calculated on a trailing twelve month basis.

Quarter	Minimum Free Cash Flow
First Quarter 2007	($19,031,000)
Second Quarter 2007	($22,208,000)
Third Quarter 2007	($3,124,000)
Fourth Quarter 2007	$12,398,000
First Quarter 2008	$21,375,000
Second Quarter 2008	$9,215,000
Third Quarter 2008	$20,140,000
Fourth Quarter 2008	$28,263,000
First Quarter 2009	$35,293,000
Second Quarter 2009	$44,508,000
Third Quarter 2009	$54,340,000
Fourth Quarter 2009 and each Fiscal Quarter thereafter	$62,605,000

(iii) Leverage Ratio.

The Company at all times during the periods set forth below shall maintain a Leverage Ratio of not greater than the amount opposite such period.

Quarter	Leverage Ratio
First Quarter 2007	-12.1 : 1.00
Second Quarter 2007	-10.3 : 1.00
Third Quarter 2007	-67.0 : 1.00
Fourth Quarter 2007	16.3 : 1.00
First Quarter 2008	9.7: 1.00
Second Quarter 2008	24.6 : 1.00
Third Quarter 2008	9.7 : 1.00
Fourth Quarter 2008	6.3 : 1.00
First Quarter 2009	4.9 : 1.00
Second Quarter 2009	4.2 : 1.00
Third Quarter 2009	2.6 : 1.00
Fourth Quarter 2009 and each Fiscal Quarter thereafter	1.9 : 1.00

(iv) Minimum Consolidated Gross Profit.

The Company shall not permit its Consolidated Gross Profit for each quarterly period set forth below to be less than the amount opposite such period, calculated on a trailing twelve month basis.

Quarter	Consolidated Gross Profit
First Quarter 2007	$27,906,000
Second Quarter 2007	$23,228,000
Third Quarter 2007	$22,301,000
Fourth Quarter 2007	$21,589,000
First Quarter 2008	$24,486,000
Second Quarter 2008	$25,056,000
Third Quarter 2008	$28,120,000
Fourth Quarter 2008	$30,590,000
First Quarter 2009	$33,250,000
Second Quarter 2009	$35,886,000
Third Quarter 2009	$39,473,000
Fourth Quarter 2009 and each Fiscal Quarter thereafter	$42,418,000

(v) Maximum Land Acquisition Expenditure.

The Company shall not permit the consolidated total purchases of any Uncommitted Land Holdings to exceed for each quarterly period set forth below the amount opposite such period, calculated on a trailing twelve month basis.

Quarter	Maximum Land Acquisition Expenditure
First Quarter 2007	$0
Second Quarter 2007	$2,100,000
Third Quarter 2007	$2,888,000
Fourth Quarter 2007	$4,463,000
First Quarter 2008	$4,463,000
Second Quarter 2008	$4,200,000
Third Quarter 2008	$3,413,000
Fourth Quarter 2008	$2,100,000
First Quarter 2009	$2,100,000
Second Quarter 2009	$525,000
Third Quarter 2009	$525,000
Fourth Quarter 2009 and each Fiscal Quarter thereafter	$525,000

(vi) Minimum Net Worth.

The Company at all times during the periods set forth below shall maintain a Minimum Net Worth of not less than the amount opposite such period.

Quarter	Minimum Net Worth
First Quarter 2007	$151,644,000
Second Quarter 2007	$141,360,000
Third Quarter 2007	$133,000,000
Fourth Quarter 2007	$123,025,000
First Quarter 2008	$112,908,000
Second Quarter 2008	$102,600,000
Third Quarter 2008	$97,019,000
Fourth Quarter 2008	$89,300,000
First Quarter 2009	$80,038,000
Second Quarter 2009	$70,941,000
Third Quarter 2009	$68,495,000
Fourth Quarter 2009 and each Fiscal Quarter thereafter	$63,626,000

8.14.	Land Not Zoned for Residential Development.

Without the consent of the Senior Administrative Agent and the Required Lenders, the Company will not, and will not permit any Subsidiaries to, purchase or hold any raw acreage or undeveloped land or other land not having a zoning classification appropriate for a subdivision development of the type developed by the Company or a Restricted Subsidiary, whether now owned or acquired hereafter, in excess of the aggregate sum of $20,000,000 outstanding at any time, valued at the lesser of Cost or market.

8.15.	Maintenance of Deposits.

The Company will, and will cause each of its Subsidiaries to, maintain its primary operating and deposit accounts at the Administrative Agent, except for those deposits managed by the Company or any Subsidiary which are not owned by such Person.

8.16.	Model Homes Inventory.

The Company and its Subsidiaries will not have Model Homes, whether now owned or hereafter acquired, that exceed the aggregate sum of $8,500,000, outstanding at any time, valued at the lesser of Cost or market.

8.17.	Speculative Homes.

The Company and its Subsidiaries will not have an inventory of Speculative Homes and other dwellings built for speculation, whether now owned or hereafter acquired, that exceeds the aggregate sum of $31,000,000 outstanding at any time, valued at the lesser of Cost or market.

8.18.	Further Real Estate Acquisition Limitations, Maximum New Market Investment Amount.

The Company and its Subsidiaries will not permit their consolidated total Investments in or purchases of any Uncommitted Land Holdings, Speculative Homes, Model Homes and all other real or personal property constituting any one or more “start up operations” or other de novo entries in any market other than a Dominion Market to exceed the aggregate sum outstanding as of the Closing Date valued at the lesser of Cost or market. In addition, the Company will not, and will not permit any Subsidiary to, build homes or develop real estate in any locations or markets other than the State of Ohio or any contiguous state.

8.19.	Conduct of Business, Subsidiaries.

The Company will not, and will not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Person on the date hereof and any business or activities which are substantially similar, related or incidental thereto including, without limitation, Investments in any mortgage company permitted pursuant to Section 8.11(d) above. The Company will not, and will not permit any of its Subsidiaries to, create, capitalize or acquire any Subsidiary after the date hereof except in connection with an Investment permitted pursuant to Section 8.11 above.

8.20.	Acquisitions.

The Company will not, and will not permit any Subsidiary to, make any Acquisition.

8.21.	Restriction on Fundamental Changes.

The Company will not, and will not permit any Subsidiary to (a) enter into any merger or consolidation, or (b) liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the Company’s or any such Subsidiary’s business or property, whether now or hereafter acquired, except for the merger or liquidation of assets of a Subsidiary into the Company or into a Restricted Subsidiary. The Company shall cause each Subsidiary to be a direct or indirect wholly-owned Subsidiary of the Company.

8.22.	Cash Management.

(a) Subject to the terms of Cash Management Documents among the Administrative Agent, the Deposit Account Banks and the Company and its Subsidiaries, the Company shall, and shall cause each Subsidiary to, maintain all Deposit Accounts with such Deposit Account Banks selected by the Company or such Subsidiary in the ordinary course of business that have executed a Deposit Account Control Agreement in form and substance satisfactory to the Senior Administrative Agent. The Company shall, and shall cause each Subsidiary to, promptly upon receipt thereof, immediately deposit in its Deposit Accounts all monies, checks, drafts or funds received by it or such Subsidiary, including without limitation all proceeds of Collateral, receivables of the Company or such Subsidiary, and all cash proceeds of operations, whether arising in the ordinary course of business or otherwise. The Company shall maintain an Administrative Agent Concentration Account with the Administrative Agent into which all funds deposited in each Deposit Account shall be transferred by wire transfer, ACH or electronic transfer from such account pursuant to the terms of the Deposit Account Control Agreement governing such account.

(b) At any time after an Event of Default has occurred and is continuing, the Administrative Agent shall at the request of the Senior Administrative Agent, and is hereby authorized by the Company on behalf of itself and its Subsidiaries to, do either or both of the following: (i) deliver a notice to any Deposit Account Bank or (ii) cease honoring all checks, demands, withdrawal requests or remittance instructions from the Company or any Subsidiary with respect to any account or any funds on deposit therein. So long as any notice is in effect pursuant to clause (i) above, the Administrative Agent shall transfer in immediately available funds on a daily basis any and all amounts received from the Deposit Account Banks or held in the Administrative Agent Concentration Account or otherwise held as Cash Collateral (other than in any L/C Cash Collateral Account), to the Senior Administrative Agent for application to the repayment of the Obligations, such amounts to be applied in accordance with the provisions of Section 10.3.

(c) The Company shall, and shall cause each Subsidiary to, enter into a Deposit Account Control Agreement prior to establishing any Deposit Account.

(d) The Company agrees to pay to the Senior Administrative Agent and the Administrative Agent any and all reasonable fees, costs and expenses which the Senior Administrative Agent and the Administrative Agent incur in connection with maintaining the Deposit Accounts and depositing for collection any check or item of payment received by and/or delivered to the Deposit Account Banks, the Administrative Agent or the Senior Administrative Agent on account of the Obligations. The Company agrees to reimburse the Senior

Administrative Agent and the Administrative Agent for any amounts paid to any Deposit Account Bank arising out of any required indemnification by the Senior Administrative Agent or Administrative Agent of such Deposit Account Bank against damages incurred by the Deposit Account Bank in the operation of any Deposit Account.

8.23.	Insurance.

The Company shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain, in full force and effect the insurance policies and programs in effect as of the Closing Date, or substantially similar policies and programs or other policies and programs as are acceptable to the Senior Administrative Agent. Each certificate and policy relating to property damage insurance shall contain an endorsement, in form and substance acceptable to the Senior Administrative Agent, showing lender loss payable to the Administrative Agent and naming the Administrative Agent as an additional insured under such policy and providing that no act, whether willful or negligent, or default of the Company, any of its Subsidiaries or any other Person shall affect the right of the Administrative Agent to recover under such policy or policies of insurance in case of loss or damage. Each certificate and policy relating to any coverage other than the foregoing shall contain an endorsement naming the Administrative Agent as an additional insured under such policy. Such endorsement or an independent instrument furnished to the Senior Administrative Agent shall provide that the insurance companies shall give the Administrative Agent at least thirty (30) days’ written notice before any such policy or policies of insurance shall be cancelled or altered adversely to the interests of the Senior Administrative Agent, the Administrative Agent, the Issuing Banks and the Lenders. In the event that the Company or any of its Subsidiaries, at any time or times hereafter, shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Senior Administrative Agent or the Administrative Agent (at the discretion of the Senior Administrative Agent), without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Senior Administrative Agent deems advisable. All sums so disbursed by the Senior Administrative Agent or Administrative Agent shall constitute Revolving Loans and be part of the Obligations, payable as provided herein.

8.24.	Insurance and Condemnation Proceeds.

The Company hereby directs (and, if applicable, shall cause its Subsidiaries to direct) all insurers under policies of property damage insurance and any payor of any condemnation claim or award relating to any property of the Company or any Subsidiary thereof to pay all proceeds payable under such policies or with respect to such claim or award for any loss directly to the Administrative Agent, except to the extent such proceeds, claims or awards are required to be paid to alternate loss payees pursuant to the terms of any purchase money Indebtedness or any capital or operating lease permitted under this Agreement, in each case solely with respect to the property covered by such Indebtedness or lease; and in no case to the Company or any Subsidiary thereof. The Administrative Agent shall, within one Business Day of receipt of such proceeds, notify the Senior Administrative Agent of its receipt thereof and remit all of such proceeds to the Senior Administrative Agent. The Senior Administrative Agent shall, upon receipt of such proceeds and at the Company’s direction, either (a) apply the same to the principal amount of the Revolving Loans outstanding at the time of such receipt and create a corresponding reserve against Revolving Loan Availability in an amount equal to such application (the “Decision Reserve”) or (b) hold such proceeds (or cause the Administrative Agent to hold such proceeds) as Cash Collateral for the Obligations; provided, however, claims and awards not in excess of $250,000 per occurrence (or series of related occurrences) shall be remitted to the Company within a reasonable time following the Senior Administrative Agent’s receipt thereof. For up to 90 days after the date of any loss (the “Decision Period”), the Company may notify the Senior Administrative Agent that it intends to restore, rebuild or replace the property subject to the receipt of any insurance payment or condemnation award and shall, as soon as practicable thereafter, provide the Senior Administrative Agent detailed information, including a construction schedule and cost estimates. Should the Company notify the Senior Administrative Agent that it has decided not to rebuild or replace such property during the Decision Period, or should the Company fail to notify the Senior Administrative Agent of the Company’s decision during the Decision Period, then the amounts held as Cash Collateral or as the Decision Reserve shall automatically be applied to the Revolving Loans, with a corresponding permanent reduction of the Revolving Loan Commitments, at the election of the Senior Administrative Agent. In the event the Company notifies the Senior Administrative Agent that it intends to rebuild or replace such Property during the Decision Period, proceeds held as Cash Collateral or constituting the Decision Reserve shall be disbursed as necessary; provided, however, should an Event of Default occur after the Company has notified the Senior Administrative Agent that it intends to rebuild or replace such Property, the Decision Reserve or Cash Collateral, may at the Senior Administrative Agent’s discretion, or shall, upon the direction of Required Lenders, be applied as a mandatory prepayment of the Revolving Loans, with a corresponding permanent reduction of the Revolving Loan Commitments, at the election of the Senior Administrative Agent.

8.25.	Condemnation.

Promptly upon learning of the institution of any proceeding for the condemnation or other taking of any Real Property Parcel of the Company or any of its Subsidiaries, the Company shall notify each of the Senior Administrative Agent and the Administrative Agent of such proceeding, and permit each of the Senior Administrative Agent and the Administrative Agent to participate in any such proceeding, and from time to time shall deliver to the Senior Administrative Agent and the Administrative Agent all instruments reasonably requested by the Senior Administrative Agent and the Administrative Agent to permit such participation.

8.26.	Future Liens on Real Property.

At least ten (10) Business Days prior to the acquisition of any Real Property Parcel by the Company or any Restricted Subsidiary, the Company shall, and shall cause each Restricted Subsidiary to, provide each of the Senior Administrative Agent and the Administrative Agent written notice thereof. The Company shall, and shall cause each Restricted Subsidiary thereof to, execute and deliver to the Administrative Agent promptly upon the acquisition of such Real Property Parcel (other than Excluded Property) a Mortgage, deed of trust, assignment or other appropriate instrument evidencing a Lien in favor of the Administrative Agent upon any such Real Property Parcel, together with such title policies, certified surveys, environmental reports and local counsel opinions with respect thereto and such other property assurances, agreements, documents and instruments which the Senior Administrative Agent deems necessary or desirable, and to be subject only to (i) Liens permitted under Section 8.4 (other than Section 8.4(c)) and (ii) such other Liens as the Senior Administrative Agent may reasonably approve, it being understood that the granting of such additional security for the Secured Obligations pursuant to this Section 8.26 is a material inducement to the execution and delivery of this Agreement by each Lender.

8.27.	Future Liens on Personal Property.

The Company shall, and shall cause each of its Restricted Subsidiaries to, provide to the Administrative Agent (i) a Lien upon all personal property (other than Excluded Property) of such Person, pursuant to a Security Agreement substantially in the form of the Security Agreement dated as of the date of this Agreement, together with such other agreements, documents and instruments which the Senior Administrative Agent deems necessary or desirable, the same to be subject only to Liens permitted by Section 8.4 and such other Liens as the Senior Administrative Agent may reasonably approve and (ii) a pledge of 100% of the Equity Interests of each Subsidiary and each Investment in Joint Venture held by the Company or any Subsidiary, pursuant to a Security Agreement or pledge agreement in form and substance satisfactory to the Senior Administrative Agent, together with such other agreements, documents and instruments which the Senior Administrative Agent deems necessary or desirable. In addition, the Company shall cause each such Subsidiary to become a Restricted Subsidiary pursuant to the terms of a subsidiary guaranty in form and substance satisfactory to the Senior Administrative Agent, it being understood that the granting of the additional security for the Obligations pursuant to this Section 8.27 is a material inducement to the execution and delivery of this Agreement by each Lender.

8.28.	Landlord Waivers.

The Company shall use its best efforts to obtain and deliver to the Administrative Agent (with a copy to the Senior Administrative Agent) landlord waivers (with copies of the relevant lease attached) with respect to any lease entered into after the date hereof which relates to a location in which there is, or is reasonably expected to be, books and records or any other Collateral located.

8.29.	Inspections; Discussions.

The Company shall permit, and shall cause each of its Subsidiaries to permit, any authorized representative designated by the Senior Administrative Agent or the Required Lenders to visit and inspect any of the properties of such Person, to examine, audit, check and make copies of any such Person’s respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to such Person’s respective businesses or the transactions contemplated hereby and by the Loan Documents (including, in connection with environmental compliance, hazard or liability) (in each case, except such documents and data required to be maintained as confidential or such documents as contain privileged or legally protected communications), and to discuss any such Person’s affairs, finances and accounts with its officers and its independent certified public accountants, all of the foregoing upon reasonable notice and at such times during normal business hours, as often as may be reasonably requested. All reasonable costs and expenses incurred by the Senior Administrative Agent or, after the occurrence and during the continuance of any Event of Default, any Lender, in each case as a result of such inspection, audit or examination conducted pursuant to this Section 8.29 shall be paid by the Company. The Company hereby authorizes any such officer, employee and independent accountants to discuss with the Senior Administrative Agent or its representative or any representative of the Required Lenders the affairs of such Person and its Subsidiaries. The Company agrees to cooperate, and shall cause each of its Subsidiaries to cooperate, with the Senior Administrative Agent and such Lenders in any such examination, audit, check or verification.

8.30.	Lender Meeting.

If, at any time, the Senior Administrative Agent or the Required Lenders shall so request, then the Company agrees, within five (5) Business Days of such request to conduct a meeting, telephonically or in person, reasonably convenient for the Lenders, at a time at which at least the Lenders composing the Required Lenders will be available.

8.31.	Residential Closing Procedures.

Unless and until the Senior Administrative Agent notifies the Company otherwise, the Company shall, and shall cause each of its Subsidiaries to, (i) close all sales of residential units (including any GMAC Parcel) or any other Real Property Parcel through a title agency approved by the Senior Administrative Agent, including Alliance Title Agency, Ltd. and Alliance Title Agency of Kentucky, LLC, which title agency has delivered to the Administrative Agent a closing protection letter or other insured closing letter for all such closings, executed by such title company’s underwriter, in form and content satisfactory to the Senior Administrative Agent, (ii) cause all proceeds of each such closing payable to the Company or such Subsidiary to be transferred to the Administrative Agent for deposit in a Deposit Account satisfactory to the Senior Administrative Agent subject to a Deposit Account Control Agreement by wire transfer or other electronic means acceptable to the Senior Administrative Agent and the Administrative Agent, and (iii) provide the Senior Administrative Agent and the Administrative Agent at least monthly within 15 Business Days after the end of each month, copies of the settlement statement for each such closing and a report satisfactory to the Senior Administrative Agent showing each property sold, name of buyer, sale price, net proceeds, location of property and such other information as the Senior Administrative Agent or the Administrative Agent shall reasonably require.

8.32.	Transactions with Affiliates.

The Company shall not, and shall not permit any of its Subsidiaries, to: (i) make any Investment in an Affiliate of the Company or any of the Company’s Subsidiaries; (ii) transfer, sell, lease, assign or otherwise dispose of any Property to any Affiliate of the Company or any of the Company’s Subsidiaries; (iii) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Company or any of the Company’s Subsidiaries; (iv) repay any

Indebtedness to any Affiliate of the Company or any of the Company’s Subsidiaries; (v) pay any royalties to any Affiliate of the Company or any of the Company’s Subsidiaries; (vi) pay any management fees to any Affiliate of the Company or any of the Company’s Subsidiaries; or (vii) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Company or any of the Company’s Subsidiaries (including, without limitation, guaranties and assumptions of obligations of any such Affiliate); except in each case for transactions either (A) on a basis no less favorable to the Company or such Subsidiary as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate as determined in good faith by a committee of the Board of Directors of the Company composed solely of directors who are “independent” for purposes of the rules of the National Association of Securities Dealers, Inc. (an “Independent Committee”), or (B) in the case of compensation payable to any officer or director of the Company or such Subsidiary, in an amount approved by an Independent Committee of the Board of Directors of the Company. “Affiliate” of any specified Person means any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, (ii) which beneficially owns or holds 5% or more of any class of the Equity Interests entitled to vote in the election of members of the board of directors or other control body of such specified Person or (iii) of which 5% or more of the Equity Interests entitled to vote in the election of members of the board of directors or other control body or other equity interest is beneficially owned or held by such specified Person or a Subsidiary of such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Equity Interests, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary contained in this Section 8.32, this Section 8.32 shall not restrict or prohibit transactions between the Company and any Restricted Subsidiary or between any Restricted Subsidiary and any other Restricted Subsidiary that are otherwise permitted under other provisions of this Agreement.

8.33.	Consultants.

The Senior Administrative Agent, for itself and on behalf of the Lenders, shall have the right to retain the services of an advisor or other consultant. In connection therewith, the Company agrees upon demand to pay, or reimburse the Senior Administrative Agent and the Lenders for, all of the Senior Administrative Agent’s reasonable audit, appraisal, valuation, investigation and other expenses and for all other out-of-pocket costs and expenses of every type and nature related thereto up to an aggregate amount not to exceed $250,000 in any Fiscal Year.

8.34.	Amendments to GMAC Master Sale and Rental Agreement.

The Company shall not, and shall not permit any of its Subsidiaries to, amend, supplement, modify, waive or otherwise change the terms of the Second Amended and Restated Master Sale and Rental Agreement effective as of September 10, 2004 among the Company, Dominion Homes of Kentucky, Ltd. and GMAC Model Homes Finance, Inc. without the prior written consent of the Senior Administrative Agent.

9.	INFORMATION AS TO COMPANY AND SUBSIDIARIES

9.1.	Financial Statements and Other Reports.

The Company shall deliver the following to the Senior Administrative Agent, each Issuing Bank and each Lender:

(a) within 45 days after the end of each month, consolidated financial statements, including a balance sheet, statements of operations of the Company and the Subsidiaries, and statements of income and surplus, certified in the form of Exhibit D attached hereto by the president, chief operating officer, chief financial officer, or treasurer (a “Financial Officer”) of the Company as fairly representing the financial condition of the Company and the Subsidiaries as of the end of such period and setting forth in reasonable detail and comparative form the corresponding figures from the Financial Plan for the current Fiscal Year, together with a Narrative Report and Financial Plan with respect thereto and any other operating reports prepared by management for such period;

(b) within 45 days after the end of each month, a statement signed by a Financial Officer of the Company setting forth and certifying the calculation of the Borrowing Base as of the end of that period, substantially in the form of Exhibit I attached hereto or as is otherwise reasonably acceptable to the Senior Administrative Agent;

(c) within 45 days after the end of each month, a statement signed by a Financial Officer of the Company certifying that the Company is in compliance with terms of this Agreement and calculating the financial covenants and ratios of the Company and its Subsidiaries set forth in Sections 8.13 above;

(d) within 45 days after the end of each month, and at such other times as the Senior Administrative Agent may request, a report for the Company and its Subsidiaries, signed by a Financial Officer of the Company setting forth the number and dollar total of accounts receivable of the Company and its Subsidiaries in format satisfactory to the Senior Administrative Agent and consistent with past practices;

(e) within 45 days after the end of each month, a report signed by a Financial Officer of the Company in form substantially similar to that being currently provided to the Senior Administrative Agent as of the date hereof setting forth, inter alia, the following consolidated information with respect to the Company and its Subsidiaries:

(i) work-in-process for each subdivision then under development specifying the number of units and related costs;

(ii) backlog report, including beginning backlog, sales, closings, and ending backlog;

(iii) the number of Model Homes for each subdivision then under development specifying the number of units and related costs;

(iv) sales of units and closings of units for each subdivision then under development by the Company and its Subsidiaries; and

(v) Speculative Homes for each subdivision then under development by the Company and its Subsidiaries specifying the number of units and related costs;

(f) within 45 days after the end of each month, a Land Development Lot Availability Report certified by a Financial Officer of the Company, specifying the completed lots and lots under development for each subdivision then under development by the Company or any of the Subsidiaries;

(g) within 45 days after the end of each quarter, (i) consolidated and consolidating financial statements, including a balance sheet, statements of the operations of the Company and each of the Subsidiaries, and statement of income and surplus certified by a Financial Officer of the Company as fairly representing the financial condition of the Company and each of the Subsidiaries as of the end of such period and setting forth in reasonable detail and comparative form the corresponding figures from the Financial Plan for the current Fiscal Year, (ii) a report substantially similar to the report required by Section 9(d) above for the Company and for each Subsidiary and (iii) a Narrative Report and Financial Plan with respect thereto;

(h) immediately upon the filing, release or disclosure, as the case may be, copies of all filings, documents, disclosures or other information filed with the Securities and Exchange Commission or state or local securities commissions or other regulatory agency and all press releases;

(i) within 90 days of the end of each Fiscal Year, audited consolidated financial statements prepared in accordance with GAAP and certified by independent public accountants satisfactory to the Senior Administrative Agent, containing a balance sheet and statement of income and surplus, statement of cash flows and a reconciliation of capital accounts, along with any management letters written by such accountants and setting forth in reasonable detail and in comparative form the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, together with consolidating schedules of each Subsidiary and a Narrative Report with respect thereto;

(j) At least 30 days prior to the end of each Fiscal Year, a consolidated plan and financial forecast for the next Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for such next Fiscal Year, (ii) forecasted consolidated statements of income of the Company and its Subsidiaries for each month of such next Fiscal Year, (iii) forecasted consolidated statements of cash flows of the Company and its Subsidiaries for each Fiscal Quarter of such next Fiscal Year, (iv) forecasts demonstrating projected compliance with the financial covenants set forth in Section 8.13 herein for the upcoming Fiscal Year, and (v) forecasts demonstrating adequate liquidity for the upcoming Fiscal Year, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Senior Administrative Agent and accompanied by a certificate from a Financial Officer certifying that the projections contained therein are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made and at the time of delivery thereof;

(k) immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(l) within 45 days after the end of each quarter, a real estate acquisition report for the Company and its Subsidiaries detailing all real estate acquired or obtained for such quarter and the total of such acquisitions on a year to date basis through the end of such quarter, which includes (i) the total amount of acreage or developed lots, both for such quarter and on a year to date basis through the end of such quarter; (ii) the total dollar amount of such acquisitions, both for such quarter and on a year to date basis through the end of such quarter; (iii) the title and common name or subdivision name of such real property, both for such quarter and on a year to date basis through the end of such quarter; and (iv) a detailed listing of all Investments in Joint Ventures; and

(m) at the request of the Senior Administrative Agent, such other information the Senior Administrative Agent may from time to time reasonably require;

(n) within 45 days after the end of each month a report, in form satisfactory to the Senior Administrative Agent, providing the profit margin for homes closed that month of each (i) community or development in which the Company or any Subsidiary thereof is currently operating and (ii) home series of the Company or any Subsidiary thereof;

(o) within 15 Business Days after the end of each month, a calculation of the Borrowing Base as of the end of such period, subject to final adjustment and certification under subparagraph (b) above;

(p) within 45 days after the end of each month a report, in form satisfactory to the Senior Administrative Agent, providing open hedging positions, including notional amount, maturity, and such other information as the Senior Administrative Agent shall reasonably request;

(q) unless Consolidated EBITDA of the Company is greater than zero ($0.00) for each of the two immediately preceding Fiscal Quarters, on a bi-weekly basis (no later than every other Friday thereafter), the Company agrees to prepare and submit to the Senior Administrative Agent and the Lenders a weekly cash flow report, for the 13 consecutive weeks beginning as of such date (such Friday). Each such report shall be substantially similar in format to the weekly cash flow report provided to the Senior Administrative Agent and the Lenders prior to the Closing Date, and shall be otherwise in form satisfactory to the Senior Administrative Agent;

(r) promptly, and in any event within 30 days of such occurrence, written notice of any change (i) in any Loan Party’s corporate name, (ii) in any Loan Party’s identity or corporate structure, or (iii) in any Loan Party’s Federal Taxpayer Identification Number. The Company agrees not to effect or permit any change referred to in clause (i) or (ii) of the preceding sentence unless all filings have been made under the UCC or otherwise that are required for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral. The Company will furnish to the Senior Administrative Agent prompt written notice of any Lien (other than Liens permitted pursuant to

Section 8.4) or claims made or asserted against any Collateral or interest therein. The Company also agrees promptly to notify the Senior Administrative Agent and the Administrative Agent in writing if any material portion of the Collateral is lost, damaged or destroyed; and

(s) at the time of delivery of the annual financial statements with respect to the preceding Fiscal Year pursuant to Section 9.1(i), the Company shall deliver to the Senior Administrative Agent a certificate of a Financial Officer (i) either confirming that there has been no change in the information contained in the schedules to the Security Document since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 9.1(s) and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

9.2.	Board Membership.

So long as the Original Term B Lenders hold at least fifty-one percent (51%) of the outstanding principal amount of the Term B Loans, the Company shall permit up to two representatives of the Original Term B Lenders (together, the “Designated Board Members” and each individually, a “Designated Board Member”), reasonably acceptable to the Company, to be designated to the Board of Directors (at the option of the Original Term B Lenders) by the Original Term B Lenders. The Company will use its best efforts to (i) effect the appointment of the Designated Board Members and (ii) prevent the removal or replacement of the Designated Board Members, without cause (including a violation of the Company’s code of ethics), without the consent of the Original Term B Lenders. Upon the nomination of a new Designated Board Member, the Company may determine if such new nominee is reasonably acceptable to the Company. Any previously appointed Designated Board Member who is nominated for re-election shall be deemed to be reasonably acceptable to the Company unless material events which would change such determination by the Company have occurred.

10.	EVENTS OF DEFAULT

10.1.	Nature of Events.

An “Event of Default” shall exist if any of the following occurs:

(a) the Company fails to make any payment of principal or interest (including, without limitation, any payment or reduction required under Section 3.17 above) or fails to reimburse the Senior Administrative Agent, the Administrative Agent or any Lender pursuant to this Agreement or a holder of any Note, reimbursement agreement, or guaranty agreement executed in connection with this Agreement on or before five (5) days after the date any such payment or reimbursement is due;

(b) the Company fails to perform or observe any covenant contained in Sections 8.2(d), 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.19,

8.20, 8.21, 8.24, 8.30, 8.31, 8.32 or 8.34 of this Agreement; provided, however; that each of the Term B Lenders acknowledges and agrees that any Event of Default arising out of the failure to perform or observe any financial covenant contained in Section 8.13(a) shall not constitute an Event of Default with respect to the Term B Loan Obligations;

(c) the Company fails to perform or observe any covenant contained in Sections 8.18, 8.22, 8.23, 8.25, 8.26, 8.27, 8.29, or 8.33, and any such failure continues for a period of ten (10) days;

(d) a default or event of default shall occur under any other Loan Document, beyond any applicable notice or cure periods contained therein;

(e) the Company or any Subsidiary shall breach any other covenant, condition or provision of this Agreement, any Note, any Security Document or any other Loan Document not otherwise addressed in this Section 10.1, and such breach shall not be remedied to Senior Administrative Agent’s satisfaction for a period of thirty (30) days after the earlier of (i) written notice from the Senior Administrative Agent or the Administrative Agent of such failure or breach or (ii) such failure or breach shall first become known to any Financial Officer of the Company;

(f) any warranty, representation or other statement by or on behalf of the Company contained in this Agreement or by a Subsidiary in any Loan Document or in any instrument furnished by an officer thereof in compliance with or in reference to this Agreement is false or misleading in any material respect on the date made (or deemed made);

(g) the Company or any Material Subsidiary makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, receiver or liquidator;

(h) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by the Company or any Material Subsidiary;

(i) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted against the Company or any of the Subsidiaries, and remain undismissed for a period of 90 days, or an order for relief shall be entered in any of the foregoing;

(j) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 in excess of applicable insurance coverage (as verified by the Senior Administrative Agent) is or are outstanding against the Company or any of the Subsidiaries, and such judgment or judgments have been outstanding for more than 21 days from the date of entry and have not been discharged, stayed or bonded in the full amount of such judgment or judgments;

(k) the Company’s audited financial statements referred to in Section 9(i) above, or any discussion draft thereof, reflects that the Company’s financial statement is a “qualified” statement and such circumstance has existed for more than 48 hours;

(l) the Company or any Subsidiary fails to perform or observe any covenant not specified in Section 10.1 (a) through (k) above in favor of the Administrative Agent, the Senior Administrative Agent or any of the Lenders pursuant to any Loan Document or any agreement, instrument, or document executed in connection with this Agreement, including, without limitation, guaranty agreements, any interest rate contracts or agreements relating to interest rate limitations or interest rate “swaps,” and such failure continues for more than 30 days after such failure shall first become known to any Financial Officer of the Company;

(m) any Change in Control shall occur;

(n) the Senior Administrative Agent and the Required Lenders shall determine that a Material Adverse Effect has occurred;

(o) the loss, theft or substantial damage to the Collateral (to the extent such loss is not covered by insurance) if the result of such event will be, in the Senior Administrative Agent’s or the Required Lenders’ reasonable judgment, the failure or inability of the Company or any of its Subsidiaries to continue business operations in the normal course of its business within thirty (30) days of the date of such event;

(p) at any time for any reason (i) any Security Document or any other Loan Document ceases to be in full force and effect or the Company or any of its Subsidiaries party thereto seeks to repudiate its obligations thereunder or any Liens intended to be created thereby, or the Company or any such Subsidiary seeks to render such Liens invalid or unperfected or (ii) Liens in favor of the Senior Administrative Agent, the Administrative Agent, the Issuing Banks or any Lender contemplated by any Security Document or other Loan Document shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be amended, hypothecated, subordinated, terminated or discharged, or if any person is released from any of its covenants or obligations under any Security Document or other Loan Document or shall not have the priority contemplated hereby, by the Security Documents or by the other Loan Documents;

(q) the Company or any Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than an Obligation) in excess of the principal amount of $1,000,000, or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or permit any holder of such Indebtedness to accelerate the maturity of such Indebtedness or require the redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Company or any such Subsidiary (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

(r) In the case of the Term B Loan Obligations only, all or any part of the Revolving Loan Obligations or the Term A Loan Obligations are accelerated.

10.2.	Default Remedies.

(a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Sections 10.1(g), (h), or (i), the Revolving Loan Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest (including any accrued interest at the Default Rate) on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind, all of which are hereby expressly waived by the Company; and upon the occurrence of any other Event of Default, the Senior Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by written notice to the Company (i) declare the imposition of the Default Rate, (ii) declare that all or any portion of the Revolving Loan Commitments are terminated, in which case the Revolving Loan Commitments and the obligations of each Lender to make any Revolving Loan hereunder and of each Lender or either Issuing Bank to procure, issue, extend or participate, as the case may be, in any Letter of Credit not then issued shall immediately terminate, (iii) declare the unpaid principal amount of, and any and all accrued and unpaid interest, on the Obligations to be immediately due and payable, without presentment, demand or protest or any requirements of any kind, all of which are hereby expressly waived by the Company, and (iv) commence any enforcement action against the Collateral pursuant to any Security Document, any other Loan Document or pursuant to applicable law, including, without limitation, causing all or any part of the Collateral to be transferred or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee, all without presentment, demand, protest, or notice of any kind (except as required by applicable law), each of which is hereby expressly waived.

(b) Deposit for Letters of Credit. In addition, within five days after the occurrence of an Event of Default, the Company shall, promptly upon demand by the Senior Administrative Agent, in its sole discretion, deliver to the Senior Administrative Agent (or, at the discretion of the Senor Administrative Agent, deliver to the Administrative Agent) additional Cash Collateral in such form as requested by the Senior Administrative Agent, together with such endorsements, and execution and delivery of such documents and instruments as the Senior Administrative Agent may request in an aggregate stated amount which, when added to the Cash Collateral already held by any of the Issuing Banks, shall be equal to not more than 105% of the then outstanding Letter of Credit Obligations. Any such Cash Collateral shall be promptly returned to the Company upon the satisfaction or expiration of the Letter of Credit Obligations.

(c) Nonwaiver; Remedies Cumulative. No course of dealing on the part of the Senior Administrative Agent, the Administrative Agent or any Lender, nor any delay or failure on the part of the Senior Administrative Agent, the Administrative Agent or any Lender in exercising any rights, powers or privileges hereunder, shall operate as a waiver of such rights, powers or privileges or otherwise prejudice any of the Senior Administrative Agent’s, the Administrative Agent’s or the Lenders’ rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege by the Senior Administrative Agent, the Administrative Agent or each Lender. No right or remedy conferred upon or reserved to the Senior Administrative Agent, the Administrative Agent or any Lender under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to the Senior Administrative Agent, the Administrative Agent or any Lender may be exercised from time to time and as often as may be deemed expedient by the Senior Administrative Agent, the Administrative Agent or any Lender.

(d) Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default hereunder, the Senior Administrative Agent, the Administrative Agent and each Lender, and any of them, subject to the terms of this Agreement, are hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company) and to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Senior Administrative Agent, the Administrative Agent or each Lender, or any of them to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement, irrespective of whether or not the Senior Administrative Agent, the Administrative Agent or any Lender shall have made any demand hereunder and although such obligations may be unmatured.

(e) Payment of Premiums. In the event of any acceleration of the maturity of the Loans pursuant to Section 10.2(a) or otherwise, the Company shall pay to (i) the Term A Lenders the Term A Loan Applicable Prepayment Premium and (ii) the Term B Lenders the Term B Loan Make-Whole Premium (in the event such acceleration occurs on or prior to the eighteen (18) month anniversary of the Closing Date) or the Term B Loan Applicable Prepayment Premium in the event such acceleration occurs after the eighteen (18) month anniversary of the Closing Date), as applicable.

10.3.	Application of Payments.

After the occurrence and during the continuance of an Event of Default, the Senior Administrative Agent may, and upon the acceleration of the Obligations or at the written direction of the Required Lenders, which direction shall be consistent with the last sentence of this Section 10.3, shall, apply all payments, other than any payment made as a result of offset from a L/C Cash Collateral Account while any Letter of Credit Obligation is outstanding, and prepayments in respect of any Obligations and all funds on deposit in the following order:

(a) first, to pay interest on and then principal of any portion of the Loans which the Senior Administrative Agent may have advanced on behalf of any Lender for which the Senior Administrative Agent has not then been reimbursed by such Lender or the Company;

(b) second, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Senior Administrative Agent;

(c) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

(d) fourth, ratably to pay Obligations in respect of any fees, expenses, premiums (including the Term A Loan Applicable Prepayment Premium), reimbursements or indemnities then due to the Revolving Lenders, the Term A Lenders and the Issuing Banks, as the case may be in connection with the First Lien Loans and Letter of Credit Obligations, as the case may be;

(e) fifth, ratably to pay any interest due in respect of Reimbursement Obligations;

(f) sixth, ratably to pay interest due in respect of the First Lien Loans;

(g) seventh, ratably to pay or prepay principal outstanding on Reimbursement Obligations;

(h) eighth, ratably to pay or repay principal outstanding or the First Lien Loans and to provide Cash Collateral (to the extent not previously provided) for undrawn Letters of Credit and to the ratable payment of Hedging Obligations of the Lenders in respect of the First Lien Loans and Cash Management Obligations;

(i) ninth, to pay Obligations in respect of any fees, expenses, premiums (including the Term B Loan Applicable Prepayment Premium or Term B Loan Make-Whole Premium, as applicable), reimbursements or indemnities then due to the Term B Lenders in connection with the Term B Loans ;

(j) tenth, ratably to pay interest due in respect of the Term B Loans;

(k) eleventh, ratably to pay or prepay principal outstanding on the Term B Loans;

(l) twelfth, to the ratable payment of Hedging Obligations of the Lenders in respect of the Term B Loans;

(m) thirteenth, to the ratable payment of all other Obligations and Related Obligations owing to the Lenders from the Company or any Subsidiary thereof; and

(n) fourteenth, to the Company or such other Person entitled thereto under applicable law.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of an Event of Default) by the Company, all principal payments in respect of the Loans shall be applied first to repay outstanding Base Rate Loans of the relevant class of Loans. The order of priority set forth in this Section 10.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Senior Administrative Agent, the Administrative Agent, the Lenders, and the Issuing Banks as among themselves. All payments in respect of any Obligations to be made to the Lenders pursuant to this Section 10.3 shall be allocated by the Senior Administrative Agent among such of the Lenders, the Senior Administrative Agent, the Administrative Agent and the Issuing Banks as are entitled thereto, and, if to the Lenders, in proportion to their respective Pro Rata Shares and pursuant to the applicable wire instructions received from each such Person in writing.

11.	THE AGENTS

11.1.	Appointment.

The Senior Administrative Agent hereby designates and appoints Huntington as “Administrative Agent” hereunder and under each of the Loan Documents. The Administrative Agent is a collateral agent and representative of the Senior Administrative Agent and the Lenders within Section 9-102(a)(72)(E) of the UCC. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained herein and in the other Loan Documents. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to the Senior Administrative Agent any Lender or to the Company or any Subsidiary of the Company by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Senior Administrative Agent with only those duties as are expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby designates and appoints Silver Point as “Senior Administrative Agent” hereunder and under each of the other Loan Documents and the Required Lenders, on behalf of the Lenders, hereby authorize Silver Point, in such capacity, to act as agent for each such Lender and the agent of each other Lender in accordance with the terms hereof and the other Loan Documents. The Senior Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. In its capacity as the Lenders’ contractual representative, (i) the Senior Administrative Agent shall not assume any fiduciary duties to any of the Lenders, (ii) the Senior Administrative Agent is a “representative” of the Lenders within the meaning of Section 9-102(a)(72)(E) of the Uniform Commercial Code, and (iii) the Senior Administrative Agent is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Senior Administrative Agent or the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. Notwithstanding the use of the defined term “Senior Administrative Agent,” it is expressly understood and agreed that the Senior Administrative Agent shall not have any fiduciary responsibilities to any Lender or to the Company or any Subsidiary of the Company by reason of this Agreement and that the Senior Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.

11.2.	Powers.

The Senior Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Senior Administrative Agent or the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Senior Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Senior Administrative Agent. Notwithstanding any other provision herein or in any other Loan Document to the contrary and any other authority it may have previously been granted under any Loan Document, the Administrative Agent hereby agrees that it shall take action or exercise any authority granted to it hereunder and under the other Loan Documents or any other rights or powers available to it under applicable law only upon the express instruction and direction of the Senior Administrative Agent and that it shall not exercise such authority, rights or powers or take any such action unless so instructed or directed by the Senior Administrative Agent. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action under this Agreement or any Loan Document except any action specifically requested by the Senior Administrative Agent or provided by the Loan Documents to be taken by the Administrative Agent.

11.3.	General Immunity.

None of the Senior Administrative Agent, the Administrative Agent or any of their respective directors, officers, agents or employees shall be liable to any or all of the Company, any Subsidiary of the Company or the Lenders for any action taken or omitted to be taken by it or them hereunder or under any other Loan Documents or in connection herewith or therewith, except, with respect to any actions of any such Person, to the extent that such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Person.

11.4.	No Responsibility for Loans, Recitals.

None of the Senior Administrative Agent, the Administrative Agent or any of their respective directors, officers, or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Documents or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Documents, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Section 6, except receipt of items required to be delivered to the Senior Administrative Agent; or (d) the validity, effectiveness or genuineness of any Loan Documents or any other instrument or writing furnished in connection therewith. Neither the Senior Administrative Agent nor the Administrative Agent shall have any duty to disclose to the Lenders information that is not required to be furnished by the Company to the Senior Administrative Agent or Administrative Agent, as the case may be, at such time, but is voluntarily furnished by the Company to the Senior Administrative Agent or the Administrative Agent, as the case may be (either in its capacity as the Senior Administrative Agent or the Administrative Agent, as the case may be, or in its individual capacity).

11.5.	Action on Instructions of Lenders.

The Senior Administrative Agent and the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or, in the case of any act or failure to act calculated to give rise to any of the events or circumstances described in clauses (a) through (e) of Section 13.4, each affected Lender, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Senior Administrative Agent and the Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Documents unless each of them shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, costs and expense that it may incur by reason of taking or continuing to take any such action.

11.6.	Employment of Agents and Counsel.

The Senior Administrative Agent and the Administrative Agent may execute any of their duties as Senior Administrative Agent and Administrative Agent, respectively, by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by them or their respective authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by either of them with reasonable care. The Senior Administrative Agent and the Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and their respective duties hereunder and under any other Loan Documents.

11.7.	Reliance on Documents, Counsel.

Each of the Senior Administrative Agent and the Administrative Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect of legal matters, upon the opinion of counsel selected by the Senior Administrative Agent or the Administrative Agent, as the case may be, which counsel may be employees of such Person.

11.8.	Reimbursement and Indemnification.

The Lenders agree to reimburse and indemnify ratably in proportion to their respective Commitments the Senior Administrative Agent and the Administrative Agent (a) for any amounts not reimbursed by the Company for which the Senior Administrative Agent or the Administrative Agent, as the case may be, is entitled to reimbursement by the Company under the Loan Documents, (b) for any amounts not reimbursed by the Company for any other expenses incurred by the Senior Administrative Agent or the Administrative Agent, as the case may be, on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (c) for any amounts not reimbursed by the Company for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Senior Administrative Agent or the Administrative Agent, as the case may be, in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they are determined in a final judgment of a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Senior Administrative Agent or the Administrative Agent, as the case may be. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

11.9.	Rights as a Lender.

In the event the Senior Administrative Agent or the Administrative Agent, as the case may be, is a Lender, such Person shall have the same rights and powers hereunder and under any other Loan Documents as any Lender and may exercise the same as though it were not the Senior Administrative Agent or the Administrative Agent, as the case may be, and the term “Lender” or “Lenders” shall at any time when the Senior Administrative Agent or the Administrative Agent, as the case may be, is a Lender, unless the context otherwise indicates, include the Senior Administrative Agent or the Administrative Agent, as the case may be, in its individual capacity. The Senior Administrative Agent and the Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Documents, with the Company or any of its Subsidiaries in which the Company or any of its Subsidiaries is not restricted hereby from engaging with any other Person. Neither the Senior Administrative Agent nor the Administrative Agent, as the case may be, in its individual capacity, is obligated to remain a Lender, provided, however, that in the event that the Senior Administrative Agent or any affiliate or the Administrative Agent or any affiliate, as the case may be, ceases to be a Lender or an Issuing Bank hereunder, the Required Lenders may remove the Senior Administrative Agent or the Administrative Agent, as the case may be, and appoint a successor Senior Administrative Agent or the Administrative Agent, as the case may be, if no Event of Default has occurred and is continuing, with the consent of the Company and, in the case of any removal of the Administrative Agent, the Senior Administrative Agent.

11.10.	Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Senior Administrative Agent, the Administrative Agent or any other Lender and based on the financial statements prepared by the Company or any Subsidiary and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Senior Administrative Agent, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.11.	Successor Senior Administrative Agent; Successor Administrative Agent.

(a) Successor Senior Administration Agent. The Senior Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Administrative Agent and the Company, such resignation to be effective upon the appointment of a successor Senior Administrative Agent or, if no successor Senior Administrative Agent has been appointed, 45 days after the resigning Senior Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Senior Administrative Agent. If no successor Senior Administrative Agent shall have been so appointed by the Required Lenders within 30 days after the resigning Senior Administrative Agent’s giving notice of its intention to resign, then the resigning Senior Administrative Agent may appoint, on behalf of the Lenders, a successor Senior Administrative Agent. If the Senior Administrative Agent has resigned and no successor Senior Administrative Agent has been appointed, the Lenders may perform all the duties of the Senior Administrative Agent hereunder, and the Company shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Senior Administrative Agent shall be deemed to be appointed hereunder until such successor Senior Administrative Agent has accepted the appointment and, if no Event of Default or Potential Default has occurred and is continuing, the Company has consented to such appointment. Upon the acceptance of any appointment as Senior Administrative Agent hereunder by a successor Senior Administrative Agent, such successor Senior Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Senior Administrative Agent, and, in the event that Silver Point is both (i) the resigning Senior Administrative Agent or has been removed pursuant to the terms hereof, and (ii) has procured Letters of Credit hereunder, such successor shall be obligated upon the request of Silver Point to issue substitute Letters of Credit for the outstanding Letters of Credit procured by Silver Point, in its capacity as an Issuing Bank hereunder, or otherwise to provide credit assurance satisfactory to Silver Point in its capacity as an Issuing Bank with respect to such outstanding Letters of Credit. Upon the effectiveness of the resignation of the Senior Administrative Agent, the resigning Senior Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of a Senior Administrative Agent, the provisions of this Section 11.11 shall continue in effect for the benefit of such Senior Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Senior Administrative Agent hereunder and under the other Loan Documents.

(b) Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Senior Administrative Agent, the Lenders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent. Upon any such resignation, the Senior Administrative Agent or the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Senior Administration Agent or the Required Lenders within 30 days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Lenders, a successor Administrative Agent. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment, the Senior Administrative Agent has consented to such appointment and, if no Event of Default or Potential Default has occurred and is continuing, the Company has consented to such appointment. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and, in the event that Huntington is both (i) the resigning Administrative Agent or has been removed pursuant to the terms hereof, and (ii) has issued Letters of Credit hereunder, such successor shall be obligated upon the request of Huntington to issue substitute Letters of Credit for the outstanding Letters of Credit issued by Huntington, in its capacity as an Issuing Bank hereunder, or otherwise to provide credit assurance satisfactory to Huntington in its capacity as an Issuing Bank with respect to such outstanding Letters of Credit. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Section 11.11 shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

11.12.	Ratable Payments.

Subject to the provisions of Section 10.3 above, and except as otherwise provided herein, all payments and any other amounts received by the Senior Administrative Agent from or for the benefit of the Company shall be applied first, to pay principal of and interest on any portion of the Loans which the Senior Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Senior Administrative

Agent has not then been reimbursed by such Lender or the Company, and second, to pay all other Obligations then due and payable in accordance with this Agreement. Payments in respect of Loans received by the Senior Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Pro Rata Share, and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and the Issuing Banks as are entitled thereto, and, if to the Lenders, in proportion to their respective Pro Rata Shares. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.7, 3.10 or 3.14) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the applicable class of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral in respect of their Pro Rata Shares. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

11.13.	Relations Among Lenders.

Each of the Administrative Agent, the Lenders and the Issuing Banks agrees that it shall not take any legal action, nor institute any actions or proceedings (other than offset or setoff), against the Company or any Subsidiary or with respect to any Collateral without the prior written consent of the Senior Administrative Agent and the Required Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or terminate its Revolving Loan Commitment, except in accordance with Section 10.2(a) or a setoff permitted under Section 10.2(d).

11.14.	Concerning the Collateral and the Loan Documents.

(a) Authority. Each of the Lenders and each of the Issuing Banks authorizes and directs each of the Senior Administrative Agent and the Administrative Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and such Issuing Banks. Each of the Lenders and Issuing Banks agrees that any action taken by the Senior Administrative Agent, the Administrative Agent or the Required Lenders (or, where required by the express terms hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Senior Administrative Agent, the Administrative Agent or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and Issuing Banks. Without limiting the generality of the foregoing, each of the Senior Administrative Agent and the Administrative Agent shall have the right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Company or any of its Subsidiaries; (iii) act as collateral agent for the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, each of the

Senior Administrative Agent and the Administration Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Senior Administrative Agent, the Administrative Agent, the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens with respect to the Company’s and its Subsidiaries’ respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by any Loan Document; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Senior Administrative Agent, the Administrative Agent, the Lenders or the Issuing Banks with respect to the Collateral under the Loan Documents relating thereto, under applicable law or otherwise.

(b) Release of Collateral. Each of the Lenders, the Issuing Banks and any holder of any Note hereby directs the Senior Administrative Agent to direct the Administrative Agent to release any Lien held by the Administrative Agent:

(i) against all of the Collateral, upon final payment in full of the Obligations and termination hereof;

(ii) against any part of the Collateral sold or disposed of by the Company or any of its Subsidiaries, if such sale or disposition is permitted by Section 5.3 or 8.3 (or permitted pursuant to a waiver or consent to a transaction otherwise prohibited by such Section) or, if not pursuant to such sale or disposition, against any other part of the Collateral if such release is consented to by the Required Lenders; and

(iii) against any Real Property Parcel listed on Schedule 8.3 at the request of the Company at any time on or after the Closing Date.

In addition, each of the Lenders and each of the Issuing Banks hereby directs the Senior Administrative Agent to cause the Administrative Agent to execute and deliver or file any such termination and partial release statement and release of mortgage and to do such any such other act as is necessary to release Liens to be released pursuant to this Section 11.14(b) promptly upon the effectiveness of any such release.

(c) No Duty to Act. Neither the Senior Administrative Agent nor the Administrative Agent shall be required to execute any such document on terms which, in the Senior Administrative Agent’s or the Administrative Agent’s opinion, as the case may be, would expose the Senior Administrative Agent or the Administrative Agent, as the case may be, to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, provided, however, that any such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Company or any of its Subsidiaries in respect of) all interests retained by the Company or any of its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d) No Obligation. Neither the Senior Administrative Agent nor the Administrative Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Company or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Senior Administrative Agent and/or the Administrative Agent in this Section 11.14 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Senior Administrative Agent and/or, subject to Section 11.2, the Administrative Agent may act in any manner as either the Senior Administrative Agent or the Administrative Agent, as the case may be, may deem appropriate, each in its sole discretion, and that neither the Senior Administrative Agent nor the Administrative Agent shall have any duty or liability whatsoever to any Lender.

(e) Collateral Matters Relating to Related Obligations. The benefit of the Loan Documents and the provisions of this Agreement relating to the Collateral shall extend to and be available to any Lender in respect of any Secured Obligation (“Related Obligation”) which arises under (i) the Replacement Letter of Credit Facility, and/or (ii) any Hedging Obligation in respect of the Loans and Cash Management Obligation, solely on the condition and understanding, as among the Senior Administrative Agent, the Administrative Agent and all holders of any Related Obligations, that (I) the Related Obligations shall be entitled to the benefit of the Collateral to the extent expressly set forth in this Agreement and the Loan Documents, and to such extent the Senior Administrative Agent and the Administrative Agent shall hold, and have the right and power to act with respect to, the Collateral on behalf of and as agent for any holder of a Related Obligation; but each of the Senior Administrative Agent and the Administrative Agent are otherwise acting solely as agent for the Lenders and the Issuing Banks and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligations whatsoever to any holder of a Related Obligation; and (II) all matters, acts and omissions relating in any manner to the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the Loan Documents, and no separate Lien, right, power or remedy shall arise or exist in favor of any holder of a Related Obligation under any separate instrument or agreement or in respect of any such Related Obligation; and (III) each holder of a Related Obligation shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the Loan Documents, by the Senior Administrative Agent, the Administrative Agent or the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Loan Commitment and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any holder or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby; and (IV) no holder of any Related Obligation (except the Senior Administrative Agent, the Administrative Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents; and (V) no holder of any Related Obligation shall exercise any right of setoff, banker’s Lien or similar right except as expressly provided in Section 10.2(d).

12.	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.	Successors and Assigns.

The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Company, the Senior Administrative Agent, the Administrative Agent and the Lenders and their respective successors and assigns, except that (a) the Company shall not have the right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders and (b) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (b) of the preceding sentence, any Lender may at any time, without the consent of the Company or the Senior Administrative Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank for the purpose of securing loans from such Federal Reserve Bank to any such Lender; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Senior Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Senior Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

12.2.	Participations.

(a) Permitted Participants; Effect. Any Lender, in the ordinary course of its business and in accordance with the applicable law, at any time may sell to one or more entities (each such entity being referred to herein as a “Participant”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any interest in Letters of Credit held by such Lender, the Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Company under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Company and the Senior Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. The participation agreement effecting the sale of any participating interest shall contain a representation by the Participant to the effect that none of the consideration used to make the purchase of the participating interest in the Revolving Loan Commitment, Loans and interests in Letters of Credit under such participation agreement are “plan assets” as defined under ERISA and that the rights and interests of the Participant in and under the Loan Documents will not be “plan assets” under ERISA.

(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents.

(c) Benefit of Setoff. The Company agrees that to the extent permitted by applicable law each Participant shall be deemed to have the right of setoff provided in Section 10.2(d) in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 10.2(d) with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant shall be deemed to agree, by exercising the right of setoff provided in Section 10.2(d) to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 10.2(d) as if each Participant were a Lender.

12.3.	Assignments.

(a) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other Persons (“Purchasers”) all or any part of its Revolving Loan Commitment and outstanding Loans and interests in the Letters of Credit, together with its rights and obligations under the Loan Documents with respect thereof; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations so assigned; (ii) the amount of the Revolving Loan Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of such assignment) may be in the amount of such Lender’s entire Revolving Loan Commitment but otherwise shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess of that amount; and (iii) notwithstanding the foregoing clause (ii), (A) if the assignment is made to a Lender, the amount of the Revolving Loan Commitment assigned shall not be less than $5,000,000 or an integral multiple thereof and (B) if the assignment is made pursuant to Section 3.14, the Revolving Loan Commitment assigned may be in the amount of the relevant Lender’s entire remaining Revolving Loan Commitment; (iii) the amount of the Term A Loans or Term B Loans of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of such assignment) may be in the amount of such Lender’s entire Term B Loans but otherwise shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess of that amount; and (iv) notwithstanding the foregoing clause (iii), (A) if the assignment is made to a Lender, the amount of the Term A Loans or Term B Loans assigned shall not be less than $5,000,000 or an integral multiple thereof and (B) if the assignment is made pursuant to Section 3.14, Term A Loans or Term B Loans assigned may be in the amount of the relevant Lender’s entire remaining outstanding principal amount of such Term A Loans or Term B Loans. Any such assignment shall be substantially in the form of Exhibit E hereto or in such other form as may be agreed to by the parties thereto. The consent of the Senior Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender. Such consent shall not be unreasonably withheld. So long as no Potential Default or Event of Default has occurred and is continuing, any assignment of Revolving Loans and Revolving Loan Commitments shall be made to an Eligible Assignee.

(b) Effect; Effective Date. The Senior Administrative Agent shall maintain at its principal office a register for the recordation of the names and addresses of Lenders and the Issuing Banks and the outstanding Loans and Revolving Loan Commitment of, and Letter of Credit Obligations with respect to, each such Person from time to time (the “Register”). Following delivery to the Senior Administrative Agent of a notice of assignment, substantially in the form attached to Exhibit E hereof (a “Notice of Assignment”), together with any consent of the Senior Administrative Agent required by Section 12.3(a), and payment by the Purchaser of a $5,000 fee (which the Company shall not be obligated to pay or reimburse) to the Senior Administrative Agent for processing such assignment, upon the date certain specified in such Notice of Assignment and recording of the information contained in the Notice of Assignment in the Register, such assignment shall become effective (the “Effective Assignment Date”). The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment, Loans and interests in the Letters of Credit, as the case may be, under the applicable assignment agreement are “loan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the Effective Assignment Date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto and thereto, and no further consent or action by the Company, the Lenders or the Senior Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the aggregate Revolving Loan Commitments or outstanding Term Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(b) the transferor Lender, the Senior Administrative Agent, and the Company shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting its Revolving Loan Commitment or outstanding Loans, as adjusted pursuant to such assignment.

12.4.	Dissemination of Information.

The Company authorizes each Lender to disclose to any Participant or Purchaser or any other person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 13.10 hereof.

13.	NOTICES AND GENERAL PROVISIONS

13.1.	Notices.

(a) Giving Notice. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth on Appendix B attached hereto and made a part hereof, or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted.

(b) Change of Address. The Company, the Senior Administrative Agent, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

13.2.	Reproduction of Documents.

This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Senior Administrative Agent or any Lender at the closing or otherwise, and (c) financial statements, certificates and other information previously or hereafter furnished to the Senior Administrative Agent or any Lender, may be reproduced by the Senior Administrative Agent or any Lender by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the Senior Administrative Agent or any Lender may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Senior Administrative Agent or any Lender in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

13.3.	Survival.

All warranties, representations, and covenants made by the Company herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Senior Administrative Agent and each Lender and shall survive the closing of the Obligations regardless of any investigation made by the Senior Administrative Agent or any Lender on their behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company. This Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of each of the parties.

13.4.	Amendments.

Subject to the provisions of this Section 13.4, the Required Lenders (or the Senior Administrative Agent with the consent in writing of the Required Lenders) and the Company may enter into written agreements supplemental hereto for the purpose of adding to or modifying any provisions of the Loan Documents or changing in any manner the rights of the Lenders and the Company hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement, waiver or amendment or modification shall, without the consent of each Lender affected thereby,

(a) extend the Term A Loan Maturity Date, the Term B Loan Maturity Date, any Term Loan Note or Revolving Loan Note, or Reimbursement Obligation or forgive all or any portion of the principal amount thereof, any interest thereon, or any fees or other amounts payable hereunder (except that the Senior Administrative Agent may waive payment of the fee required under Section 12.3(b) without obtaining the consent of any other party to this Agreement) or reduce the rate or rates of interest or extend the time of payment of interest, fees or other amounts payable hereunder;

(b) reduce the percentage specified in the definition of Required Lenders, Required Revolving Lenders, Required Term A Lenders, Required First Lien Lenders and Required Term B Lenders or change the aggregate Pro Rata Share required for the Lenders or any of them to take action hereunder;

(c) reduce the amount or extend the payment date for any payments required under Section 3.15 or Section 3.16 or increase the amount of the Revolving Loan Commitment, the Term A Loan Commitment or the Term B Loan Commitment of any Lender hereunder or permit the Company to assign its rights or obligations under this Agreement;

(d) increase the percentages applicable to any component of the Borrowing Base; or

(e) amend this Section 13.4.

No amendment of any provision of this Agreement relating in any way to the Senior Administrative Agent or any of the Letters of Credit shall be effective without the written consent of the Senior Administrative Agent or the relevant Issuing Bank, as the case may be. The Senior Administrative Agent may waive payment of the fee required under Section 12.3(b) without obtaining the consent of the any of the Lenders. No delay or failure or other course of conduct by the Senior Administrative Agent or any Lender in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right.

13.5.	Duplicate Originals and Revival and Reinstatement of Obligations.

(a) Multiple duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

(b) If the incurrence or payment of any Obligations by the Company or any Subsidiary or the transfer to any Lender and/or the Senior Administrative Agent of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively a “Voidable Transfer”), and if any Lender and/or the Senior Administrative Agent or Administrative Agent is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that such Lender(s) and/or the Senior Administrative Agent or Administrative Agent is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of such Lender(s) and/or the Senior Administrative Agent or Administrative Agent related thereto, the liability of the Company and its Subsidiaries automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.6.	Enforceability and Governing Law.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No delay or omission on the part of the Senior Administrative Agent, the Administrative Agent or any of the Lenders in exercising any right shall operate as a waiver of such right or any other right. All of the Senior Administrative Agent’s, the Administrative Agent’s or any Lender’s rights and remedies, whether evidenced hereby or by any other agreement or instrument, shall be cumulative and may be exercised singularly or concurrently. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

13.7.	Fiscal Year.

The Fiscal Year of the Company and its Subsidiaries begins January 1 and ends December 31 of each calendar year, and the Company will not change such Fiscal Year without the prior written consent of the Senior Administrative Agent and the Required Lenders.

13.8.	Consent to Jurisdiction and Waiver of Objection to Venue.

The Company, the Senior Administrative Agent, the Administrative Agent, each Lender and each Issuing Bank hereby agree that any legal action or proceeding with respect to this Agreement, the Notes or the other Loan Documents or the transactions contemplated hereby may be brought in any State or Federal court of competent jurisdiction in the State, County and City of New York, and the Company, the Senior Administrative Agent, the Administrative Agent, each Lender and each Issuing Bank hereby irrevocably submit to and accept generally and unconditionally the nonexclusive jurisdiction of those courts with respect to its person, property and revenues and irrevocably consent to service of process in any such action or proceeding by the mailing thereof by U.S. mail to the designated party at the address referenced in Section 13.1 hereof.

The Company, the Senior Administrative Agent, the Administrative Agent, each Lender and each Issuing Bank hereby irrevocably waive any objection to the laying of venue of any such suit or proceeding in the above described courts, and unconditionally waive and agree not to plead or claim that any such suit or proceeding brought in any such court has been brought in an inconvenient forum, provided, that this provision shall not preclude any party from seeking to consolidate actions brought against it.

Nothing in this paragraph shall affect the right of the Senior Administrative Agent, the Administrative Agent, any Lender or any Issuing Bank to serve process in any other manner permitted by law or limit the right of the Senior Administrative Agent, the Administrative Agent, any Lender or any Issuing Bank to bring any such action or proceeding against the Company or to obtain execution on any judgment in any other jurisdiction or in any other manner permitted by law.

13.9.	Waiver of Jury Trial.

THE PARTIES ACKNOWLEDGE THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE BETWEEN THE PARTIES, THE COMMERCIAL NATURE OF THE TRANSACTION OUT OF WHICH THIS AGREEMENT ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS AGREEMENT OR TO ANY OF THE OTHER INSTRUMENTS OR DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

13.10.	Confidentiality.

The Senior Administrative Agent, the Administrative Agent and each Lender shall hold all non-public information obtained pursuant to the requirements hereof and identified as such by the Company in accordance with the customary procedures of the Senior Administrative Agent, the Administrative Agent and each of the Lenders respectively for handling confidential information of this nature and in accordance with safe and sound banking practices, and in any event may make disclosures reasonably required by a bona fide Participant or co-lender in connection with the contemplated participation or assignment, or as required or requested by any Governmental Authority or any representative thereof, or pursuant to any legal process, or to its accountants, lawyers and other advisors.

13.11.	Indemnification of Agents.

The Company shall indemnify each of the Senior Administrative Agent and Administrative Agent (in each such Person’s capacity as Senior Administrative Agent or Administrative Agent, as applicable), the Issuing Banks and the Lenders from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against such Person in any litigation, proceeding or investigation instituted or conducted by any Governmental Authority or any other Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, this Agreement or in any other Loan Document, whether or not the Senior Administrative Agent or Administrative Agent, as applicable, is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of Senior Administrative Agent or Administrative Agent, as applicable, as determined in a final, non-appealable judgment by a court of competent jurisdiction. The indemnities provided for in this Section 13.11 shall survive the termination of this Agreement and the indefeasible payment of the Obligations in full.

13.12.	Marshaling; Payments Set Aside.

None of the Senior Administrative Agent, the Administrative Agent, any Lender or the Issuing Banks shall be under any obligation to marshal any property in favor of the Company, any Subsidiary thereof, any party to this Agreement or any other party or against or in payment of any or all of the Obligations or the Secured Obligations. To the extent that the Company or any Subsidiary thereof makes a payment or payments to the Senior Administrative Agent, the Administrative Agent, the Lenders or the Issuing Banks, or any such Person receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

13.13.	Patriot Act.

Each Lender, Senior Administrative Agent and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of Company and other information that will allow such Lender, the Senior Administrative Agent or the Administrative Agent, as applicable, to identify Company in accordance with the Patriot Act.

13.14.	Original Issue Discount.

The Company and the Term B Lenders agree that the Term B Loan Notes are issued with original issue discount pursuant to the Internal Revenue Code and that for each year the Term B Loans are outstanding, the Company shall issue to the applicable Term B Lenders United States Internal Revenue Service Form 1099 OID in respect thereof.

14.	DEFINITIONS

14.1.	Accounting Terms.

As used in this Agreement, and any promissory notes, certificates, reports or other documents made or delivered pursuant hereto, accounting terms not defined in this Agreement shall have the respective meanings given to such terms under GAAP. “GAAP” means generally accepted accounting principles consistently applied set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect on the date hereof.

14.2.	Other Definitional Provisions.

(a) The words “hereof,” “herein,” and “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Whenever required by the context of this Agreement, the Notes or other Loan Documents executed in connection herewith, the singular shall include the plural, and vice versa and the masculine and feminine genders shall include the neuter gender and vice versa.

14.3.	Defined Terms.

“Acquisition” means any transaction, or any series of related transactions, by which the Company or any of its Subsidiaries (a) acquires any going business, line of business or division or all or substantially all of the assets of any other Person or division thereof whether through purchase of assets, merger or otherwise, or (b) acquires directly or indirectly (in one transaction or in a series of transactions) at least a majority of ownership or voting power of the securities, partnership interests, membership interests or other interests of a Person which have ordinary voting power for the election of directors, partners, managers or other equivalent controlling Persons.

“Adjusted Consolidated Net Income” means Consolidated Net Income excluding any amortization related to any fees or other disbursements chargeable to the Company under any of the Loan Documents or the Warrant Documents, including without limitation, any closing fees, expenses, charges, attorneys’ and financial advisors’ fees and disbursements.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of one-sixteenth of one percent (1/16 of 1%) (i) (a) the rate per annum rounded to the nearest one-hundredth of one percent (1/100 of 1%) equal to the rate determined by the Senior Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause(a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%) equal to the rate determined by the Senior Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan, for which the Adjusted LIBOR Rate is being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date as determined by the Senior Administrative Agent in accordance with its customary practices, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Adjusted LIBOR Rate Margin” means four and one-quarter percent (4.25%) per annum.

“Administrative Agent” is defined in the Preamble.

“Administrative Agent Concentration Account” means account number 0189-2397124 of the Company at Huntington, into which all funds from the Deposit Accounts at Deposit Account Banks may be transferred on a daily basis in accordance with Section 8.22, and which shall be under the sole dominion and control of the Administrative Agent; provided that all amounts deposited therein shall be held by the Administrative Agent as Cash Collateral for the benefit of the Senior Administrative Agent, the Administrative Agent, the Lenders, the Issuing Banks and the other holders of the Notes and shall be subject to the terms of this Agreement.

“Administrative Agent Letter Agreement” means the fee letter dated as of the Closing Date from the Administrative Agent and accepted and agreed to by the Company.

“Affiliate” has the meaning specified in Section 8.32.

“Agent” means each of the Administrative Agent and the Senior Administrative Agent.

“Agreement” is defined in the Preamble.

“Applicable Base Rate Margin” means three and one-quarter percent (3.25%) per annum.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency Liabilities” (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable Unused Commitment Fee Rate” means one-half of one percent (0.50%) per annum.

“Approved Joint Venture” means (a) any Person (i) in which (A) the Company or any Restricted Subsidiary and (B) M/I Schottenstein Homes, Inc., Homewood Corporation, Rockford Homes, Inc. or Joshua Investment Company (or any combination thereof) are the sole owners or partners, (ii) for which the Company or any Restricted Subsidiary has guaranteed in full or is otherwise liable for the entire amount of all Letters of Credit issued on behalf of such Person, and (iii) for which the Company or a Restricted Subsidiary acts as managing partner or similar manager, as applicable, or (b) any other Person in which the Company or any Restricted Subsidiary has an Investment in Joint Venture for which (i) the Company or any Restricted Subsidiary acts as managing partner, manager or similar controlling Person, as applicable, (ii) the Senior Administrative Agent for the benefit of the Lenders has received guaranty agreements or other undertakings satisfactory to the Senior Administrative Agent in an aggregate amount not less than the full amount of any Letter of Credit issued on account of such entity, and (iii) such entity satisfies the following conditions to the satisfaction of the Senior Administrative Agent and the Required Lenders: (A) the Senior Administrative Agent shall have reviewed and approved the financial statements and financial condition of the other partners, investors, shareholders or members as the case may be, in such joint venture, including confirmation of the absence of any borrowings by such Person (other than purchase money seller financing in an amount not to exceed the purchase price of any undeveloped real property), (B) the Senior Administrative Agent shall have reviewed and approved the Constituent Documents or other evidence of the Company’s or its Restricted Subsidiary’s ownership interest in such Person, (C) such joint venture shall have executed and delivered to the Senior Administrative Agent an application and agreement for standby Letter of Credit for such entity in form satisfactory to the Senior Administrative Agent, (D) the Senior Administrative Agent shall have reviewed and approved resolutions or other indicia of authority for those persons signing on behalf of such Person, (E) execution and delivery of a guaranty agreement in form acceptable to the Senior Administrative Agent by each of the partners or owners in such entity, (F) the Senior Administrative Agent shall have reviewed and approved resolutions or other indicia of authority of those persons executing such guaranty agreements, (G) the Senior Administrative Agent shall have reviewed and approved any other documents, instruments or agreements deemed necessary by the Senior Administrative Agent with respect to the issuance of such Letters of Credit in respect of such Person or the other partner or owner therein, and (H) the Senior Administrative Agent shall have received evidence that all of the real property owned by such entity is located in the State of Ohio or any state contiguous thereto.

“Arm’s Length Contract” means any effective and existing, executed arm’s-length, bona fide purchase contract for the sale of residential real estate of the Company or a Restricted Subsidiary or the purchase of real estate by the Company or a Restricted Subsidiary, as the case may be.

“Assigned Interests” is defined in Section 1.2(b).

“Assignment and Acceptance” means an assignment and acceptance in substantially the form of Exhibit E attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Senior Administrative Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C., § 101 et seq.), as amended from time to time, and any successor statute thereto, including (unless the context requires otherwise) any rules or regulations promulgated thereunder.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the Prime Rate; and

(b) the sum of (i) one-half of one percent (0.50%) per annum plus (ii) the Federal Funds Rate in effect on such day.

“Base Rate Loan” means any Loan denominated in Dollars which bears interest at a rate determined by reference to the Base Rate.

“Board Observers” is defined in Section 9.2.

“Board of Directors” means the Board of Directors of any Person.

“Borror Group” means (a) any corporation, partnership, entity or trust in respect of which Donald A. Borror and/or his lineal descendants directly or indirectly (i) exercise voting control and (ii) have a majority of the beneficial interests thereof, (b) any individual shareholder of BRC as of the date of this Agreement, (c) any lineal descendant of Donald A. Borror or (d) any combination thereof.

“Barrows Mortgage” means that mortgage listed on Schedule 7.10 as of the Closing Date in favor of Robert G. Barrows, trustee, over real property located in Delaware County, Berlin Township, Ohio.

“Borrowing Base” is defined in Section 2.1.

“BRC” means BRC Properties Inc., an Ohio corporation.

“Business Day” means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (a) in New York, New York, and (b) in the case of a LIBOR Rate Loan, in London, England.

“Call Protection Expiry Date” is defined in Section 3.3(d).

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that person as lessee (or the equivalent) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Collateral” means cash or Cash Equivalents held by the Senior Administrative Agent, the Administrative Agent, any Issuing Bank or any of the Lenders as security for the Secured Obligations.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least ninety five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Document” shall mean any certificate, agreement or other document executed by the Company or any Subsidiary thereof in respect of the Cash Management Obligations of the Company or any Subsidiary thereof.

“Cash Management Obligation” shall mean, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Senior Administrative Agent, the Administrative Agent, any Lender or any affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Central Ohio” means any area within a 60 mile radius from the Company’s corporate headquarters in Franklin County, Ohio.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit H.

“Change in Control” means (a) the replacement of a majority of the Board of Directors of the Company or BRC from the directors who constituted the Board of Directors on the date of this Agreement for any reason other than death or disability, and such replacement shall not have been approved by the Board of Directors of the Company or of BRC, as the case may be, as constituted on the date of this Agreement (or as changed over time with the approval of the Board of Directors of such entity); or (b) a Person or Persons (other than any of the Borror Group) acting in concert, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, exercise of the stock pledge or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of equity securities of the Company or BRC representing more than 29% of the combined voting power of the outstanding securities of the Company or BRC, as applicable, ordinarily having the right to vote in the election of directors from the beneficial owners as of the date hereof; or (c) the failure of the Borror Group at any time to (i) have (on a fully diluted basis)

beneficial ownership and voting control of (A) 30% of the outstanding equity securities of the Company or (B) the majority of the outstanding equity securities of BRC, as the case may be, or (ii) Control the Company.

“Closing Date” means the date on which the Term Loans are restructured hereunder, subject to fulfillment of the conditions precedent to the satisfaction of the Senior Administrative Agent, which is expected to occur on or about December 29, 2006.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Company or any Subsidiary of the Company in or upon which a Lien is granted under any of the Security Documents as security for the Obligations (and shall exclude the Excluded Property).

“Commitments” means the sum of the Revolving Loan Commitments, the Term A Loan Commitments and the Term B Loan Commitments.

“Committed Term B Lenders” is defined in Section 5.3(f)(i).

“Company” is defined in the Preamble.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment (including the portion of liabilities under any Capital Lease that is or should be capitalized in accordance with GAAP) or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of the Company and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash, Cash Equivalents and Consolidated Real Estate Inventory.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding Consolidated Total Debt.

“Consolidated EBITDA” means, for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis equal to (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) charges for federal, state, local and foreign income taxes, and (iv) depreciation and amortization expense and non-cash charges which were deducted in determining Consolidated Net Income, minus (B) the sum of (i) any non-cash income and (ii) any interest income.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for the Company and its Subsidiaries on a consolidated basis equal to: (i) the sum, without duplication, of the amounts for such period of: (A) Consolidated EBITDA, plus (B) interest income, plus, (C) other non-ordinary course income, plus (D) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of: (A) voluntary and scheduled repayments of Consolidated Total Debt, including mandatory prepayments plus (B) Consolidated Capital Expenditures, plus (C) Consolidated Cash Interest Expense, plus (D) the change in Consolidated Real Estate Inventory, plus (E) provisions for current taxes based on income of the Company and its Subsidiaries and payable in cash with respect to such period.

“Consolidated Gross Profit” means with respect to the Company and its Subsidiaries on a consolidated basis all profits which, in accordance with GAAP, would be classified upon a balance sheet as gross profits for any period, plus (i) the sum, without duplication, of the amounts for such period of: (A) any loss resulting from sales of Land, (B) any write-down of Consolidated Real Estate Inventory, and (C) any capitalized interest, minus (ii) any gain on sales of Land.

“Consolidated Interest Expense” means, for any period (without duplication), all interest incurred, accrued, or paid on a consolidated basis for the Company and its Subsidiaries, regardless of (i) whether the same constitutes interest expense under GAAP, and (ii) whether such interest is accrued, expensed, capitalized, paid in cash or other property, or scheduled to be paid or accrued, and, includes, without limitation, the interest component of capital lease obligations for such period, all bank fees, commissions, discounts and other fees and charges owed with respect to the Letters of Credit and net costs under interest rate contracts.

“Consolidated Net Income” means, for any period on a consolidated basis for the Company and its Subsidiaries, the net income (or loss) after taxes for such period taken as a single accounting period, determined in conformity with GAAP.

“Consolidated Real Estate Inventory” means, as of any date of determination, the total real estate inventory of the Company and its Subsidiaries on a consolidated basis that may properly be classified as real estate inventory in conformity with GAAP, excluding the excess of (i) cash proceeds received on Land sales minus (ii) mandatory prepayment resulting from Land sales minus (iii) any non-cash charges to inventory such as write-downs in inventory values.

“Consolidated Tangible Net Worth” means the consolidated stockholders’ equity of the Company and its consolidated Subsidiaries, minus the sum of all the following: (a) the excess of cost over the value of net assets of purchased businesses, rights, and other similar intangibles, (b) organization expenses, (c) intangible assets (to the extent not reflected in the foregoing), (d) goodwill, (e) deferred charges or deferred financing costs, (f) loans or advances to and/or accounts receivable or notes receivable from affiliates (other than funds in escrow due from affiliates in connection with holdbacks or other amounts to ensure the completion of performance for the sale of residential dwellings), (g) non-compete agreements, and (h) to the extent included in stockholders’ equity, minority interests in any Subsidiaries held by other persons or entities.

“Consolidated Total Debt” means, as at any date of determination the aggregate amount of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Constituent Documents” means with respect to any entity, (i) the articles or certificate of incorporation or organization or partnership agreement (or equivalent organizational documents) of such entity, (ii) the by-laws or operating agreement (or equivalent governing documents) of such entity and (iii) any document setting forth the designation, amount or relative rights, limitations and preferences of any class or series of Equity Interests.

“Contingent Obligations” means any agreement, undertaking or arrangement by which the Company or any Subsidiary assumes, guaranties, endorses, agrees to provide funding, or otherwise becomes or is contingently liable upon the obligation or liability of any other Person.

“Continuation/Conversion Notice” means a Continuation/Conversion Notice in the form of Exhibit C.

“Control” means the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed to have “control” of another Person if it is a “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 of the Securities Exchange Act of 1934, as amended) or a member of a “group” that is the beneficial owner, directly or indirectly, of 30% or more of the voting equity securities in such Person.

“Cost” means, with respect to any item of personal or real property, the amount reflected on a consolidated balance sheet of the Company as the book value of such property in accordance with GAAP, which amount shall include all additional investments, expenditures and improvements made with respect to such property.

“Covered Tax” means any Tax other than a “tax on the overall net income” (as defined in Section 3.7) of a Lender, an Issuing Bank or an Agent.

“Credit Party” is defined in Section 3.20(a).

“Decision Period” is defined in Section 8.24.

“Decision Reserve” is defined in Section 8.24.

“Decreasing Term Lenders” is defined in Section 1.2(b).

“Deposit Account Banks” has the meaning specified in the Security Agreement.

“Deposit Account Control Agreement” has the meaning specified in the Security Agreement.

“Deposit Account” has the meaning specified in the Security Agreement.

“Designated Board Members” is defined in Section 9.2.

“Developed Lots” is defined in Section 2.2.

“Disqualified Equity Interests” means Equity Interests that, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) are convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the first anniversary of the Final Maturity Date, (c) contain any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) require cash dividend payments prior to one year after the Final Maturity Date, (e) do not provide that any claims of any holder of such Equity Interests may have against the Company or any other Loan Party (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner satisfactory to the Senior Administrative Agent, (f) provide the holders of such Equity Interests thereof with any rights to receive any cash upon the occurrence of a Change in Control prior to the first anniversary date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, (g) are prohibited by the terms of this Agreement.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Dominion Market” means Central Ohio, the metropolitan Louisville, Kentucky area and the metropolitan Lexington, Kentucky area.

“Effective Assignment Date” is defined in Section 12.3(b).

“Eligible” with respect to real estate is defined in Section 2.4, and “Eligible” with respect to Investments in Joint Ventures is defined in Section 2.5.

“Eligible Assignee” means (a) any Lender or any Affiliate (other than a natural person) of a Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $100,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, and (d) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $100,000,000, and (e) any investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses.

“Eligible Lumber Inventory” is defined in Section 2.3.

“Enforcement Notice” means any notice (i) delivered by the Required First Lien Lenders pursuant to the first sentence of Section 5.3(c) and (ii) delivered by the Administrative Agent pursuant to Section 10.2(a)(ii), (iii) or (iv).

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. §1801, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §2601, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901, et seq.), the Water Quality Act of 1987, as amended (33 U.S.C. §1251, et seq.), the Clean Water Act, as amended (33 U.S.C. §1321 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sec. 136, et seq.), the National Environmental Policy Act of 1969, as amended (42 U.S.C. Sec. 4321, et seq.), and the Clean Air Act, as amended (42 U.S.C. §7401, et seq.), and any other federal, state or local statute, ordinance, law, code, rule, regulation or order regulating or imposing liability (including strict liability) or standards of conduct regarding Hazardous Substances.

“Equity Interests” means membership interests in a limited liability company, shares of common stock, partnership interests, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equipment” shall have the meaning ascribed thereto in the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“Event of Default” is defined in Section 10.1.

“Excluded Property” means in respect of the Company or any Restricted Subsidiary (a) Equipment that is, and continues to be, subject to a Lien permitted under Section 8.4 hereof, if the contract or other agreement pursuant to which such Lien is granted contains an enforceable prohibition on the creation of any Lien on such Equipment in favor of the Administrative Agent; (b) any Equity Interest representing an Investment permitted under Section 8.11 hereof, if the organizational or operating documents pursuant to which such Equity Interest is issued or governed contain an enforceable prohibition on the creation of any Lien on such Equity Interest in favor of the Administrative Agent; in each case, only to the extent, and for so long as, such prohibition is not removed, terminated or rendered unenforceable or otherwise deemed ineffective by applicable law, (c) any lease of any Real Property Parcel constituting a Model Home and any other Real Property Parcel with a lease term (including renewals) of less than three (3) years, (d) the Real Property Parcel subject to the Mortgage related to the promissory note dated August 11, 2005 by the Company in favor of Robert G. Barrows Trustee, and (e) each item of personal property or Real Property Parcel listed on Schedule 5.2 hereto; provided, however, that in no case shall “Excluded Property” include (i) the right to receive any payment of money (including, without limitation, general intangibles for money due or to become due); and (ii) any proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions or replacements of any of the foregoing.

“Existing Loan Documents” is defined in Section 1.1.

“Existing Letters of Credit” means the Letters of Credit issued by Huntington that are outstanding as of the Closing Date and are listed on Schedule 1.4 hereto, and any extensions thereof in accordance with the terms hereof.

“Federal Funds Rate” means, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations to such day on such transactions received by the Senior Administrative Agent from three federal funds brokers of recognized standing selected by the Senior Administrative Agent.

“Final Maturity Date” means the latest of the Revolving Loan Commitment Maturity Date, the Term A Loan Maturity Date and the Term B Loan Maturity Date.

“Financial Officer” is defined in Section 9.1(a).

“Financial Plan” is defined in Section 9.1(j).

“First Lien Loans” is defined in Section 3.1(a).

“First Lien Lenders” means the Revolving Lenders and the Term A Lenders.

“First Lien Obligations” means the Revolving Loan Obligations and the Term A Loan Obligations.

“First Lien Secured Parties” means the Senior Administrative Agent, the Administrative Agent, the First Lien Lenders and the Issuing Banks.

“Fiscal Quarter” means any fiscal quarter of the Company.

“Fiscal Year” means any Fiscal Year of the Company and its Subsidiaries.

“Free Cash Flow” means, for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis equal to: (i) the sum, without duplication, of the amounts for such period of: (A) Consolidated EBITDA, plus (B) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of: (A) Consolidated Capital Expenditures, plus (B) Consolidated Cash Interest Expense, plus (C) any change in Consolidated Real Estate Inventory, plus (D) any corporate tax refund received by the Company and its Subsidiaries with respect to the 2007 Fiscal Year.

“GAAP” is defined in Section 14.1.

“GMAC Parcel” means any parcel of land which has been conveyed to GMAC Model Home Finance, Inc. or any affiliate thereof pursuant to that certain Second Amended and Restated Master Sale and Rental Agreement effective as of September 10, 2004 among the Company, Dominion Homes of Kentucky, Ltd. and GMAC Model Homes Finance, Inc., as the same may be amended from time to time.

“Governmental Authority” means any arbitrator or court, government, state, or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” shall mean all current and future Subsidiaries of the Company that are or become party to the Subsidiary Guaranty, and “Guarantor” shall mean any one of them.

“Hazardous Substances” means and includes all hazardous and toxic substances, wastes, materials, compounds, pollutants and contaminants (including, without limitation, asbestos, polychlorinated biphenyls, and petroleum products) which are included under or regulated by any Environmental Laws, but does not include such substances as are permanently incorporated into a structure or any part thereof in such a way as to preclude their subsequent release into the environment, or the permanent or temporary storage or disposal of household hazardous substances by tenants, and which are thereby exempt from or do not give rise to any violation of any Environmental Laws.

“Hedging Obligations” means any and all obligations of a Person, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Home Work-in-Process” is defined in Section 2.9.

“Homes” means single-family residential dwellings of the Company and its Restricted Subsidiaries that have been fully constructed and are available and held for sale by the Company or its Restricted Subsidiaries to customers in the ordinary course of business.

“Huntington” is defined in the Preamble.

“Huntington Letter of Credit Application” is defined in Section 1.4(c)(i).

“Increasing Term Lenders” is defined in Section 1.2(b).

“Indebtedness” means, with respect to any Person (a) all indebtedness, obligations or other liabilities (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade) which in accordance with GAAP should be classified upon such Person’s balance sheet as liabilities, including, without limitation (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) payable out of the proceeds or production of property owned by such Person, or in respect of obligations to redeem, repurchase or exchange any securities or to pay dividends in respect of any stock, (iii) with respect to Letters of Credit issued, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, or (v) in respect of capital leases; (b) all indebtedness, obligations or other liabilities secured by a Lien on any property, whether or not such indebtedness, obligations or liabilities are assumed by the owner of the same; (c) all indebtedness, obligations or other liabilities in respect of Hedging Obligations interest rate contracts and currency agreements, net of liabilities owed by the counterparties thereon and (d) all Disqualified Equity Interests.

“Independent Committee” is defined in Section 8.32.

“Installment” is defined in Section 3.2.

“Installment Date” is defined in Section 3.2.

“Insurance Sub” means Dominion Structural Warranty Company, LLC and any other domestic Subsidiary formed by the Company or a Restricted Subsidiary for the purpose of insuring residential structural warranties of the Company and its Subsidiaries.

“Interest Payment Date” means in respect of the Loans: (a) for Base Rate Loans, the date that is quarterly in arrears from the date of the borrowing of the Base Rate Loans (b) for the Term B Loans, quarterly in arrears on the last day of each March, June, September and December and (c) for LIBOR Rate Loans, the last day of each Interest Period applicable to such LIBOR Rate Loan; provided, as to any LIBOR Rate Loan having an Interest Period of longer than 3 months, the Interest Payment Date shall be each day that is three months after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” means:

(a) With respect to any Base Rate Loan, an initial period commencing, as the case may be, on the day such an advance shall be made by the Senior Administrative Agent, or on the day of conversion of any then outstanding advance to an advance of such type, and ending the last day of each month and on the day of conversion to an advance of a different type.

(b) With respect to any LIBOR Rate Loan, an initial period commencing, as the case may be, on the day such an advance shall be made by the Senior Administrative Agent, or on the day of conversion of any then outstanding advance to an advance of such type, and ending on the date one, two, three or six months thereafter, as the Company may elect pursuant to this Agreement; provided, that (i) any Interest Period with respect to a LIBOR Rate Loan that shall commence on the last Business Day of the calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the respective subsequent calendar month; and (ii) each Interest Period with respect to a LIBOR Rate Loan that would otherwise end on a day which is not a Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, shall end on the immediately preceding Business Day. Notwithstanding the provisions of paragraphs (a) and (b) above, no Interest Period shall be permitted which would end after the Revolving Loan Commitment Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means any loan, advance, extensions of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit accounts or contribution of capital in or to any other entity or any investment in, or purchase or other acquisition of, the stock, partnership interests, ownership interests in any limited liability company, notes debentures, or other securities of any other entity.

“Investments in Joint Ventures” is defined in Section 2.5.

“Issuing Bank” means with respect to each Letter of Credit, Silver Point or Huntington, as the case may be, and “Issuing Banks” means Silver Point and Huntington, collectively.

“Land” shall mean, in respect of any Person, all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Company or any Subsidiary thereof, as reflected in the most recent financial statements) by such Person.

“Land Deposits” means the sum of down payments, deposits, or other funds paid pursuant to noncancellable, Arm’s Length Contracts for the purchase of real property by the Company or any Subsidiary.

“L/C Cash Collateral Account” means the account maintained by the Senior Administrative Agent or an Issuing Bank for the purpose of holding Cash Collateral for the Letter of Credit Obligations.

“Lenders” and “Lender” is defined in the Preamble.

“Letter of Credit” is defined in Section 1.4(a).

“Letter of Credit Application” is defined in Section 1.4(c)(ii).

“Letter of Credit Obligations” means, at any time, the sum of (a) Reimbursement Obligations, plus (b) the aggregate undrawn stated amount of all outstanding Letters of Credit, plus (c) the aggregate stated amount of all Letters of Credit requested hereunder, but not yet issued or rejected.

“Letters of Credit Outstandings” means, as at any date of determination and without duplication, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Banks the repayment of which shall not, at such time, have been funded with a drawing of a Revolving Loan.

“Leverage Ratio” means, for any period, the ratio of the outstanding principal amount of the Loans (including any Term B Loan PIK Amount) to Free Cash Flow for such period.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Lien Enforcement Action” means (a) any action by the Senior Administrative Agent, the Administrative Agent or any Lender to foreclose on the Lien of such Person in any of the Collateral or exercise any right of repossession, levy, attachment, setoff or liquidation against such Collateral, (b) any action by Senior Administrative Agent, the Administrative Agent or any Lender to take possession of, sell or otherwise realize (judicially or non judicially) upon any of the Collateral (including by setoff or notification of account debtors), or (c) the commencement by the Senior Administrative Agent, the Administrative Agent or any Lender of any legal proceedings against or with respect to any of the Collateral to facilitate the actions described in (a) and (b) above.

“LIBOR Rate Loan” means any Loan hereunder that bears interest at a rate calculated with a reference to the Adjusted LIBOR Rate.

“Loan Document” and “Loan Documents” means this Agreement, any Security Document, the Notes, the Subsidiary Guaranty, the Senior Administrative Agent Letter

Agreement, the Administrative Agent Letter Agreement, each Letter of Credit Application, reimbursement agreements in respect of any Letter of Credit, agreement in respect of Hedging Obligations or any Cash Management Document to which the Company or any Subsidiary thereof and the Senior Administrative Agent, the Administrative Agent, any Issuing Bank, any Lender or any affiliate of any of them is a party, and each certificate, agreement or document executed by the Company or any Subsidiary thereof and delivered to the Senior Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Parties” means the Company and its Restricted Subsidiaries collectively, and “Loan Party” means each of them individually.

“Loans” means, with respect to a Lender, such Lender’s portion of any Term Loans made pursuant to Section 1.2(a) hereof and such Lender’s portion of any Revolving Loans made pursuant to Section 1.3(a) hereof, and collectively, all Term Loans and Revolving Loans, whether held or continued as or converted to Base Rate Loans or LIBOR Rate Loans.

“Lots Under Development” is defined in Section 2.6.

“Material Adverse Effect” means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Subsidiary to perform its obligations under this Agreement, any Loan Document or any document, agreement, guaranty, or instrument executed in connection herewith, or (c) the ability of the Senior Administrative Agent, the Administrative Agent or the Lenders to enforce the terms of this Agreement, or any document, agreement, guaranty, or instrument executed in connection herewith.

“Material Subsidiary” means any Subsidiary in which the sum of the Company’s (a) Investment in such Subsidiary and (b) Contingent Obligations with respect to such Subsidiary equals or exceeds $250,000.

“Minimum Net Worth” means, for any period, the book value of the Equity Interests of the Company as of the Fiscal Quarter ending December 31, 2006 as reflected on a consolidated balance sheet of the Company in accordance with GAAP plus the cumulative Adjusted Consolidated Net Income for each period ending on or after the Fiscal Quarter ending March 31, 2007.

“Model Homes” is defined in Section 2.7.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgages” means, collectively, each open-end mortgage, assignment of rents, security agreement and fixture filing (or deed of trust) from the Company or any Subsidiary thereof in favor of the Administrative Agent for the benefit of the Senior Administrative Agent, the Administrative Agent, the Issuing Banks, the Lenders and the other holders of any Note, as the same may be amended from time to time.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, fiscal quarter, or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Cash Proceeds” means (i) proceeds received by the Company or any of its Subsidiaries in cash or Cash Equivalents from the sale, assignment or other disposition of (x) any Real Property Parcel, (y) other assets or property of the Company or such Subsidiary or (z) any GMAC Parcel net of (A) the reasonable cash costs and expenses of sale, assignment or other disposition and (B) taxes paid or payable as a result thereof; provided that, at the request of the Senior Administrative Agent, the Company shall provide evidence of each of (A) and (B) to the Senior Administrative Agent; (ii) proceeds of insurance on account of the loss of or damage to any such Property, and payments of compensation for any such Property taken by condemnation or eminent domain, to the extent such proceeds or payments are required pursuant to Section 8.24 to be applied to prepay the Loans; and (iii) proceeds received by the Company or any of its Subsidiaries in cash or Cash Equivalents from (A) the issuance of any Equity Interests by the Company or any Subsidiary (other than any such issuance occurring in the ordinary course of business to any past or present member of the management or board of directors of the Company in connection with such Person’s employment or service with the Company or any such issuance occurring in connection with an Investment made by the Company in any Subsidiary), or any other additions to the equity of the Company (other than retained earnings) or any contributions to capital of the Company or (B) issuance of any Indebtedness by the Company or any Subsidiary (except for such Indebtedness permitted under clauses (a), (b) and (d) of Section 8.5), in each case net of reasonable costs incurred in connection with such transaction; provided that, upon the request of the Senior Administrative Agent, evidence of such costs is provided to the Senior Administrative Agent.

“Noncancellable Land Commitments” means the amount of the obligations of the Company and its Subsidiaries with respect to the unpaid purchase price of noncancellable contracts for the purchase of real property.

“Notes” means the Revolving Loan Notes and the Term Loan Notes or any of them as the context may require.

“Notice of Assignment” is defined in Section 12.3(b).

“Notice of Borrowing” means the irrevocable notice of borrowing in the form attached hereto and made a part hereof as Exhibit C or such other form satisfactory to the Senior Administrative Agent.

“Obligations” shall mean the Loans, Revolving Loan Commitment, Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Company or any Subsidiary thereof to the Senior Administrative Agent, the Administrative Agent, any Lender, the Issuing Banks, any affiliate of any of them or any indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a Letter of

Credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, contract or otherwise), present or future, arising under this Agreement, any other Security Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, and includes all Letters of Credit, cash management and other fees, interest (including without limitation, interest accruing following the filing of a bankruptcy petition by or against the Company or any Subsidiary at the applicable rate specified in this Agreement, whether or not interest is allowed as a claim in bankruptcy), prepayment premiums, make-whole amounts, charges, expenses, fees, attorneys’ fees and disbursements and other sums chargeable to the Company under this Agreement, any other Security Document, and all obligations of the Company to cash collateralize Letter of Credit Obligations.

“Original Term B Lenders” means the Term B Lenders signatory to this Agreement on the Closing Date.

“Ornstein Notes” means those promissory notes listed on Schedule 7.10 as of the Closing Date in favor of (i) Michael A. Ornstein and Marcus S. Ornstein, trustees of the Michele Ornstein Family Trust U/A dated July 15, 1999, (ii) Marcus S. Ornstein and (iii) Michael A. Ornstein secured by letters of credit of approximately $4,615,000.

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, documentary, excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Loan Document.

“Participant” is defined in Section 12.2(a).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Interrupt and Obstruct Terrorism (USA PATRIOT Act of 2001).

“Person” means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, business trust, or other organization whether the same constitutes a legal entity, and any Governmental Authority.

“Potential Default” means an event which, with the giving of notice, the lapse of time, or any one or more of the foregoing, would constitute an Event of Default under this Agreement.

“Premises” is defined in Section 7.12.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least seventy five percent (75%) of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Senior Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Prior Credit Agreement” is defined in the preamble.

“Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Term A Lender’s obligation to hold its Term A Loans and right to receive payments of principal, interest, fees, premiums, costs and expenses with respect thereto, from and after the making of the Term A Loans, the percentage obtained by dividing (y) the principal amount of such Term A Lender’s Term A Loans by (z) the aggregate principal amount of the Term A Loans,

(b) with respect to a Term B Lender’s obligation to hold its Term B Loans and right to receive payments of principal, interest, fees, premiums, costs and expenses with respect thereto, from and after the making of the Term B Loans, the percentage obtained by dividing (y) the principal amount of such Term B Lender’s Term B Loans by (z) the aggregate principal amount of the Term B Loans,

(c) with respect to a Revolving Lender’s obligation to make its Revolving Loans and right to receive payments of principal, interest, fees, costs and expenses with respect thereto, the percentage obtained by dividing (y) such Revolving Lender’s Revolving Loan Commitment, by (z) the aggregate amount of all Revolving Lenders’ Revolving Loan Commitments, and

(d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 11.8), the percentage obtained by dividing (i) the outstanding principal amount of such Lender’s portion of the Term Loans and Revolving Loans, plus the unused Revolving Loan Commitment of such Lender, by (ii) the outstanding principal amount of all Term Loans and Revolving Loans, plus the outstanding unused Revolving Loan Commitment; provided, however, that for purposes of determining Required A Lenders and Required B Lenders, the amounts referenced in the foregoing clause (ii) shall be determined excluding the outstanding principal amount of the Loans and outstanding Revolving Loan Commitment held by any Lender that is an Affiliate of the Company or any Subsidiary.

“Prototype Houses” means houses classified by the Company as prototype houses due to the initial construction time and the creation by the Company of certain reservations to make changes during construction and for a period of time after the houses have been sold.

“Purchase Notice” is defined in Section 5.3(f).

“Purchase Option” is defined in Section 5.3(f).

“Purchase Price” shall mean the sum of cash and Cash Equivalents paid, notes or other indebtedness given, liabilities assumed, or the fair market value of property transferred in connection with any Acquisition.

“Purchasers” is defined in Section 12.3(a).

“Qualified Joint Venture” means any corporation, partnership, limited liability company or joint venture which meets all of the following criteria (i) the interest of the Company or such Restricted Subsidiary in such entity is an Investment in Joint Venture, and (ii) the Senior Administrative Agent has approved the guaranty or limited guaranty of such entity’s Indebtedness.

“Real Estate Held for Development” is defined in Section 2.8.

“Real Property Parcel” means, in respect of any Person, any Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of such Land, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, and all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Register” is defined in Section 12.3(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” means the aggregate non-contingent reimbursement or repayment obligations of the Company, a Restricted Subsidiary or any Approved Joint Venture with respect to amounts drawn under Letters of Credit issued for the account of the Company, a Restricted Subsidiary or any Approved Joint Venture.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor. With respect to Silver Point, Related Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which Silver Point may leverage its investments from time to time.

“Related Obligation” has the meaning specified in Section 11.14(e).

“Replacement Issuing Bank” means any financial institution providing a Replacement Letter of Credit Facility in accordance with the requirements of Section 1.4(g).

“Replacement Letter of Credit Facility” is defined in Section 1.4(g).

“Replacement Letters of Credit” means all Letters of Credit issued or procured, as the case may be, by any Replacement Issuing Bank issued pursuant to Section 1.4(g) hereof under any Replacement Letter of Credit Facility.

“Replacement Letters of Credit Collateral” means Collateral held by any Replacement Issuing Bank to secure reimbursement obligations of the Company and its Restricted Subsidiaries under Replacement Letters of Credit issued under any Replacement Letter of Credit Facility entered into in accordance with this Agreement having an aggregate value not to exceed the lesser of (a) the aggregate face amount of all Replacement Letters of Credit then outstanding under any Replacement Letter of Credit Facility and (b) $10,000,000.

“Required First Lien Lenders” means First Lien Lenders holding in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of the sum of the then outstanding aggregate principal amount of the sum of the First Lien Loans in effect at such time; provided, however, that in the event any First Lien Lender shall have failed to fund its Pro Rata Share of (i) any First Lien Loan requested by the Company or (ii) any First Lien Loan as requested by the Senior Administrative Agent, which such First Lien Lender is obligated to fund under the terms hereof, and any such failure has not been cured, then for so long as such failure continues, such First Lien Lender’s unfunded portion shall not count in the calculation of Required First Lien Lenders.

“Required Lenders” means, at any time each of the Required Revolving Lenders, Required Term A Lenders and Required Term B Lenders.

“Required Revolving Lenders” means Lenders holding in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of the sum of the then aggregate amount of the sum of the Revolving Loan Commitments in effect at such time; provided, however, that in the event any Revolving Lender shall have failed to fund its Pro Rata Share of (i) any Revolving Loan requested by the Company or (ii) any Revolving Loan as requested by the Senior Administrative Agent, which such Revolving Lender is obligated to fund under the terms hereof, and any such failure has not been cured, then for so long as such failure continues, such Revolving Lender’s unfunded portion shall not count in the calculation of Required Revolving Lenders.

“Required Term A Lenders” means Term A Lenders holding in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of the then aggregate outstanding principal amount of Term A Loans in effect at such time.

“Required Term B Lenders” means Term B Lenders holding in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of the then aggregate outstanding principal amount of Term B Loans in effect at such time.

“Response Notice” is defined in Section 3.19.

“Restricted Subsidiary” means a Subsidiary of the Company which (a) is organized and existing under the laws of any state of the United States of America, and (b) which has become obligated to the Senior Administrative Agent, the Administrative Agent, the Lenders and the

Issuing Banks under the terms of this Agreement pursuant to a supplement or guaranty agreement and other Security Documents satisfactory to the Senior Administrative Agent, in its sole and absolute discretion.

“Revolving Lenders” means, individually and collectively, the Lenders making the Revolving Loans, and “Revolving Lender” means any one of the foregoing.

“Revolving Loan” is defined in Section 1.3(a).

“Revolving Loan Availability” means, at any time, the amount by which the Revolving Loan Maximum Amount exceeds the Revolving Loan Obligations outstanding at such time.

“Revolving Loan Commitment” means, with respect to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and to participate in Letters of Credit pursuant to the terms and conditions hereof, which obligation shall not exceed the amount set forth opposite the heading Revolving Loan Commitment under such Revolving Lender’s name on Appendix A-3 attached hereto or in the Assignment and Acceptance by which it became a Revolving Lender, as modified from time to time pursuant to the terms hereof or to give effect to any applicable Assignment and Acceptance.

“Revolving Loan Commitment Maturity Date” means the earliest to occur of (a) December 29, 2010, (b) the date the Revolving Loan Commitments are permanently reduced to zero pursuant to Sections 3.3(b) and 3.17(b) and (c) the date of the termination of the Revolving Loan Commitments pursuant to Section 10.2.

“Revolving Loan Commitments” means the aggregate amount of each Revolving Loan Commitment of all the Revolving Lenders, provided that the maximum aggregate principal amount of Revolving Loans and the stated amount of the Letter of Credit Obligations shall not exceed $35,000,000, as reduced from time to time pursuant to the terms hereof; and provided further that each reduction in the Revolving Loan Commitments shall ratably reduce each Revolving Lender’s Revolving Loan Commitment.

“Revolving Loan Maximum Amount” means, at any time, the lesser of the amount of (i) the Revolving Loan Commitments or (ii) the Borrowing Base minus the aggregate outstanding principal amount (including any Term B Loan PIK Amount) of the Term Loan Obligations.

“Revolving Loan Note” and “Revolving Loan Notes” are defined in Section 4(a).

“Revolving Loan Obligations” means, at any time, the sum of (a) the outstanding principal amount of the Revolving Loans at such time, plus (b) the amount of Letter of Credit Obligations outstanding at such time plus (c) all other Obligations in respect of the foregoing clauses (a) and (b).

“ROFR Notice” is defined in Section 3.19.

“S&P” means Standard and Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Secured Obligations” means (a) any and all indebtedness, obligations, and liabilities now existing or hereafter arising of the Company or any Subsidiary thereof to the Senior Administrative Agent, the Administrative Agent, the Issuing Banks, any Lender in its capacity as a Lender under this Agreement or in any other capacity or any affiliate of such a Lender arising under or in connection with or evidenced by (i) this Agreement or any other Loan Document, including, without limitation, all Obligations, or (ii) any other agreement relating to (A) all obligations of any such Person to the Senior Administrative Agent, the Administrative Agent or any such Lender under any agreement in respect of any Hedging Obligation in connection with the Loans or any Cash Management Obligation, (B) all obligations of any such Person to the Senior Administrative Agent, the Administrative Agent or any such Lender in respect of any electronic transfers, treasury management, cash management services and deposit and disbursement account liability, and (C) all obligations of any such Person to the Senior Administrative Agent, the Administrative Agent or any such Lender arising under any guaranty issued by such Person (and in each instance above whether arising before or after the filing of a petition in bankruptcy and including all interest accrued after any such petition date), due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and (b) any and all expenses and charges, legal or otherwise, suffered or incurred by the Senior Administrative Agent, the Administrative Agent or any such Lender in collecting or enforcing any such indebtedness, obligation, and liability or in realizing on or protecting or preserving any security therefor, including, without limitation, the Lien and security interest granted by the Security Documents.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute thereto.

“Security Agreement” shall mean the Amended and Restated Security Agreement among the Company, each Guarantor and the Administrative Agent in substantially the form attached hereto as Exhibit G, as amended, modified or supplemented from time to time.

“Security Documents” shall mean the Security Agreement, the Subsidiary Guaranty, the Mortgages, the Deposit Account Control Agreements, pledge agreements, collateral assignments, assignments of leases and rents and any other collateral document executed and delivered by the Company or any Subsidiary thereof granting a Lien on any of its property to secure payment of the Secured Obligations.

“Senior Administrative Agent” is defined in the Preamble.

“Senior Administrative Agent Letter Agreement” means the fee letter dated the Closing Date from the Senior Administrative Agent and accepted and agreed to by the Company.

“Silver Point” is defined in the Preamble.

“Silver Point Letter of Credit Application” is defined in Section 1.4(c)(ii).

“Speculative Homes” is defined in Section 2.10.

“Subsidiary” means any corporation or other entity more than 50% of the outstanding securities or other ownership interest having ordinary voting power or the equivalent thereof which shall at the time be owned or controlled, directly or indirectly, by the Company or by one or more of its Subsidiaries, and shall exclude Alliance Title Agency, Ltd. (other than in respect of financial reporting under Section 9 hereof and the financial covenants set forth in Section 8.13 hereof.

“Subsidiary Guaranty” shall mean the Second Amended and Restated Subsidiary Guaranty dated as of the date hereof from each of the Guarantors in favor of the Senior Administrative Agent, the Administrative Agent, each Lender, the Issuing Banks and each other holder of any Note in substantially the form attached hereto as Exhibit F, as the same may be amended, modified or supplemented from time to time.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, toll, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed and all interest, penalties or similar liabilities with respect thereto.

“Tax-Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to an Agent, a Lender, an Issuing Bank or a Participant or any Tax-Related Person of any of the foregoing.

“Term A Lenders” means, individually and collectively, the Lenders holding the Term A Loans, and “Term A Lender” means any one of the foregoing.

“Term A Loans” means the Loans made by the Term A Lenders on the date hereof.

“Term A Loan Amount” means $110,000,000.

“Term A Loan Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period from and after the Closing Date up to (but not including) the date that is the first anniversary of the Closing Date, 5.0% times the portion of the Term A Loan that is being prepaid and (b) during the period from and including the date that is the first anniversary of the Closing Date up to (but not including) the date that is the second anniversary of the Closing Date, 3.0% times the portion of the Term A Loan that is being prepaid.

“Term A Loan Commitment” means, with respect to each Term A Lender, its Term A Loan Commitment, and, with respect to all Term A Lenders, their Term A Loan Commitments, in each case as such Dollar amounts are set forth beside such Term A Lender’s name under the applicable heading on Appendix A-1 or in the Assignment and Acceptance pursuant to which such Term A Lender became a Term A Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.3.

“Term A Loan Maturity Date” means the earlier of (i) December 29, 2010 and (ii) the date that all Term A Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term A Loan Obligations” means all Obligations outstanding in respect of the Term A Loans.

“Term A Loan Refinancing” is defined in Section 3.19.

“Term B Lenders” means, individually and collectively, the Lenders holding the Term B Loan, and “Term B Lender” means any one of the foregoing.

“Term B Loans” means the Loans made by the Term B Lenders on the date hereof.

“Term B Loan Amount” means $90,000,000.

“Term B Loan Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period from and after the date that is the 18-month anniversary of the Closing Date up to (but not including) the two-year anniversary of the Closing Date, 9.0% times the principal amount of the Term B Loan that is being prepaid, (b) during the period from and including the date that is the two-year anniversary after the Closing Date up to (but not including) the date that is the three-year anniversary of the Closing Date, 4.0% times the principal amount of the Term B Loan that is being prepaid, (c) during the period from and including the date that is the three-year anniversary after the Closing Date up to (but not including) the date that is the four-year anniversary of the Closing Date, 3.0% (as reduced on a daily basis during such period by the result of 3% multiplied by the number of days elapsed during such period over 365) as at the end of such four-year anniversary) times the principal amount of the Term B Loan that is being prepaid.

“Term B Loan Commitment” means, with respect to each Term B Lender, its Term B Loan Commitment, and, with respect to all Term B Lenders, their Term B Loan Commitments, in each case as such Dollar amounts are set forth beside such Term B Lender’s name under the applicable heading on Appendix A-2 or in the Assignment and Acceptance pursuant to which such Term B Lender became a Term B Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.3.

“Term B Loan Obligations” means all Obligations outstanding in respect of the Term B Loans (inclusive of the Term B Loan PIK Amount).

“Term B Loan Make-Whole Premium” is defined in Section 3.3(d)(i).

“Term B Loan Maturity Date” means the earlier of (i) December 29, 2010 and (ii) the date that all Term B Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term B Loan PIK Amount” means, as of any date of determination, the amount (if any) of all interest accrued with respect to the Term B Loans that has been paid-in-kind by being added to the balance thereof in accordance with Section 3.1(c).

“Term B Loan Rate” shall mean fifteen per cent (15%) per annum.

“Term Lenders” means, individually and collectively, the “Term A Lenders” and the “Term B Lenders” and “Term Lender” means any one of the foregoing.

“Term Loan Note” and “Term Loan Notes” are defined in Section 4(b).

“Term Loan Obligations” means, collectively, the Term A Loan Obligations and the Term B Loan Obligations, and “Term Loan Obligation” means any one of the foregoing.

“Term Loans” means collectively, the Term A Loans and the Term B Loans, and “Term Loan” means any one of the foregoing.

“Transferee” is defined in Section 12.4.

“Treasury Rate” means with respect to any prepayment of a Term B Loan pursuant to Section 3.3(d), a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days prior to the applicable prepayment date (or, if such Statistical Release is no longer published, any publicly available source similar market data)) most nearly equal to the period from the applicable prepayment date to the Term B Loan Maturity Date, provided, however, that if the period from the applicable prepayment date to the Term B Loan Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

“Trigger Event” means (a) (i) the acceleration of any First Lien Obligations other than in connection with an Event of Default caused by the occurrence of a Proceeding, (ii) the receipt of a written instruction to the Senior Administrative Agent or the Administrative Agent from the Required First Lien Lenders to commence a Lien Enforcement Action or exercise remedies under Section 10.2 of the Credit Agreement or (iii) delivery of any Enforcement Notice to the Senior Administrative Agent or Administrative Agent; (b) receipt by the Senior Administrative Agent of a Trigger Notice, (c) the commencement of a Proceeding with respect to any of the Loan Parties, (d) the occurrence and continuance of an Event of Default under the Credit Agreement for a period of at least 10 continuous days, or (e) any of the Term Loan B Obligations shall not be paid in full when due and owing.

“Trigger Notice” means a notice issued by the Senior Administrative Agent with respect to a Trigger Event.

“Trigger Purchase Price” means the sum of (i) 100% of the outstanding principal balance of the First Lien Obligations (other than any Term A Loan Prepayment Premium) then outstanding and unpaid, and (iii) all accrued and unpaid interest and expenses under the Loan Documents due and payable to the Senior Administrative Agent, the Administrative Agent or the First Lien Lenders in respect of the First Lien Loans.

“UCC” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unchanged Term Lenders” is defined in Section 1.2(b).

“Uncommitted Land Holdings” shall mean the sum of all of the following in respect of the Company and its Subsidiaries, valued at the lesser of Cost or market: (a) Real Estate Held for Development, (b) Lots Under Development, (c) Developed Lots, (d) Land Deposits, (e) Noncancellable Land Commitments, and (f) the net equity investment in Investments in Joint Venture.

“Voidable Transfer” is defined in Section 13.5(b).

“Warrant Documents” means (i) that certain Warrant Purchase Agreement, dated as of the Closing Date, by and among the Company, and the purchasers named therein, (ii) those certain Warrant Certificates, dated as of the Closing Date, issued by the Company and (iii) the Registration Rights Agreement, dated as of the Closing Date, among the Company and the purchasers named therein and (iv) that certain Voting Agreement, dated as of the Closing Date, among the Company, the Original Term B Lenders and the shareholders party thereto.

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Each of the undersigned parties has signed this Agreement as of the date set forth in the Preamble hereto.

THE COMPANY:

DOMINION HOMES, INC.

By:	/s/ William G. Cornely
Name:	William G. Cornely
Its:	Senior Vice President and
Chief Financial Officer

Dominion Homes, Inc. 5000 Tuttle Crossing Blvd. Dublin, Ohio 43016-5555 Attention: William G. Cornely Senior Vice President and Chief Financial Officer Fax: (614) 356-6524

with a copy to:

Christine A. Murry, Esq. Vice President and Corporate Counsel Dominion Homes, Inc. 5000 Tuttle Crossing Blvd. Dublin, Ohio 43016-5555 Fax: (614) 761-6139

THE SENIOR ADMINISTRATIVE AGENT:

SILVER POINT FINANCE, LLC

By:	/s/ Richard Petrilli
Its:	Authorized Signatory

Notice Information:

Patricia Golden c/o Deutsche Bank 60 Wall Street 39th Floor New York, NY 10015

with a copy to:

Silver Point Finance, LLC 2 Greenwich Plaza Greenwich, CT 06830 Attention: Jennifer Poccia Fax: (203) 286-2139

THE ADMINISTRATIVE AGENT:

THE HUNTINGTON NATIONAL BANK

By:	/s/ John M. Luehmann
Its:	Vice President

Notice Information:

The Huntington National Bank, Administrative Agent 41 South High Street Columbus, Ohio 43215 Attention: John M. Luehmann, Vice President and Steven P. Clemens, Vice President Fax: (888) 403-9856

With a copy to:

Timothy E. Grady, Esq. PORTER, WRIGHT, MORRIS & ARTHUR LLP 41 South High Street Columbus, Ohio 43215 Fax: (614) 227-2100

THE ISSUING BANKS:

SILVER POINT FINANCE, LLC

By:	/s/ Richard Petrilli
Its:	Authorized Signatory

THE HUNTINGTON NATIONAL BANK

By:	/s/ John M. Luehmann
Its:	Vice President

THE LENDERS:

SILVER OAK CAPITAL, L.L.C.

By:	/s/ Jed A. Hart
Its:	Authorized Signatory

FIELD POINT I, LTD.

By:	/s/ Richard Petrilli
Its:	Authorized Signatory

SPCP GROUP, L.L.C.

By:	/s/ Richard Petrilli
Its:	Authorized Signatory

GRAND CENTRAL ASSET TRUST, SIL SERIES

By:	/s/ Beata Konopko
Its:	Attorney-In-Fact